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CANADA LIFE FINANCIAL CORPORATION

COMBINATION TRANSACTION

involving

CANADA LIFE FINANCIAL CORPORATION

and

GREAT-WEST LIFECO INC.

SPECIAL MEETING OF SHAREHOLDERS
OF CANADA LIFE FINANCIAL CORPORATION
TO BE HELD ON

May 5, 2003

NOTICE OF SPECIAL MEETING
AND
CANADA LIFE MANAGEMENT PROXY CIRCULAR

March 22, 2003

(continuation of cover page)

NOTICE TO UNITED STATES SHAREHOLDERS

        This offering is made by a Canadian issuer that is permitted, under a multijurisdictional disclosure system adopted by the United States, to prepare this Circular in accordance with Canadian disclosure requirements. Shareholders should be aware that such disclosure requirements are different from those of the United States. Financial statements included or incorporated by reference in this document have been prepared in accordance with Canadian generally accepted accounting principles, and may be subject to Canadian auditing and auditor independence standards, and, thus may not be comparable to financial statements of United States companies.

        Enforcement by Shareholders of civil liabilities under United States federal securities laws may be affected adversely by the fact that Canada Life and Lifeco are organized under the laws of a jurisdiction other than the United States, that some of their officers and directors are residents of countries other than the United States, that some or all of the experts named in this Circular may be residents of countries other than the United States, and that all or a substantial portion of the assets of Canada Life, Lifeco and such persons may be located outside the United States. Shareholders may not be able to sue Canada Life or Lifeco or their directors and officers in a foreign court for violations of U.S. securities laws. It may be difficult to compel Canada Life, Lifeco or their affiliates to subject themselves to a U.S. court's judgment.

        NONE OF THE SECURITIES ISSUABLE IN CONNECTION WITH THE TRANSACTION CONTEMPLATED HEREBY HAVE BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED ON THE ADEQUACY OR ACCURACY OF THIS CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        Certain information concerning tax consequences of the Transaction for Shareholders who are United States taxpayers is set forth in "Tax Considerations for Canada Life Shareholders — United States Federal Income Tax Considerations" and "Tax Considerations for Canada Life Shareholders — Canadian Federal Income Tax Considerations — Non-Residents of Canada". Shareholders should be aware that the transaction contemplated hereby may have tax consequences both in Canada and in the United States. Such consequences for investors who are resident in, or citizens of, the United States may not be described fully herein.

        Shareholders should be aware that Lifeco or its affiliates, directly or indirectly, may bid for or make purchases of the securities to be distributed or to be exchanged, or certain related securities, as permitted by applicable laws or regulations of Canada or its provinces or territories.

DOCUMENTS FILED AS PART OF THE U.S. REGISTRATION STATEMENT

        A registration statement (the "Registration Statement") on Form F-8 relating to the Transaction has been filed by Lifeco with the United States Securities and Exchange Commission (the "SEC") under the U.S. Securities Act. The following documents have been or will be filed with the SEC as part of the Registration Statement of which this Circular is a part, insofar as called for by the SEC's Form F-8: (i) the form of proxy accompanying this Circular; (ii) the documents listed in this Circular as being incorporated by reference herein; (iii) the Transaction Agreement, (iv) consents of accountants, actuaries, legal advisors, and financial advisors; and (v) powers of attorney pursuant to which the Registration Statement may be signed. Capitalized terms used but not defined in this paragraph have the meanings set forth in the "Glossary of Terms" which appears on pages 10-14 of this Circular.

APPROVAL BY UK AUTHORIZED INVESTMENT BANK

        The contents of this Circular and the accompanying documents have been approved solely for the purposes of section 21 of the Financial Services and Markets Act 2000 of the United Kingdom by Credit Suisse First Boston (Europe) Limited.

        Credit Suisse First Boston (Europe) Limited, which is regulated in the United Kingdom by the Financial Services Authority, is acting for Canada Life and no one else in connection with the Transaction and will not be responsible to any person other than Canada Life for providing the protections afforded to clients of Credit Suisse First Boston (Europe) Limited or for providing advice in relation to the Transaction.

NOTICE OF SPECIAL MEETING
OF SHAREHOLDERS

To: Our Shareholders

        A special meeting (the "Special Meeting") of holders of common shares ("Canada Life Shares") of Canada Life Financial Corporation ("Canada Life") will be held on Monday, May 5, 2003 at 10:30 a.m. at the Metro Toronto Convention Centre, North Building, 255 Front Street West, Rooms 105 and 106, Toronto, Ontario, Canada to:

  1.
  consider and, if deemed advisable, pass a special resolution (the "Transaction Resolution") of Canada Life shareholders to:

  (i)
  confirm an amendment of Canada Life's By-Law No. 1 providing for the change of the Canada Life Shares (other than those beneficially owned by Lifeco and its subsidiaries that have not been allocated to a segregated or other investment fund established and maintained by any such subsidiary) into exchangeable shares of Canada Life, and the automatic transfer of the exchangeable shares to Great-West Lifeco Inc. ("Lifeco") by Canada Life's shareholders for consideration per share consisting of:

  (a)
  $44.50 in cash (to an aggregate maximum of $4,372,161,384, subject to adjustment as described in the Circular); or

  (b)
  1.78 4.80% Non-Cumulative First Preferred Shares, Series E ("Lifeco Series E Shares") of Lifeco (to an aggregate maximum of 24,000,000 Lifeco Series E Shares); or

  (c)
  1.78 5.90% Non-Cumulative First Preferred Shares, Series F ("Lifeco Series F Shares") of Lifeco (to an aggregate maximum of 8,000,000 Lifeco Series F Shares); or

  (d)
  1.1849 common shares ("Lifeco Common Shares") of Lifeco (to an aggregate maximum of 55,958,505 Lifeco Common Shares); or

  (e)
  any combination of the foregoing;

      in each case subject to election and proration as a result of the stated maximums and subject to the rights of dissenting shareholders;

    (ii)
    approve the waiver of the application of Canada Life's shareholder rights plan to the transaction described in (i); and

    (iii)
    approve other matters incidental thereto;

    the full text of this resolution being set forth in Schedule A to the attached management proxy circular of Canada Life (the "Circular"); and

  2.
  transact any other business properly before the Special Meeting or any adjournment thereof.

        The Circular accompanying this Notice provides additional information relating to the business to be conducted at the Special Meeting. Any shareholder may obtain a copy of the Circular upon request made to Computershare Trust Company of Canada at the address set out below.

        Registered holders of Canada Life Shares holding Canada Life share certificates have a contractual right to dissent in respect of the Transaction Resolution and to be paid an amount equal to the fair value of their Canada Life Shares in cash. This right is described in the Circular. The dissent procedures require that a shareholder who wishes to dissent must send to Canada Life, to be received by it not later than 2:00 p.m. (Toronto time) on the business day before the Special Meeting, a written notice of objection to the Transaction Resolution and otherwise comply strictly with the dissent procedures as set out in the Dissent Rights Agreement appended to and described in the Circular. Failure to comply strictly with the dissent procedures may result in the loss or unavailability of the right of dissent. See "Dissenting Shareholders' Rights" in the accompanying Circular. Beneficial owners of Canada Life Shares registered in the name of a broker, custodian, nominee or other intermediary and Canada Life Ownership Statement Shareholders who wish to dissent should be aware that ONLY REGISTERED OWNERS OF CANADA LIFE SHARES HOLDING CANADA LIFE SHARE CERTIFICATES ARE ENTITLED TO DISSENT.

        Only holders of record of Canada Life Shares at the close of business on March 26, 2003, will be entitled to vote at the Special Meeting or any adjournment or postponement thereof, except that a person who has acquired Canada Life Shares subsequent to March 26, 2003 will be entitled to vote such shares, instead of the holder of record on March 26, 2003, upon making a written request to that effect not later than 10 days preceding the date of the Special Meeting or any adjournment or postponement thereof, to the Corporate Secretary of Canada Life, 330 University Avenue, Toronto, Canada, M5G 1R8, and establishing ownership of such shares.

        If you are unable to attend the Special Meeting in person, please exercise your right to vote by completing the enclosed form of proxy and returning it in the envelope provided to Computershare Trust Company of Canada, 100 University Avenue, Toronto, Ontario, Canada M5J 2Y1, Attention: Proxy Department or faxing it to the attention of the Proxy Department at 416-263-9524 or 1-866-249-7775 (North America only). In order to be valid for use at the Special Meeting, proxies must be received by Computershare Trust Company of Canada at any time prior to 6:00 p.m. (Toronto time) on May 2, 2003, or, if there is an adjournment or postponement of the Special Meeting, on the day (excluding Saturdays, Sundays and statutory or civic holidays in Toronto, Canada) preceding the date to which the Special Meeting is adjourned or postponed or, in either case, may be deposited in person with the Chair or the scrutineers of the Special Meeting (as scheduled or as adjourned or postponed) prior to the commencement of such Special Meeting.

                        BY ORDER OF THE BOARD OF DIRECTORS
                        (Signed) Roy W. Linden
                        Secretary

Toronto, Canada
March 22, 2003

i

Products	57
Marketing and Distribution	59
Recent Developments	60
Lifeco Documents Incorporated by Reference	60
Selected Historical Consolidated Financial Information of Lifeco	62
Earnings Coverage Ratios	63
Ratings	63
Lifeco Share Capital	63
General	63
Lifeco Common Shares	64
Lifeco Class A Preferred Shares	64
Lifeco First Preferred Shares	65
Lifeco Second Preferred Shares	71
Trading History of Lifeco Common Shares	72
Auditors	72
Transfer Agent and Registrar	72
INVESTMENT CONSIDERATIONS RELATING TO LIFECO SHARES	72
Possible Volatility of Stock Prices	72
Risks of Integration	73
Risk Factors Associated with Lifeco and Canada Life	73
Operational Risk	73
Regulatory Environment	73
Holding Company Structure	73
Changes in Creditworthiness or Security Ratings	73
General Economic Conditions	74
TAX CONSIDERATIONS FOR CANADA LIFE SHAREHOLDERS	74
Canadian Federal Income Tax Considerations	74
Residents of Canada	74
Non-Residents of Canada	79
United States Federal Income Tax Considerations	80
United Kingdom Tax Considerations	82
Ireland Tax Considerations	84
GENERAL PROXY INFORMATION	87
General	87
Voting Rights, Record Date and Proxy Information	87
Appointment of Proxyholders	87
Discretionary Authority of Proxies	88
Revocation of Proxies	88
LEGAL MATTERS	89
APPROVAL OF CANADA LIFE	89
SCHEDULE A — TRANSACTION RESOLUTION	A-1
SCHEDULE B — BMO NESBITT BURNS FAIRNESS OPINION	B-1
SCHEDULE C — CSFB FAIRNESS OPINION	C-1
SCHEDULE D — UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS OF LIFECO	D-1
SCHEDULE E — DISSENT RIGHTS AGREEMENT	E-1

ii

CANADA LIFE MANAGEMENT PROXY CIRCULAR

        This Circular is furnished in connection with the solicitation of proxies by and on behalf of the management of Canada Life. The accompanying form of proxy is for use at the Special Meeting and at any adjournment or postponement thereof and for the purposes set forth in the accompanying Notice of Meeting. A glossary of certain terms used in this Circular can be found on pages 10-14 of this Circular.

REPORTING CURRENCY AND FINANCIAL INFORMATION

        All amounts in this Circular are expressed in Canadian dollars ("$"), unless otherwise indicated.

        Except as set forth below, all financial statements and financial data derived therefrom included or incorporated by reference in this Circular, including the unaudited pro forma consolidated financial statements of Lifeco, have been prepared and presented in accordance with Canadian GAAP.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        Certain statements included or incorporated by reference herein constitute "forward-looking statements". All statements, other than statements of historical fact, included or incorporated by reference in this Circular that address activities, events or developments that Canada Life, Lifeco or their respective managements expect or anticipate will or may occur in the future, including such things as anticipated economies of scale and cost synergies resulting from the Transaction and business strategies for the integration of the two companies, are forward-looking statements. These forward-looking statements can be identified by the use of forward-looking words such as "may", "expect", "intend", "plan", "estimate", "anticipate", "believe", "future" or "continue" or the negative thereof or similar variations. These forward-looking statements are based on certain assumptions and analyses made by Canada Life, Lifeco and their respective managements, in light of their experiences and their perception of historical trends, current conditions and expected future developments, as well as other factors they believe are appropriate in the circumstances. Shareholders are cautioned not to put undue reliance on such forward looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside of Lifeco's and Canada Life's control, that could cause actual results to differ materially from those expressed or implied by such forward- looking statements. Important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, among other things, general economic and market factors, including interest rates, equity markets, business competition, changes in government regulations or in tax laws, and other factors discussed under "Investment Considerations Relating to Lifeco Shares". Canada Life and Lifeco are under no obligation, and expressly disclaim any intention or obligation, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

INFORMATION CONTAINED IN THIS CIRCULAR

        The information contained in this Circular relating to Lifeco and to Lifeco and Canada Life after the completion of the Transaction (including the financial information provided by Lifeco for the preparation of the unaudited pro forma consolidated financial statements of Lifeco) has been provided by Lifeco for inclusion in this Circular and has not been independently verified by Canada Life. In preparing the unaudited pro forma consolidated financial statements of Lifeco, Lifeco has relied upon the accuracy and completeness of certain financial information provided by Canada Life and has not independently verified such information. Canada Life assumes no responsibility or liability for the accuracy or completeness of any information provided by Lifeco for inclusion in this Circular, except to the extent that such information has been expressed as having been provided by Canada Life or has been derived from information provided to Lifeco by Canada Life.

        The information contained in this Circular is given as at March 22, 2003, except where otherwise noted. No person has been authorized to give any information or to make any representations in connection with the Transaction other than those contained in this Circular and, if given or made, any such information or representations should be considered not to have been authorized by Canada Life or Lifeco. This Circular does not constitute an offer to sell, or a solicitation of an offer to acquire, any securities, or the solicitation of a proxy, by any person in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such an offer or solicitation.

        Shareholders should not construe the contents of this Circular as legal, tax or financial advice and should consult with their own professional advisors as to the relevant legal, tax, financial or other matters in connection herewith.

SUMMARY OF PROXY CIRCULAR

        The following is a summary of the contents of this Circular. This summary is provided for convenience only and the information contained in this summary should be read in conjunction with, and is qualified in its entirety by, the more detailed information and financial statements appearing or referred to elsewhere in this Circular, including the Schedules. Certain capitalized words and terms used in this summary are defined in the Glossary of Terms found on pages 10-14.

The Companies

Canada Life Financial Corporation

        Canada Life Financial Corporation ("Canada Life") (TSX: CL; NYSE: CLU) is the parent company of Canada Life Assurance. Canada Life and its subsidiaries comprise a diversified international group of companies offering a wide range of protection and wealth management products to individuals and groups, principally in Canada, the United Kingdom, the United States and Ireland. At December 31, 2002, Canada Life had $68 billion in total assets under administration and ranked as the fourth largest Canadian life insurance company, based on consolidated premiums, premium equivalents and new deposits as well as total general fund, segregated funds and other assets under administration. Canada Life's protection products include life insurance, disability insurance, critical illness insurance, dental insurance, creditor insurance and medical insurance that supplements government sponsored health plans.

        See "Information Concerning Canada Life".

Great-West Lifeco Inc.

  General

        Great-West Lifeco Inc. ("Lifeco") (TSX: GWO) is a financial services holding company with interests in the life insurance, health insurance, retirement savings and reinsurance businesses, primarily in Canada and the United States. Lifeco holds directly all of the outstanding common shares of Great-West and all of the outstanding preferred shares of London Life, both Canadian life insurance companies, and, through subsidiaries, all of the outstanding common shares of London Life and GWL&A, an insurance company domiciled in the State of Colorado. Lifeco currently has no other holdings and carries on no business or activities unrelated to its holdings in Great-West, London Life and GWL&A. However, Lifeco is not restricted to investing in securities of Great-West, London Life, GWL&A and its other subsidiaries.

        Power Financial Corporation controls, directly or indirectly, approximately 83% of the outstanding Lifeco Common Shares representing approximately 65% of the voting rights attached to all of the outstanding voting shares of Lifeco. Following the Transaction, it is expected that Power Financial Corporation will control, directly or indirectly, approximately 73% of the outstanding Lifeco Common Shares representing approximately 65% of the voting rights attached to all of the outstanding voting shares of Lifeco.

        The head office and principal place of business of Lifeco is located at 100 Osborne Street North, Winnipeg, Manitoba, Canada, R3C 3A5.

  Great-West

        Great-West was incorporated on August 28, 1891 by an Act of Parliament of Canada and commenced operations in 1892. Great-West owns all of the common shares of LIG, which owns all of the common shares of London Life.

        Great-West and London Life serve more than nine million Canadians with a broad portfolio of financial and benefit plan solutions for families, individuals, businesses and organizations. Products are marketed through a network of Great-West and Freedom 55 Financial™ security advisors, and through brokers and marketing agreements with other financial institutions. Great-West is also a supplier of reinsurance in the United States and Europe through its subsidiary, London Reinsurance Group Inc.

  GWL&A

        Lifeco's principal United States subsidiary is GWL&A, a stock life insurance company organized in 1907, domiciled in the State of Colorado and qualified to do business directly or through its subsidiaries in all states. In the United States, GWL&A offers a full range of health care, life and disability insurance, annuities and retirement savings products and services.

        See "Information Concerning Lifeco".

The Transaction

        If the Transaction Resolution receives the requisite approval from Shareholders at the Special Meeting, all required regulatory approvals are received and all other conditions to the implementation of the Transaction are satisfied or waived, then (i) each Canada Life Share (other than those beneficially owned by Lifeco and its subsidiaries that have not been allocated to a segregated or other investment fund established and maintained by any such subsidiary) will be changed into one Exchangeable Share, and (ii) each Exchangeable Share will be transferred automatically to Lifeco for consideration per share consisting of:

  (a)
  $44.50 in cash (to an aggregate maximum equal to the Maximum Cash Consideration); or
  (b)
  1.78 Lifeco Series E Shares (to an aggregate maximum of 24,000,000 Lifeco Series E Shares); or
  (c)
  1.78 Lifeco Series F Shares (to an aggregate maximum of 8,000,0000 Lifeco Series F Shares); or
  (d)
  1.1849 Lifeco Common Shares (to an aggregate maximum of 55,958,505 Lifeco Common Shares); or
  (e)
  any combination of the foregoing;

in each case subject to election and proration as a result of the aggregate maximums specified for each type of consideration offered and subject to the rights of Dissenting Shareholders.

        See "The Transaction".

Recommendation of the Special Committee and the Board

        On February 14, 2003, the Special Committee determined that, in its view, the Transaction is in the best interests of Canada Life, and recommended that the Board approve the Transaction Agreement and recommend that Shareholders approve the Transaction.

        The Board has concluded that the Transaction is in the best interests of Canada Life, and has unanimously approved the terms of the Transaction Agreement. The Board unanimously recommends that Shareholders vote in favour of the Transaction Resolution. The Board based its determination upon, among other factors summarized in this Circular, the recommendation of the Special Committee, and the BMO Nesbitt Burns Opinion and the CSFB Opinion to the effect that, as of February 14, 2003 and subject to the limitations and assumptions set forth therein, the aggregate consideration to be received by Shareholders in connection with the Transaction is fair, from a financial point of view, to Shareholders other than Lifeco.

        See "The Transaction — Reasons for the Transaction".

BMO Nesbitt Burns and CSFB Fairness Opinions

        BMO Nesbitt Burns and CSFB have each delivered an opinion to the Board of Directors to the effect that, as of February 14, 2003 and subject to the limitations and assumptions set forth therein, the aggregate consideration to be received by Shareholders in connection with the Transaction is fair, from a financial point of view, to Shareholders other than Lifeco.

        The complete texts of the BMO Nesbitt Burns Opinion and the CSFB Opinion are attached to this Circular as Schedules B and C, respectively. BMO Nesbitt Burns and CSFB provided their opinions solely for the information and assistance of the Board and the Special Committee in connection with their consideration of the Transaction. These opinions are not recommendations as to how Shareholders should vote with respect to the Transaction. Shareholders are urged to read each of the BMO Nesbitt Burns Opinion and the CSFB Opinion carefully and in their entirety for a description of the procedures followed, the factors considered and the assumptions made by BMO Nesbitt Burns and CSFB in preparing their respective opinions.

        See "The Transaction — Fairness Opinions".

Reasons for the Transaction

        The Special Committee and the Board considered a number of factors in concluding that the Transaction is in the best interests of Canada Life, including the following:

  •
  that the Transaction consideration, on February 14, 2003, represented a premium of 41.5% over the closing price of the Canada Life Shares on the TSX on December 6, 2002, the trading day prior to the announcement of the Manulife Offer, and a premium of 15.1% over the value of the Manulife Offer based on the closing price of the Manulife common shares on February 14, 2003, the trading day prior to the announcement of the Transaction;
  •
  that Shareholders will have the choice of receiving Lifeco Shares and/or cash at their election, subject to maximums and proration;
  •
  that the Transaction will not affect the terms and conditions of policies of Canada Life Assurance policyholders; and
  •
  that the Transaction resulted from an extensive 10 week long process to explore possible transactions that would maximize value for Shareholders and no alternative, in the opinion of the Special Committee and the Board, offered greater value to the Shareholders than the Transaction.

        See "The Transaction — Reasons for the Transaction".

Lifeco and Canada Life After the Transaction

        Lifeco and Canada Life believe that the Transaction will create a market leader in the Canadian life insurance industry and a strong international competitor. By combining their operations, Lifeco and Canada Life expect to achieve significant synergies and to compete more effectively in the group insurance, individual insurance, investment products, reinsurance and other business lines in Canada. In the United States, GWL&A expects to integrate the United States insurance operations of Canada Life, thereby providing more distribution opportunities. In Europe, where London Life and Investors Group Inc. (an affiliate of Lifeco) already operate, Lifeco will have group and individual insurance businesses in high-growth markets.

        The combination of Lifeco and Canada Life will create the largest Canadian life insurance organization in both individual insurance and group insurance, with pro forma combined total income of $25 billion for the year ended December 31, 2002. The combined entity would have had assets under administration of $168 billion, including segregated fund assets of $58 billion and other assets under administration of $8 billion, as at December 31, 2002. See "Selected Unaudited Pro Forma Consolidated Financial Information of Lifeco". Upon completion of the Transaction, Lifeco will be one of the largest life insurance organizations in North America.

        The Transaction combines complementary Canadian product lines and distribution channels of Lifeco and Canada Life, enhancing their combined earnings base. The combined organization will be a leader in group life and health insurance and group retirement services (based on premiums and assets under administration, respectively) and a leader in individual life insurance, living benefits and individual segregated funds, with approximately 11 million customers in Canada.

        Lifeco and Canada Life believe that the Transaction will result in a lower combined cost structure through the achievement of cost synergies, including expected expense reductions in business unit operations, corporate functions and information technology and systems. Lifeco currently estimates that, upon full realization, aggregate future annual pre-tax cost savings will be approximately $290 million. These estimated future cost savings have not been reflected in the unaudited pro forma consolidated financial statements of Lifeco included in this Circular.

        See "Lifeco and Canada Life After the Transaction".

Selected Unaudited Pro Forma Consolidated Financial Information of Lifeco

        The following table summarizes certain unaudited pro forma consolidated financial information of Lifeco that gives effect to the proposed acquisition of Canada Life, including related financings, as if they had occurred as of December 31, 2002 for the purposes of the unaudited pro forma consolidated balance sheet information and as of January 1, 2002 for the purposes of the unaudited pro forma summary of consolidated operations information. See Schedule D to this Circular, "Unaudited Pro Forma Consolidated Financial Statements of Lifeco".

For the year ended December 31, 2002
(unaudited) (in millions, except per share amount)
Total Income	$24,978
Net Income — Common shareholders	$1,233
Basic Earnings Per Common Share	$2.75
Premiums, Premium Equivalents and Deposits
Premium income	$17,102
Segregated funds deposits(1)	10,396
Self-funded premium equivalents (ASO) and other deposits(1)	11,936

Total premiums, premium equivalents and deposits	$39,434

As at December 31, 2002
(unaudited) (in millions)
Assets Under Administration
General funds	$102,105
Segregated funds(1)	57,947
Other assets under administration(1)	7,913

Total assets under administration	$167,965

Total Capitalization
Subordinated debt	$1,875
Non-controlling interests	2,694
Preferred shares	1,230
Common shares	4,554
Shareholder surplus and provision for unrealized gain on translation of net investment in foreign operations	2,726

Total	$13,079

Note:

(1)
The financial statements for the general fund of a Canadian life insurance company do not include the assets, liabilities, deposits and withdrawals of segregated funds and other assets under administration or the claims payments related to ASO contracts. However Lifeco does earn fee and other income related to these contracts. Segregated fund deposits, self-funded premium equivalents (ASO) and other deposits are an important aspect of the overall business of Lifeco and should be considered when comparing volumes, size and trends. Non-GAAP earnings measures do not have any standardized meaning prescribed by GAAP and therefore may not be comparable to similar measures presented by other Canadian life insurance companies.

Special Meeting of Shareholders

        The Special Meeting will be held on Monday May 5, 2003 at 10:30 a.m. at the Metro Toronto Convention Centre, North Building, 255 Front Street West, Rooms 105 and 106, Toronto, Canada.

        At the Special Meeting, Shareholders will be asked to consider and, if deemed advisable, to pass the Transaction Resolution.

        Shareholders of record at the close of business on March 26, 2003 will be entitled to vote at the Special Meeting or any adjournment or postponement thereof. Any transferee of Canada Life Shares after March 26, 2003 who establishes ownership of the Canada Life Shares and requests in writing, not later than 10 days preceding the date of the Special Meeting, that the transferee's name be included in the list of Shareholders entitled to vote at the Special Meeting, will be entitled to vote at the Special Meeting.

        See "General Proxy Information".

Conditions to the Transaction Becoming Effective

        The obligations of Canada Life and Lifeco to complete the Transaction are subject to the satisfaction or waiver of certain conditions in accordance with the Transaction Agreement, including the approval of the Transaction Resolution by at least two-thirds of the votes cast by Shareholders at the Special Meeting and the receipt of all required regulatory approvals, including the approval of the Minister of Finance and the Superintendent, the receipt of approvals, exemptions or the expiration or termination of waiting periods under the Competition Act, the HSR Act and any other applicable competition or anti-trust laws, including the issuance by the Commissioner of an advance ruling certificate or confirmation from the Commissioner that he does not intend to commence proceedings under the Competition Act in respect of the Transaction.

        See "Other Terms of the Transaction Agreement — Conditions to the Transaction Becoming Effective".

Closing

        The Closing Date will occur on the later of (i) July 10, 2003 and (ii) the twelfth business day after all conditions to the completion of the Transaction have been satisfied or waived, or such earlier or later date as may be agreed to by Canada Life and Lifeco. See "Other Terms of the Transaction Agreement — Closing Date of the Transaction".

Election Date and Process for Electing Consideration

        If the Transaction Resolution is passed by Shareholders at the Special Meeting, Canada Life will promptly mail a Letter of Election and Transmittal Form to Certificated Shareholders and a Letter of Election Form to Canada Life Ownership Statement Shareholders. Certificated Shareholders and Canada Life Ownership Statement Shareholders may choose the form(s) of consideration they wish to receive by completing the appropriate form and ensuring that it, together with share certificates representing their Canada Life Shares, if any, is received by Computershare by 4:00 p.m. (Toronto time) on the Election Date. See "The Transaction — Procedure for Exchange of Share Certificates and Canada Life Ownership Statements". Shareholders who do not elect pursuant to the procedures specified above will receive a pro rata portion of the Under Requested Consideration after taking into account certain allocations made to Electing Shareholders (subject to, in the case of Certificated Shareholders, the requirement that they properly surrender the certificate(s) representing their Canada Life Shares to Computershare).

Procedure for Exchange of Share Certificates
and Canada Life Ownership Statements

        Immediately prior to the Closing Time, Lifeco will deposit with Computershare certificates representing the Lifeco Shares to be issued and the cash to be paid on the completion of the Transaction. Certificated Shareholders must surrender their physical Canada Life share certificates to Computershare in order to receive their Lifeco Shares and/or cash. The details of the procedure for surrendering certificates representing Canada Life Shares to Computershare will be set out in the Letter of Election and Transmittal Form which will be mailed to Certificated Shareholders after the Special Meeting if the Transaction Resolution is passed.

        Canada Life Ownership Statement Shareholders (i.e., Shareholders who received Canada Life Shares on demutualization and who do not hold physical share certificates and do not hold their Canada Life Shares through their stockbroker or other Intermediary) will not be required to take any action to facilitate the change of their Canada Life Shares into Exchangeable Shares or the exchange of Exchangeable Shares for Lifeco Shares and/or cash if the Transaction is completed. Canada Life Ownership Statement Shareholders may elect the form of consideration they wish to receive by completing the Letter of Election Form and submitting it to Computershare by 4:00 p.m. (Toronto Time) on the Election Date.

        Beneficial owners of Canada Life Shares registered in the name of a broker, custodian, nominee or other Intermediary should contact such Intermediary for instructions on how to elect the form of consideration they wish to receive.

        Shareholders who do not elect pursuant to the procedures specified in this Circular will receive a pro rata portion of the Under Requested Consideration after taking into account certain allocations made to Electing Shareholders (subject to, in the case of Certificated Shareholders, the requirement that they properly surrender their Canada Life Share certificate(s) to Computershare).

        Consideration is being given to the continuance of Canada Life's assisted sales program following the Closing Date for former holders of Canada Life Ownership Statements by Lifeco. Details concerning whether Canada Life Ownership Statement Shareholders will receive, in respect of any Lifeco Shares to which they are entitled, ownership statements from Lifeco or share certificates representing their Lifeco Shares, and information concerning services to be provided by Lifeco to former holders of Canada Life Ownership Statements following the Closing Date will be provided to such holders in a separate communication. See "The Transaction — Procedure for Exchange of Share Certificates".

        Shareholders will receive cash in lieu of fractional Lifeco Shares. See "The Transaction — Fractional Shares".

        Shareholders who are entitled to receive less than 100 shares of any type of Lifeco Share may elect prior to 4:00 p.m. on the Election Date on the Letter of Election and Transmittal Form or Letter of Election Form, as applicable, to sell such Lifeco Shares and as a result receive a cash payment equal to such Shareholder's proportionate share of the proceeds (after deducting fees and expenses) received by Computershare on their behalf on the sale of all such Lifeco Shares on the TSX. See "The Transaction — Small Lot Sales".

Currency of Cash Payments

        Shareholders resident in the United States, the United Kingdom and Ireland will receive all cash payments in local currency unless they elect to receive cash payments in Canadian dollars. Shareholders resident in all other countries will receive all cash payments in Canadian dollars. See "The Transaction — Transaction Mechanics".

Dissenting Shareholders' Rights

        CERTIFICATED Shareholders have a contractual right to dissent in respect of the Transaction Resolution under the Dissent Rights Agreement attached as Schedule E to this Circular. In order to exercise the Dissent Right, a Certificated Shareholder must send to Canada Life, to be received by it not later than 2:00 p.m. (Toronto time) on the business day before the Special Meeting, or the business day before any resumption thereof, a written notice of objection to the Transaction Resolution and otherwise comply strictly with the Dissent Rights Agreement. Failure to comply strictly with the Dissent Procedures may result in the loss or unavailability of the Dissent Right. If the Transaction Resolution is passed at the Special Meeting and the Transaction becomes effective, each Dissenting Shareholder will be entitled to be paid, in cash, an amount equal to the fair value of his or her Canada Life Shares, determined as of the close of business on the business day before the Transaction Resolution was adopted. Canada Life Ownership Statement Shareholders and persons who are beneficial owners of Canada Life Shares which are registered in the name of a broker, custodian, nominee or other Intermediary are advised that ONLY REGISTERED OWNERS OF CANADA LIFE SHARES HOLDING CANADA LIFE SHARE CERTIFICATES ARE ENTITLED TO DISSENT.

        If holders of more than 5% of the outstanding Canada Life Shares, other than Manulife and its affiliates, exercise their Dissent Rights, Lifeco may choose not to proceed with the Transaction.

        See "Dissenting Shareholders' Rights" and "Other Terms of the Transaction Agreement — Conditions to the Transaction Becoming Effective".

Stock Exchange Listings

        The TSX has conditionally approved the listing of the Exchangeable Shares and the listing of the Lifeco Shares issuable in connection with the Transaction.

        See "The Transaction — Stock Exchange Listings" and "Other Terms of the Transaction Agreement — Conditions to the Transaction Becoming Effective — Issuance and Stock Exchange Listing of Lifeco Shares".

Tax Considerations for Canada Life Shareholders

Canadian Federal Income Tax Considerations

        A Shareholder who, for the purposes of the Tax Act, is resident in Canada and holds Canada Life Shares as capital property, generally will not realize a capital gain (or capital loss) as a result of the Transaction if the only consideration received by the Shareholder is shares of a single class or series of Lifeco Shares or if the Shareholder (other than one who receives cash only) enters into a joint tax election with Lifeco to obtain a full tax deferral where available.

        Generally, a Shareholder who is a non-resident of Canada for the purposes of the Tax Act will not be subject to tax under the Tax Act in respect of any capital gain realized as a result of the Transaction unless the Exchangeable Shares held by the Shareholder are taxable Canadian property (within the meaning of the Tax Act) to the Shareholder and the gain is not otherwise exempt from tax under the Tax Act pursuant to an exemption contained in an applicable income tax treaty. In such event, the joint tax election referred to above may be available.

        See "Tax Considerations for Canada Life Shareholders — Canadian Federal Income Tax Considerations".

United States Federal Income Tax Considerations

        A United States holder of Canada Life Shares will generally recognize a capital gain or a capital loss on the receipt of Lifeco Shares and/or cash.

        See "Tax Considerations for Canada Life Shareholders — United States Federal Income Tax Considerations".

United Kingdom Tax Considerations

        A Shareholder who for United Kingdom tax purposes is resident in the United Kingdom and holds Canada Life Shares as an investment will generally have no tax on capital gains where Canada Life Shares are changed into Exchangeable Shares or where Exchangeable Shares are exchanged for Lifeco Shares. Where Exchangeable Shares are exchanged for cash, tax may be payable. This depends on the individual circumstances of the taxpayer.

        See "Tax Considerations for Canada Life Shareholders — United Kingdom Tax Considerations".

Ireland Tax Considerations

        A Shareholder who is a resident of Ireland and who holds Canada Life Shares as capital property will have no liability for capital gains tax where Canada Life Shares are changed into Exchangeable Shares or where Exchangeable Shares are exchanged for Lifeco Shares. Where Exchangeable Shares are exchanged for cash, capital gains tax may be payable. This depends on the individual circumstances of the taxpayer.

        See "Tax Considerations for Canada Life Shareholders — Ireland Tax Considerations".

Selected Historical Consolidated Financial Information of Lifeco

        The following table sets forth selected historical consolidated financial information with respect to Lifeco for the periods indicated. The information below should be read in conjunction with the consolidated financial statements of Lifeco and notes thereto incorporated by reference in this Circular. The following table shows the historical results of Lifeco and does not give effect to the Transaction or related financings. For a description of the effect of, among other things, the Transaction on the consolidated financial results of Lifeco, see Schedule D to this Circular, "Unaudited Pro Forma Consolidated Financial Statements of Lifeco", and "Lifeco and Canada Life After the Transaction — Selected Unaudited Pro Forma Consolidated Financial Information of Lifeco".

	As at or for the year ended December 31,
	2002	2001	2000
	(in millions, except per share amounts)
Statement of Operations Data:
Income
Premium income:
Life insurance, guaranteed annuities and insured health products	$7,265	$7,022	$7,098
Reinsurance & specialty general insurance	3,922	3,455	2,878
Net investment income	3,638	3,713	3,649
Fee and other income	1,807	1,858	1,641

Total income	16,632	16,048	$15,266

Benefits and Expenses
Paid or credited to policyholders	12,593	12,030	11,374
Commissions	718	696	694
Operating expenses	1,786	1,941	1,816
Premium taxes	109	124	129
Special charges (1)	—	204	—

Net operating income before income taxes	1,426	1,053	1,253
Income taxes	430	397	451

Net income before non-controlling interests	996	656	802
Non-controlling interests	34	44	63

Net income before amortization of goodwill	962	612	739
Amortization of goodwill	—	66	65

Net income (2)	$962	$546	$674

Basic Earnings Per Common Share	$2.53	$1.39	$1.72
Diluted Earnings Per Common Share	$2.50	$1.37	$1.67
Premiums and Deposits
Premium income	$11,187	$10,477	$9,976
Self-funded premium equivalents (ASO) (3)	9,564	10,099	8,797
Segregated fund deposits (3)	6,675	7,650	8,101

Total premiums and deposits	$27,426	$28,226	$26,874

Assets Under Administration:
Total general funds assets	$60,071	$59,159	$55,754
Segregated funds assets (3)	36,048	38,867	37,159

Total assets under administration	$96,119	$98,026	$92,913

Capitalization Data:
Subordinated debt	$676	$679	$646
Non-controlling interests	2,051	1,950	1,933
Capital stock	1,982	2,083	2,086
Surplus	2,382	1,951	1,868
Provision for unrealized gain on translation of net investment in foreign operations	344	363	226

Total capital stock and surplus	$4,708	$4,397	$4,180

(1)
2001 results include a non-recurring charge of $204 pre-tax ($165 after-tax) related to Alta Health & Life Insurance, an indirect wholly- owned subsidiary and part of Lifeco's United States Employee Benefits segment.
(2)
2001 results include a charge of $73 after-tax from the events of September 11, 2001.
(3)
The financial statements for the general fund of a Canadian life insurance company do not include the assets, liabilities, deposits and withdrawals of segregated funds and other assets under administration or the claims payments related to ASO contracts. However Lifeco does earn fee and other income related to these contracts. Segregated fund deposits, self-funded premium equivalents (ASO) and other deposits are an important aspect of the overall business of Lifeco and should be considered when comparing volumes, size and trends. Non-GAAP earnings measures do not have any standardized meaning prescribed by GAAP and therefore may not be comparable to similar measures presented by other Canadian life insurance companies.

GLOSSARY OF TERMS

        The following glossary of terms used in this Circular, including the Summary but not including the Schedules, is provided for ease of reference:

        "Acquisition Proposal" means (other than the Transaction and an ordinary course transaction permitted under the Transaction Agreement): (i) any merger, amalgamation, arrangement, share exchange, take-over bid, recapitalization, consolidation or business combination involving, directly or indirectly, Canada Life or any of its material subsidiaries; (ii) any acquisition of assets representing 25% or more of the book value (on a consolidated basis) of the assets of Canada Life and its subsidiaries, taken as a whole (or any lease, long-term supply agreement, exchange, mortgage, pledge or other arrangement having a similar economic effect) in a single transaction or a series of related transactions; (iii) any acquisition of beneficial ownership of 25% or more of the Canada Life Shares in a single transaction or series of related transactions; (iv) any reinsurance arrangement outside the ordinary course of business that is material to Canada Life; (v) any acquisition by Canada Life of any assets or securities of another person (other than acquisitions of capital stock or assets or securities of any other person that, individually or in the aggregate, are not material to Canada Life and its subsidiaries, taken as a whole); (vi) any sale of treasury shares, or securities convertible, exercisable or exchangeable for treasury shares, which exceeds 25% of the outstanding voting securities of Canada Life or a material subsidiary of Canada Life or rights or interests therein or thereto; or (vii) any bona fide proposal, or public announcement of an intention, to do any of the foregoing, and includes any amendment to an Acquisition Proposal;

        "ASO" means Administrative Services Only;

        "BenefitsCorp" means Benefits Communications Corporation;

        "BMO Nesbitt Burns" means BMO Nesbitt Burns Inc.;

        "BMO Nesbitt Burns Opinion" means the opinion of BMO Nesbitt Burns that, as of February 14, 2003 and subject to the limitations and assumptions set forth therein, the aggregate consideration to be received by Shareholders in connection with the Transaction is fair, from a financial point of view, to Shareholders other than Lifeco, which opinion is attached as Schedule B to this Circular;

        "Board" or "Board of Directors" means the board of directors of Canada Life;

        "business day" means any day other than a Saturday, Sunday or statutory holiday in the Provinces of Ontario and Manitoba;

        "Canada Life" means Canada Life Financial Corporation, a company existing under the ICA and, unless the context otherwise indicates, its consolidated subsidiaries;

        "Canada Life Assurance" means The Canada Life Assurance Company, a company existing under the ICA and a wholly-owned subsidiary of Canada Life;

        "Canada Life Expense Reimbursement Amount" means the amount of $15 million payable by Lifeco to Canada Life in the circumstances specified in "Other Terms of the Transaction Agreement — Transaction Fee and Expense Reimbursement";

        "Canada Life Options" means options to purchase Canada Life Shares granted pursuant to the Canada Life Stock Option Plan, each of which entitles the holder to purchase one Canada Life Share;

        "Canada Life Ownership Statement" means a statement representing ownership of Canada Life Shares issued to eligible policyholders of Canada Life Assurance in connection with the demutualization of Canada Life Assurance and registered in the name of the holder thereof and in respect of which no physical share certificate has been issued to the holder thereof and the holder has not transferred his or her Canada Life Shares to a broker, custodian, nominee or other Intermediary;

        "Canada Life Ownership Statement Shareholder" means a holder of a Canada Life Ownership Statement;

        "Canada Life Preferred Shares" means the non-voting preferred shares, issuable in series, in the capital of Canada Life;

        "Canada Life Shares" means common shares in the capital of Canada Life;

        "Canada Life Stock Option Plan" means the Canada Life Financial Corporation Stock Option Plan;

        "Canadian GAAP" means generally accepted accounting principles in Canada;

        "Cash Alternative" means the payment of $44.50 in cash per Exchangeable Share;

        "CBCA" means the Canada Business Corporations Act, as amended from time to time;

        "CCRA" means Canada Customs and Revenue Agency;

        "CDS" means The Canadian Depository for Securities Limited;

        "Certificated Shareholder" means a Shareholder whose Canada Life Shares are represented by one or more physical share certificate(s) registered in the name of such Shareholder;

        "Circular" means this management proxy circular of Canada Life dated March 22, 2003 sent to Shareholders in connection with the Special Meeting;

        "CLA Debentures" means, collectively the following securities of Canada Life Assurance: (i) the $250 million principal amount 8% subordinated debentures issued on September 19, 1996 maturing on September 19, 2011, (ii) the $200 million principal amount 5.8% subordinated debentures, Series A issued on December 11, 1998, exchanged by holders on December 11, 1999 and maturing on December 11, 2013, and (iii) the $100 million principal amount 6.4% subordinated debentures, Series B issued on December 11, 1998, exchanged by holders on December 11, 1999 and maturing on December 11, 2028;

        "CLiCS" means the Canada Life Capital Securities issued by Canada Life Capital Trust as described in the prospectus of Canada Life Capital Trust dated March 7, 2002;

        "Closing Date" means the later of (i) July 10, 2003 and (ii) the twelfth business day after all conditions to the completion of the Transaction have been satisfied or waived, or such earlier or later date as may be agreed to by Canada Life and Lifeco;

        "Closing Time" means 8:00 a.m. (Toronto time) on the Closing Date;

        "Combination Alternative" means any combination of the Cash Alternative, the Series E Alternative, the Series F Alternative and the Common Share Alternative;

        "Commissioner" means the Commissioner of Competition appointed under the Competition Act;

        "Common Share Alternative" means the issuance of 1.1849 Lifeco Common Shares per Exchangeable Share;

        "Competition Act" means the Competition Act (Canada) as amended from time to time;

        "Computershare" means Computershare Trust Company of Canada;

        "Confidentiality Agreement" means the confidentiality agreement dated January 20, 2003 between Canada Life and Lifeco;

        "CSFB" means Credit Suisse First Boston LLC;

        "CSFB Opinion" means the opinion of CSFB that, as of February 14, 2003 and subject to the limitations and assumptions set forth therein, the aggregate consideration to be received by Shareholders in connection with the Transaction is fair, from a financial point of view, to Shareholders other than Lifeco, which opinion is attached as Schedule C to this Circular;

        "Dissent Procedures" means the terms and conditions governing the Dissent Right as set forth in the Dissent Rights Agreement;

        "Dissent Right" means the contractual right of dissent offered to Certificated Shareholders under the Dissent Rights Agreement and which is summarized in this Circular under "Dissenting Shareholders' Rights";

        "Dissent Rights Agreement" means the agreement between Canada Life, Lifeco and each Dissenting Shareholder governing the Dissent Procedures and other related matters, which is attached to this Circular as Schedule E;

        "Dissenting Shareholder" means a Certificated Shareholder who validly exercises a Dissent Right in accordance with the Dissent Rights Agreement, and who does not thereafter cease to be entitled to exercise a Dissent Right;

        "Elected Consideration" means any or a combination of, for each Exchangeable Share held by a Shareholder, subject to the specified maximum amounts and proration, (i) $44.50 in cash; or (ii) 1.78 Lifeco Series E Shares; or (iii) 1.78 Lifeco Series F Shares; or (iv) 1.1849 Lifeco Common Shares;

        "Electing Shareholder" means a Registered Shareholder who has properly elected the form or forms of consideration such Shareholder wishes to receive;

        "Election Date" means July 3, 2003 or such other date as is chosen by Lifeco, which date is expected to be no later than three business days before the Closing Date;

        "Eligible Holder" means a Shareholder who is (a) a resident of Canada for the purposes of the Tax Act and who is not exempt from tax on income under the Tax Act, or (b) a non-resident of Canada for purposes of the Tax Act, whose Canada Life Shares or Exchangeable Shares constitute "taxable Canadian property" (as defined by the Tax Act) and who is not exempt from Canadian tax in respect of any gain realized on the disposition of Canada Life Shares or Exchangeable Shares by reason of an exemption contained in an applicable income tax treaty, or (c) a partnership if one or more members of the partnership are persons described in (a) or (b);

        "Exchangeable Shares" means the new class of exchangeable shares in the capital of Canada Life having the rights, privileges, restrictions and conditions set forth in Schedule 1 to Appendix 1 to Schedule A to this Circular;

        "GAAP" means generally accepted accounting principles;

        "Great-West" means The Great-West Life Assurance Company, a company existing under the ICA;

        "GWL&A" means Great-West Life & Annuity Insurance Company, a company existing under the laws of Colorado;

        "GWL&A Financial" means GWL&A Financial Inc., a company existing under the laws of Delaware;

        "HSR Act" means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended from time to time;

        "ICA" means the Insurance Companies Act (Canada), as amended from time to time;

        "Intermediary" means a registered broker or dealer, financial institution or other intermediary (within the meaning ascribed to that term in National Instrument 54-101 of the Canadian Securities Administrators, as amended or substituted from time to time) that holds Canada Life Shares on behalf of a person who is not the registered holder thereof;

        "Letter of Election Form" means the letter of election form to be distributed after the date of the Special Meeting to Canada Life Ownership Statement Shareholders if the Transaction Resolution is passed, pursuant to which such Shareholders can elect the form of consideration they wish to receive;

        "Letter of Election and Transmittal Form" means the letter of election and transmittal form to be distributed after the date of the Special Meeting to Certificated Shareholders if the Transaction Resolution is passed, pursuant to which such Shareholders can elect the form of consideration they wish to receive and shall send the certificates representing their Canada Life Shares to Computershare;

        "Lifeco" means Great-West Lifeco Inc., a company existing under the CBCA and, unless the context otherwise indicates, includes its consolidated subsidiaries;

        "Lifeco Common Shares" means the common shares in the capital of Lifeco;

        "Lifeco Expense Reimbursement Amount" means the amount of $30 million payable by Canada Life to Lifeco in the circumstances specified in "Other Terms of the Transaction Agreement — Termination Fee and Expense Reimbursement";

        "Lifeco Series E Shares" means the 4.80% Non-Cumulative First Preferred Shares, Series E, in the capital of Lifeco to be issued at a price of $25.00 per share;

        "Lifeco Series F Shares" means the 5.90% Non-Cumulative First Preferred Shares, Series F, in the capital of Lifeco to be issued at a price of $25.00 per share;

        "Lifeco Shares" means, as applicable, the Lifeco Common Shares, the Lifeco Series E Shares and the Lifeco Series F Shares;

        "LIG" means London Insurance Group Inc., a company continued under the CBCA;

        "London Life" means London Life Insurance Company, a company existing under the ICA;

        "Manulife" means Manulife Financial Corporation;

        "Manulife Offer" means the offer by Manulife dated December 27, 2002 to purchase all of the outstanding Canada Life Shares, which expired on February 28, 2003;

        "Manulife Shares" means common shares in the capital of Manulife;

        "material adverse effect" means, in respect of Lifeco or Canada Life, any change, effect, event, occurrence or change in state of facts that is, or would reasonably be expected to be, material and adverse to the business, assets, liabilities, financial condition, results of operations or long term prospects of Lifeco or Canada Life, respectively, and their respective subsidiaries, taken as a whole, other than any change, effect, event, occurrence or change in state of facts relating to (i) general political, financial or economic conditions or the state of securities markets in general including any reduction in major market indices, (ii) the life insurance industry in general or the financial services industry in general, and not specifically relating to Lifeco or Canada Life, respectively, or their respective subsidiaries, (iii) changes in insurance and similar laws of general applicability or interpretations of those laws by regulatory authorities, or (iv) the Transaction Agreement, the Transaction or the announcement thereof. For the purposes of interpreting the term "material adverse effect", a decrease in the market price of the Lifeco Common Shares or the Canada Life Shares, as the case may be, will not in and of itself constitute a "material adverse effect" except to the extent such decrease is attributable to, or arises as a consequence of, any change, effect, event, occurrence or change in state of facts that would otherwise constitute a material adverse change in respect of, or have a material adverse effect on, Lifeco or Canada Life, as the case may be;

        "Maximum Cash Consideration" means $4,372,161,384, less an amount equal to $44.50 multiplied by the aggregate of (i) the number of Canada Life Shares owned by Dissenting Shareholders, (ii) the total number of Canada Life Shares issuable pursuant to all Canada Life Options outstanding on the Closing Date and (iii) the total number of Canada Life Shares acquired by Canada Life or its subsidiaries subsequent to December 31, 2002 and prior to the Closing Date;

        "Maximum Common Share Consideration" means 55,958,505 Lifeco Common Shares;

        "Maximum Series E Consideration" means 24,000,000 Lifeco Series E Shares;

        "Maximum Series F Consideration" means 8,000,000 Lifeco Series F Shares;

        "Merrill Lynch" means Merrill Lynch Canada Inc.;

        "Minister of Finance" means the Minister of Finance (Canada);

        "Non-Electing Shareholder" means a Registered Shareholder who has either made an improper election or in respect of which no election has been received by Computershare by 4:00 p.m. (Toronto time) on the Election Date in respect of the form(s) of consideration the Shareholder wishes to receive from Lifeco for such Shareholder's Exchangeable Shares;

        "NYSE" means the New York Stock Exchange, Inc.;

        "Outside Date" means September 2, 2003;

        "Over Requested Consideration" means any form of consideration for which proper elections have been made in excess of the applicable maximum number or amount of such form of consideration available under the Transaction;

        "Registered Shareholder" means a Shareholder listed in the register of the holders of Canada Life Shares maintained by Computershare, as the registrar and transfer agent for the Canada Life Shares, and includes Canada Life Ownership Statement Shareholders;

        "Rights Plan" means the shareholder rights plan of Canada Life established pursuant to the shareholder rights plan agreement dated as of April 13, 2000 between Canada Life and Montreal Trust Company of Canada;

        "Series E Alternative" means the issuance of 1.78 Lifeco Series E Shares per Exchangeable Share;

        "Series F Alternative" means the issuance of 1.78 Lifeco Series F Shares per Exchangeable Share;

        "Shareholder" means a holder of Canada Life Shares;

        "Small Lot" means less than 100 Lifeco Shares of any class or series;

        "Small Lot Election" means the election available to Shareholders who as a result of the Transaction will own a Small Lot of Lifeco Shares;

        "Special Committee" means the special committee of the Board, comprised of Arthur R.A. Scace (Chair), David W. Lay, Cedric E. Ritchie and T. Iain Ronald, that considered and evaluated, among other things, the Transaction;

        "Special Meeting" means the special meeting of Shareholders to be held on Monday, May 5, 2003 at 10:30 a.m. in Toronto, Ontario, Canada and any resumption thereof, to consider and, if deemed advisable, to pass the Transaction Resolution;

        "Superintendent" means the Superintendent of Financial Institutions appointed pursuant to the Office of the Superintendent of Financial Institutions Act (Canada), as amended from time to time;

        "Superior Proposal" means an Acquisition Proposal that (i) if completed in accordance with its terms, would result in a transaction more favourable to Canada Life and the Shareholders than the Transaction, (ii) would have a greater value per Canada Life Share than the Transaction and (iii) is reasonably capable of completion without undue delay having regard to the nature, scope and size of Canada Life and its business and the regulatory environment in which it and its subsidiaries operate;

        "Tax Act" means the Income Tax Act (Canada), as amended;

        "Tax Election Package" means a package consisting of: (a) two copies of Federal Election Form T-2057 or, if the holder of the Exchangeable Shares is a partnership as indicated on the Letter of Election and Transmittal Form or Letter of Election Form, two copies of Federal Election Form T-2058; (b) if the holder of the Exchangeable Shares is required to file income tax returns in Québec as indicated on the Letter of Election and Transmittal Form or Letter of Election Form, then two copies of the Québec Tax Election Form TP-518V or any replacement form released by the Québec tax authority or, if the holder of the Exchangeable Shares is required to file in Québec and is a partnership as indicated on the Letter of Election and Transmittal Form or Letter of Election Form, then three copies of Québec Tax Election Form TP-529V or any replacement form released by the Québec tax authority; and (c) a tax election filing authorization letter (two copies if the holder is required to file in Québec as indicated on the Letter of Election and Transmittal Form or Letter of Election Form);

        "Termination Fee" means a fee of $287,315,000 payable by Canada Life to Lifeco in the circumstances specified in "Other Terms of the Transaction Agreement — Termination Fee and Expense Reimbursement";

        "Transaction" means the proposed reorganization of Canada Life's capital pursuant to which Canada Life Shares (other than those beneficially owned by Lifeco and its subsidiaries that have not been allocated to a segregated or other investment fund established and maintained by any such subsidiary) will be changed into Exchangeable Shares, each of which will then be automatically transferred to Lifeco for the Cash Alternative or the Series E Alternative or the Series F Alternative or the Common Share Alternative or the Combination Alternative (subject to the rights of Dissenting Shareholders and subject to election and proration);

        "Transaction Agreement" means the amended and restated transaction agreement dated as of February 14, 2003 between Canada Life and Lifeco, as it may be amended from time to time;

        "Transaction Resolution" means the special resolution of the Shareholders (i) confirming the amendments to the Canada Life by-laws required to implement the Transaction, (ii) approving the waiver of the application of the Rights Plan to the Transaction, and (iii) approving other matters incidental thereto;

        "TSX" means the Toronto Stock Exchange;

        "Under Requested Consideration" means any form of consideration for which proper elections have been made that are not in excess of the applicable maximum number or amount of such form of consideration available under the Transaction;

        "U.S. Securities Act" means the United States Securities Act of 1933, as amended from time to time;

        "U.S. Shareholder" means any holder of Canada Life Shares resident in the United States; and

        "Vesting Date" means the date upon which the Canada Life Options will vest, such date to be on or about the 10th business day prior to the Election Date.

THE TRANSACTION

Changing Regulatory Environment

        In September 1998, the Task Force on the Future of the Canadian Financial Services Sector formed by the Minister of Finance in December 1996 released its final report, which contained a number of recommendations dealing with, among other things, enhancing the competitiveness of, and improving the regulatory framework for, Canadian financial institutions, including the ownership regime for Canadian insurance companies. In June 1999, following consideration of the Task Force report by two federal parliamentary committees, the Minister of Finance released a White Paper, Reforming Canada's Financial Sector: A Framework for the Future, outlining the federal government's vision for the future of the Canadian financial services sector.

        On November 4, 1999, Canada Life Assurance converted its status from a mutual life insurance company owned by policyholders to a company owned wholly by Canada Life and became what is commonly referred to as a demutualized company. In connection with the demutualization, eligible policyholders of Canada Life Assurance received shares of Canada Life. At that time, the ICA required all demutualized companies and their holding companies to be widely held within the meaning of the regulations to the ICA. This restriction prevented any person or group of persons acting in concert from acquiring a "significant interest" in a demutualized company. A "significant interest" was defined to be beneficial ownership or actual or legal control of more than 10% of any class of shares of a demutualized company (or, where the shares of a demutualized company were held by a holding company, of the holding company).

        In June 2000, the Minister of Finance introduced proposed legislative changes to the ICA in response to the 1998 Task Force Report, the parliamentary committee reports and the proposals made in the federal government's 1999 White Paper. Those changes were never enacted but a further bill was subsequently introduced in February 2001, was enacted, and was proclaimed in force on October 24, 2001. The amended ICA provides that, on or after January 1, 2002, demutualized companies with an aggregate surplus and minority interest of greater than $1 billion but less than $5 billion (at its year end immediately prior to the time of demutualization) need not be widely-held but any person or group of persons acting in concert proposing to acquire a significant interest in such a demutualized company would be required to obtain the consent of the Minister of Finance.

        The aggregate of the surplus and minority interest of Canada Life (at its year end immediately prior to the time of Canada Life's demutualization) place it within the category of demutualized companies that no longer need to be widely-held after December 31, 2001. Accordingly, under the ICA, the Transaction may be completed subject to obtaining the requisite Ministerial consent.

Background to the Transaction

        In early November 2002, Mr. Dominic D'Alessandro, the President and Chief Executive Officer of Manulife, met Mr. David Nield, the Chairman and Chief Executive Officer of Canada Life, and inquired if Canada Life had considered the possibility of a business combination with Manulife. Mr. Nield responded that Canada Life was not seeking such a transaction, that management was focussed on running the business well, and that any proposal to increase shareholder value put to Canada Life would be considered on its merits and compared to management's plan to build shareholder value and other strategic alternatives that might be available at such time. Mr. Nield reported this conversation to the Board. At that time, the Board informally established a special committee, comprised of Arthur R. A. Scace, David W. Lay, Cedric E. Ritchie and T. Iain Ronald, to consider and report to the Board on change of control issues.

        On Friday, December 6, 2002, Mr. D'Alessandro called to ask for a meeting with Mr. Nield later that day. When they met, Mr. D'Alessandro advised Mr. Nield that Manulife was considering an offer to the shareholders of Canada Life and he delivered a letter to Mr. Nield to that effect. The letter was a non-binding expression of interest from Manulife at $38 cash or one Manulife Share per Canada Life Share. The aggregate consideration was to consist of 50% cash and 50% Manulife Shares. The letter proposed that Canada Life and Manulife enter into a 15 day period of exclusive negotiations and it requested a response from Canada Life by 5:00 p.m. on Tuesday, December 10, 2002.

        Mr. Nield met with Canada Life's senior management team and with the financial advisors to the Board, BMO Nesbitt Burns and CSFB, and the legal advisors to Canada Life, McCarthy Tétrault LLP, on that Friday evening and the Saturday following to consider Canada Life's response.

        On Saturday and Sunday, December 7 and 8, 2002, telephone conversations took place between the financial advisors for Canada Life and Manulife. On Sunday, December 8, the Special Committee met and received presentations from senior management and the financial and legal advisors of Canada Life. There was also a telephone discussion between Mr. Nield and Mr. D'Alessandro on Sunday evening. Mr. D'Alessandro advised that his timing had changed. He was meeting with the board of directors of Manulife on Monday morning and Manulife felt that it must then issue a press release, but he would call Mr. Nield before issuing a release. Mr. D'Alessandro advised Mr. Nield that Manulife was prepared to raise its offer to $40 cash or 1.055 Manulife Shares per Canada Life Share, with the cash proportion to be reduced and not to exceed 40% of the aggregate offer consideration and the Manulife Shares not to exceed 60% of the aggregate consideration. Mr. D'Alessandro stated that Manulife would not increase this proposed offer.

        The Special Committee met again on the morning of Monday, December 9, 2002 with senior management and Canada Life's financial and legal advisors. Prior to the meeting, Mr. Nield received a call at approximately 8:30 a.m. from Mr. D'Alessandro who said that the board of directors of Manulife authorized Manulife to issue the press release unless Canada Life was prepared to accept Manulife's offer prior to 9:00 a.m. that morning. Mr. Nield informed the Special Committee of these conversations. The Special Committee directed Mr. Nield to advise Mr. D'Alessandro that there would be no response from Canada Life by the 9:00 a.m. deadline. Mr. Nield so informed Mr. D'Alessandro and Manulife then issued its press release publicly announcing its intention to make an unsolicited bid for Canada Life. Later that day, Canada Life issued a press release announcing the formation of the Special Committee and senior management's view that the Manulife Offer did not reflect the value of Canada Life.

        On Friday, December 13, 2002, the Board of Directors of Canada Life met and formally confirmed the establishment of the Special Committee with a mandate to review the Manulife Offer and any alternatives that may maximize value for Shareholders and the appointment of Stikeman Elliott LLP as the Special Committee's independent legal counsel. The Board then received a report and presentations from the Special Committee, senior management and the financial and legal advisors of Canada Life. It was the unanimous view of the Board of Directors that the Manulife Offer did not reflect the value of Canada Life, and the Board instructed the Special Committee, working with senior management and the advisors, to bring forward alternatives that may be available to maximize value for Shareholders. A press release to this effect was issued by Canada Life later that day.

        During the course of December, January and February, Canada Life, through its investment advisors, solicited a number of parties to ascertain their interest in a transaction with Canada Life. Management of Canada Life, working with the Special Committee, also gave consideration to a number of strategic initiatives to create more value for Shareholders should the Manulife Offer not be successful.

        In late December 2002, Lifeco's financial advisors contacted Canada Life's financial advisors requesting access to confidential information of Canada Life. On January 20, 2003, Canada Life and Lifeco entered into the Confidentiality Agreement prior to Canada Life granting such access.

        On Thursday, January 23, 2003, Mr. D'Alessandro wrote to Arthur R. A. Scace, the Chairman of the Special Committee, requesting access to confidential information made available to potential bidders by Canada Life. Mr. Scace, on behalf of the Special Committee, responded on Monday, January 27, 2003 stating that access would be granted to Manulife if it was prepared to demonstrate its willingness to consider a revision to its offer on a basis which could be acceptable to Canada Life's Board and if it agreed to enter into an appropriate form of confidentiality agreement.

        On February 5, 2003, Canada Life reported record financial results for the fiscal year ended December 31, 2002. Net income per Canada Life Share for the year ended December 31, 2002 was $3.05 per Canada Life Share, an increase of 43% over 2001 (excluding the $85 million provision taken in 2001 for claims arising from the events which took place on September 11, 2001, net income was up $63 million or 15% over 2001). Canada Life also announced that its embedded value rose by 16% to $39.28 per Canada Life Share and that embedded value of new business increased by 38% to $1.37 per Canada Life Share. The Board of Directors increased the quarterly dividend payable to Shareholders by 33% over the amount payable in the previous quarter to $0.20 per Canada Life Share.

        On February 6, 2003, Manulife's financial advisors contacted Canada Life's financial advisors requesting access to confidential information of Canada Life. After four days of negotiations, on February 11, 2003, Canada Life and Manulife entered into a confidentiality agreement. Canada Life provided confidential information to Manulife in an effort to assist Manulife to consider improving its offer. Over the course of February 11, 12 and 13, Manulife reviewed confidential information in data rooms established by Canada Life in Toronto and the UK, and received management presentations from Canada Life.

        Canada Life's financial advisors indicated to Manulife that Canada Life was in a process of considering alternatives to the Manulife Offer and that if Manulife were to consider revising its existing offer it should do so by 5:00 p.m. on February 13, 2003. In the early evening on February 13, 2003, Canada Life received a letter from Manulife stating that it was not in a position to put forward a revised offer at that time. Canada Life immediately responded by letter indicating that it would be difficult for Canada Life to deal with a revised offer from Manulife if received after 7:00 a.m. on Friday, February 14, 2003. Manulife did not respond by that time.

        On February 13, 2003, Mr. Raymond McFeetors, Lifeco's Co-President and Chief Executive Officer, contacted Mr. Nield to advise that he wished to meet with the Special Committee at 4:30 p.m. At approximately 6:00 p.m., Mr. McFeetors advised the Special Committee of Lifeco's desire to acquire Canada Life and set forth the terms of its proposal. Mr. McFeetors asked Canada Life to conduct exclusive negotiations with Lifeco until 2:00 p.m. February 14, 2003. Canada Life agreed to do so.

        That evening, Lifeco and its legal and financial advisors met with Canada Life management and the Board's legal and financial advisors to negotiate an acquisition transaction. After extensive discussions, a revised proposal was considered by the Special Committee, which, following a meeting with its legal advisors and Canada Life's legal and financial advisors early on February 14, 2003, agreed to recommend it to the Board. The revised proposal contemplated the acquisition by Lifeco of all of the outstanding Canada Life Shares, including Canada Life Shares issuable on the exercise of options, for a combination of cash and Lifeco securities valued at approximately $7.3 billion (or $44.50 per Canada Life Share on a fully diluted basis), subject to certain terms and conditions (the "Lifeco Proposal").

        On February 14, 2003, the Board of Directors met to consider the Lifeco Proposal and the recommendation of the Special Committee to support it. The Board received the verbal opinions of its financial advisors, BMO Nesbitt Burns and CSFB, that the aggregate consideration to be received by Shareholders pursuant to the Lifeco Proposal was, on such date, fair, from a financial point of view, to Shareholders other than Lifeco. Following due consideration and subject to Canada Life conducting certain due diligence on Lifeco, the Board of Directors unanimously determined that the Lifeco Proposal was in the best interests of Canada Life and approved entering into the Transaction Agreement. The Board also resolved to recommend that Shareholders accept the Lifeco Proposal.

        On February 17, 2003, Canada Life issued a press release announcing that Lifeco had agreed to acquire all of the Canada Life Shares and the Board of Directors' unanimous resolution to support the Lifeco Proposal.

        On February 28, 2003 the Manulife Offer expired.

Reasons for the Transaction

        The Special Committee and the Board, in consultation with Canada Life's financial and legal advisors, the Special Committee's legal advisors and with management of Canada Life, considered a number of factors in concluding that the Transaction is in the best interests of Canada Life, in determining to approve the Transaction Agreement and to recommend that Shareholders approve the Transaction. Neither the Special Committee nor the Board considered it practical to, and they did not attempt to, quantify or otherwise assign relative weights to the various factors considered by them in reaching their decisions. While the following description of the factors considered by the Special Committee and the Board is not intended to be exhaustive, the factors considered included:

  •
  that the Transaction consideration of $44.50 per Canada Life Share (based on the volume weighted-average closing price of the Lifeco Common Shares on the TSX for the five trading days prior to the execution of the Transaction Agreement on February 14, 2003) represented a premium of 41.5% over the closing price of the Canada Life Shares on the TSX on December 6, 2002, the trading day prior to the announcement of the Manulife Offer, and a premium of 15.1% over the value of the Manulife Offer based on the closing price of the

    Manulife common shares on February 14, 2003, the trading day prior to the announcement of the Transaction;

  •
  that Shareholders will have the choice to receive Lifeco Shares and/or cash at their election, subject to maximums and proration;
  •
  the opinions of each of BMO Nesbitt Burns and CSFB to the effect that as of February 14, 2003 and, subject to the limitations and assumptions set forth therein, the aggregate consideration offered by Lifeco to Shareholders in connection with the Transaction is fair, from a financial point of view, to Shareholders other than Lifeco (see "— Fairness Opinions");
  •
  that senior management of Canada Life was of the view that entering into the Transaction was in the best interest of Canada Life;
  •
  that many Shareholders who receive Lifeco Shares may do so on a full or partial tax deferred basis (see "Tax Considerations for Canada Life Shareholders");
  •
  that upon completion of the Transaction, Canada Life will become a subsidiary of Lifeco and the Canada Life Preferred Shares, CLiCS and CLA Debentures will remain outstanding as securities of Canada Life or its subsidiaries with the same rights, terms and conditions that currently exist;
  •
  that the Transaction will not affect the terms and conditions of policies of Canada Life Assurance policyholders;
  •
  that the Lifeco Shares offered in connection with the Transaction provide Shareholders with an opportunity to participate in the ownership of a larger, stronger company with substantial international operations that is expected to be well-positioned to respond to opportunities and developments;
  •
  that Shareholders who oppose the Transaction may, upon compliance with certain conditions, exercise their Dissent Rights and receive from Lifeco the fair value in cash of their Canada Life Shares (see "Dissenting Shareholders' Rights");
  •
  that commencing December 9, 2002, Canada Life, with the assistance of its financial and legal advisors, undertook an extensive 10 week long process to explore possible alternatives that would yield a higher value than the Manulife Offer and maximize value for Shareholders — the Transaction resulted from these efforts and in the view of the Special Committee and the Board, based on legal advice, the terms of the Transaction Agreement are customary and reasonable in the context of the Transaction;
  •
  that no alternative, in the opinion of the Special Committee and the Board, offered greater value to the Shareholders than the Transaction; and
  •
  that the Transaction Agreement does not preclude the Board from considering and acting on an Acquisition Proposal superior to the Transaction if one were presented prior to the approval of the Transaction Resolution at the Special Meeting, provided that Canada Life complies with the terms of the Transaction Agreement.

        The Special Committee and the Board recognize that there are certain risks associated with the Transaction, including the potential variation in the value of the Lifeco Common Shares which may be received by Shareholders as a result of changes in the price of the Lifeco Common Shares prior to the closing of the Transaction and the other risks set forth in this Circular, including those under "Investment Considerations Relating to Lifeco Shares". However, the Board believes that the positive factors described above should outweigh any risks (even though there can be no assurances in this regard) and is unanimous in its recommendation that Shareholders vote in favour of the Transaction Resolution.

        The Special Committee and the Board unanimously recommend that Shareholders vote in favour of the Transaction Resolution.

Fairness Opinions

        The Board retained BMO Nesbitt Burns and CSFB to assist Canada Life in its assessment of strategic alternatives and the Transaction and to provide their opinions in relation to the fairness to Shareholders, from a financial point of view, of the aggregate consideration to be received by Shareholders in connection with the Transaction.

BMO Nesbitt Burns Opinion

        On February 14, 2003, BMO Nesbitt Burns delivered its oral opinion to the Board, which opinion was confirmed by delivery of the written BMO Nesbitt Burns Opinion, that, as of February 14, 2003, the aggregate consideration under the Transaction is fair, from a financial point of view, to Shareholders other than Lifeco.

        BMO Nesbitt Burns' conclusion as to the fairness, from a financial point of view, of the aggregate consideration under the Transaction to the Shareholders other than Lifeco, is based upon various assumptions and limitations, including the assumption that all financial and other information, data, advice and representations obtained by BMO Nesbitt Burns from public sources, or provided to BMO Nesbitt Burns by Canada Life and its advisors, or otherwise obtained pursuant to its engagement was complete, accurate and fairly presented.

        BMO Nesbitt Burns reviewed and relied upon, among other things, the Transaction Agreement, Canada Life's, Manulife's and Lifeco's public disclosure documents, certain internal financial information, projections, forecasts and estimates and actuarial information relating to Canada Life prepared by management of Canada Life, certain information about the business, operations and assets of Canada Life provided to it by Canada Life, discussions with senior management of Canada Life and members of the Board, a due diligence session held with senior officers of Lifeco and a letter of representation of senior officers of Canada Life as to certain factual matters including, among other things, that: the information, data and other material (the "Information") provided to BMO Nesbitt Burns by or on behalf of Canada Life was complete, true and accurate at the date the Information was provided to BMO Nesbitt Burns; that since the date of the Information, there has been no material change, or new material facts, financial or otherwise, relating to the business or affairs of Canada Life or any of its subsidiaries which is of a nature as to render any of the Information untrue or misleading; there is no plan or proposal for any material change in Canada Life or any of its subsidiaries that has not been disclosed to BMO Nesbitt Burns; there are no existing appraisals or valuations in the possession or control of or known to Canada Life relating to Canada Life, its subsidiaries, their material assets or securities, prepared as at a date within the twenty-four months preceding the date of the BMO Nesbitt Burns Opinion; no offers or negotiations for all or a material part of the properties or assets owned by or for the securities of Canada Life or its subsidiaries have been made or have occurred within the twenty-four months preceding the date of the BMO Nesbitt Burns Opinion other than as disclosed to BMO Nesbitt Burns; and there are no facts or circumstances regarding Canada Life, its subsidiaries, assets, liabilities, affairs, prospects or condition (financial or otherwise) that have not been disclosed to BMO Nesbitt Burns in writing which could reasonably be expected to materially affect the BMO Nesbitt Burns Opinion.

        The complete text of the BMO Nesbitt Burns Opinion is attached as Schedule B to this Circular and the summary of the BMO Nesbitt Burns Opinion set forth above is qualified in its entirety by reference to that opinion. The BMO Nesbitt Burns Opinion was provided to the Board for its use only and may not be relied upon by any other party. Shareholders are urged to read the BMO Nesbitt Burns Opinion carefully and in its entirety for a description of the factors considered and the assumptions made by BMO Nesbitt Burns in preparing the BMO Nesbitt Burns Opinion.

        BMO Nesbitt Burns has acted as financial advisor to Canada Life in connection with the Transaction and will receive a fee for its services, a portion of which is contingent upon the consummation of the Transaction. BMO Nesbitt Burns has also received a fee for rendering the BMO Nesbitt Burns Opinion. In addition, BMO Nesbitt Burns is to be reimbursed for its reasonable out-of-pocket expenses and to be indemnified by Canada Life in certain circumstances. In addition, an affiliate of BMO Nesbitt Burns has committed to provide financing to Lifeco or certain of its affiliates in connection with the Transaction.

        BMO Nesbitt Burns was not asked to prepare and therefore did not prepare a valuation of Canada Life or any of its securities or assets. The BMO Nesbitt Burns Opinion was necessarily based upon securities markets, economic and general business and financial conditions as at the date of the BMO Nesbitt Burns Opinion and the conditions and prospects, financial and otherwise, of Canada Life as they were reflected in the Information and as they were represented to BMO Nesbitt Burns in its discussions with management of Canada Life. In its analyses and in connection with the preparation of the BMO Nesbitt Burns Opinion, BMO Nesbitt Burns made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Transaction.

CSFB Opinion

        On February 14, 2003, CSFB delivered its oral opinion to the Board, which opinion was confirmed by delivery of the written CSFB Opinion, that, as of February 14, 2003, the aggregate consideration to be received by the Shareholders in the Transaction is fair to such Shareholders, other than Lifeco, from a financial point of view.

        CSFB's conclusion as to the fairness, from a financial point of view, of the aggregate consideration to be received in the Transaction by the Shareholders, other than Lifeco, is based upon various assumptions and limitations, including the assumptions that:

  •
  all information relied upon by CSFB was complete and accurate in all material respects;
  •
  financial forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of Canada Life's management as to the future financial performance of Canada Life and Lifeco and as to the cost savings and other potential synergies; and
  •
  in the course of obtaining necessary regulatory and third party approvals, consents and agreements for the Transaction, no modification, delay, limitation, restriction or condition will be imposed that will have an adverse effect on Canada Life or Lifeco or the contemplated benefits of the Transaction and that the Transaction will be consummated in accordance with the terms of the Transaction Agreement, without waiver, modification or amendment of any material term, condition or agreement therein.

        The complete text of the CSFB Opinion is attached as Schedule C to this Circular and the summary of the CSFB Opinion set forth above is qualified in its entirety by reference to that opinion. The CSFB Opinion was provided solely for the use of the Board and was not intended to be, and does not constitute, a recommendation as to the form of consideration a Shareholder should elect to receive in the Transaction or how a Shareholder should vote or act on any other matter relating to the Transaction. Shareholders are urged to read the CSFB Opinion carefully and in its entirety for a description of the factors considered and the assumptions made by CSFB in preparing the CSFB Opinion.

        CSFB has acted as financial advisor to Canada Life in connection with the Transaction and will receive a fee for its services, a portion of which is contingent upon the consummation of the Transaction. CSFB has also received a fee for rendering the CSFB Opinion. In addition, Canada Life has agreed to reimburse CSFB for its reasonable out-of-pocket expenses and to indemnify it against certain liabilities, including certain liabilities under applicable securities laws.

        CSFB was not engaged to and therefore did not prepare an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Canada Life or Lifeco. The CSFB Opinion was necessarily based upon information available to CSFB and financial, economic, market and other conditions as they existed and could be evaluated on the date of the CSFB Opinion. CSFB did not express any opinion as to the actual value of the Lifeco Common Shares, the Lifeco Series E Shares or the Lifeco Series F Shares when issued to the Shareholders pursuant to the Transaction or the prices at which the Lifeco Common Shares, the Lifeco Series E Shares or the Lifeco Series F Shares will trade at any time. Further, the CSFB Opinion does not address the relative merits of the Transaction as compared to other transactions or business strategies that might be available to Canada Life, nor does it address the underlying business decision of Canada Life to proceed with the Transaction.

Transaction Mechanics

        At the Special Meeting, Shareholders will be asked to vote to approve the change of each Canada Life Share (other than those beneficially owned by Lifeco and its subsidiaries that have not been allocated to a segregated or other investment fund established and maintained by any such subsidiary) into an Exchangeable Share which will thereafter automatically be transferred to Lifeco in exchange for, subject to the rights of Dissenting Shareholders, election and proration: (a) $44.50 in cash, subject to the Maximum Cash Consideration; or (b) 1.78 Lifeco Series E Shares, subject to the Maximum Series E Consideration; or (c) 1.78 Lifeco Series F Shares, subject to the Maximum Series F Consideration; or (d) 1.1849 Lifeco Common Shares, subject to the Maximum Common Share Consideration; or (e) any combination of the foregoing.

        If, on the Closing Date, proper elections have been made in respect of Canada Life Shares which, if complied with by Lifeco, would result in Lifeco paying the holders thereof in excess of any of the Maximum Cash Consideration, the Maximum Series E Consideration, the Maximum Series F Consideration or the Maximum Common Share

Consideration, then the following rules shall be applied to allocate the Elected Consideration among Electing Shareholders:

  (a)
  an Electing Shareholder who has properly elected Under Requested Consideration will be entitled to receive such Under Requested Consideration in the form that such Electing Shareholder elected in respect of all the Canada Life Shares in respect of which such proper election was made; and
  (b)
  an Electing Shareholder who has properly elected a particular form of Over Requested Consideration will receive a portion of such Over Requested Consideration based on the proportion that the number of Canada Life Shares in respect of which that particular form of Over Requested Consideration was elected by such Electing Shareholder is of the total number of Canada Life Shares in respect of which that particular form of Over Requested Consideration was elected, such that all such Electing Shareholders will receive, in the aggregate, the maximum applicable amount of that form of Elected Consideration. The balance of the Elected Consideration to be received by such Electing Shareholder in respect of its Canada Life Shares which remain unallocated (the "Unallocated Canada Life Shares") will be in the form of a proportion of each form of Under Requested Consideration remaining after taking into account the allocations made pursuant to paragraph (a) above, based on the number of Unallocated Canada Life Shares held by such Electing Shareholder as a proportion of the total number of (i) all Unallocated Canada Life Shares and (ii) all Canada Life Shares held by Non-Electing Shareholders; provided that all Electing Shareholders will receive in respect of their Unallocated Canada Life Shares, and all Non-Electing Shareholders will receive in respect of all of their Canada Life Shares, the same relative proportions, as nearly as may be practical, of each form of remaining Under Requested Consideration.

        Each Non-Electing Shareholder will be entitled to receive a proportion of each form of Under Requested Consideration remaining after allocations to the Electing Shareholders pursuant to paragraph (a) above have been made, based upon the number of Canada Life Shares held by such Non-Electing Shareholder as a proportion of the total number of (i) all Unallocated Canada Life Shares and (ii) all Canada Life Shares held by all Non-Electing Shareholders. All Electing Shareholders will receive in respect of their Unallocated Canada Life Shares and all Non-Electing Shareholders will receive in respect of all of their Canada Life Shares, the same relative proportions, as nearly as may be practical, of each form of remaining Under Requested Consideration.

        If the Transaction Resolution is approved by at least two-thirds of the votes cast by Shareholders at the Special Meeting, all required regulatory approvals are received, and all conditions to the completion of the Transaction are satisfied or waived, the share capital of Canada Life will be reorganized at the Closing Time in the following manner:

  •
  the by-laws of Canada Life will be amended to create the Exchangeable Shares and to change each Canada Life Share (other than those beneficially owned by Lifeco and its subsidiaries that have not been allocated to a segregated or other investment fund established and maintained by any such subsidiary) into one Exchangeable Share;
  •
  immediately following the change of each such Canada Life Share into one Exchangeable Share, each Exchangeable Share will be transferred automatically to Lifeco in exchange for:
  •
  in the case of each Exchangeable Share held by Shareholders other than Dissenting Shareholders, Elected Consideration; and
  •
  in the case of each Exchangeable Share held by Dissenting Shareholders, the right to receive a cash payment in an amount to be determined in accordance with the Dissent Rights Agreement; and
  •
  Lifeco may, at its option, convert the Exchangeable Shares acquired by it from the Shareholders into Canada Life Shares on a share-for-share basis.

        If the Transaction Resolution is approved by Shareholders at the Special Meeting, Canada Life will promptly mail a Letter of Election and Transmittal Form to Certificated Shareholders and a Letter of Election Form to Canada Life Ownership Statement Shareholders. Certificated Shareholders and Canada Life Ownership Statement Shareholders may choose the form(s) of consideration they wish to receive by completing the applicable form and ensuring that it and certificates representing Canada Life Shares, if any, are received by Computershare by 4:00 p.m. (Toronto time) on the Election Date. Beneficial owners of Canada Life Shares registered in the name of a broker, custodian, nominee or other Intermediary should contact such Intermediary for instructions on how to elect their desired form(s) of consideration.

Exchangeable Shares

        The following is a summary of the material rights, privileges, restrictions and conditions attaching to the Exchangeable Shares and is qualified in its entirety by reference to the full text of such rights, privileges, restrictions and conditions, which are attached as Schedule 1 to Appendix 1 to Schedule A to this Circular.

  Automatically Exchangeable for the Elected Consideration

        Each Exchangeable Share will be transferred automatically to Lifeco in exchange for: (i) with respect to Exchangeable Shares other than those held by Dissenting Shareholders, the Elected Consideration and (ii) with respect to Exchangeable Shares held by Dissenting Shareholders, the right to receive a cash payment in an amount to be determined in accordance with the Dissent Rights Agreement. Such exchange of all Exchangeable Shares will be effected automatically at the Closing Time and immediately after the Canada Life Shares are changed into Exchangeable Shares and without any act required of the holders of Exchangeable Shares.

  Voting Rights

        Holders of Exchangeable Shares will be entitled to receive notice of, to attend and to vote at any meeting of the shareholders of Canada Life on the same basis as holders of Canada Life Shares.

  Ranking

        The Exchangeable Shares will rank junior to the Canada Life Preferred Shares, which are the only outstanding preferred shares of Canada Life, and equally with the Canada Life Shares with respect to priority in the distribution of assets in the event of the liquidation, dissolution or winding-up of Canada Life, whether voluntary or involuntary, or any other distribution of the assets of Canada Life for the purpose of winding-up its affairs.

  Convertible into Canada Life Shares

        After the automatic transfer of the Exchangeable Shares to Lifeco, the Exchangeable Shares will be convertible into Canada Life Shares by Lifeco at its option.

Fractional Shares

        No fractional Lifeco Shares will be delivered to any Shareholder otherwise entitled thereto as a result of the Transaction. Instead, Shareholders will receive a cash payment equal to their proportionate share of the proceeds (after deducting fees and expenses) received by Computershare on the sale on their behalf of the Lifeco Shares representing the accumulation of all fractional interests in Lifeco Shares that would otherwise be issuable to Shareholders in connection with the Transaction. Computershare will make arrangements to sell such Lifeco Shares on the TSX on behalf of affected Shareholders as soon as possible, but in any event no later than three business days following the Closing Date.

Small Lot Sales

        Any Shareholder who receives an amount of any class or series of Lifeco Shares numbering less than 100 shares will be entitled to elect to have those Lifeco Shares sold on such Shareholder's behalf and as a result receive a cash payment equal to such Shareholder's proportionate share of the proceeds (after deducting fees and expenses) received by Computershare on the sale of all Lifeco Shares of such class or series for which a Small Lot Election was made. The aggregate proceeds (after deducting fees and expenses) of such sale will be distributed by Computershare proportionately in relation to the respective number of Lifeco Shares of such class or series for which such Shareholder made a Small Lot Election as a proportion of the total number of Lifeco Shares of such class or series for which a Small Lot Election was made. Computershare will sell such Lifeco Shares on the TSX as soon as possible following the Closing Date, but in any event no later than three business days following the Closing Date.

Currency of Cash Payments

        Shareholders resident in the United States, the United Kingdom and Ireland who receive cash payments pursuant to the Transaction will be paid in local currency equivalent of such cash, at the rate of exchange obtained by Lifeco (which exchange will be made by Lifeco within three business days of the date of payment at no cost to

Lifeco), except where the Shareholder elects to receive such payments in Canadian dollars. Shareholders resident in all other countries will receive all cash payments in Canadian dollars.

Procedure for Exchange of Share Certificates

        Immediately prior to the Closing Time, Lifeco will deposit with Computershare certificates representing the Lifeco Shares to be issued and the cash to be paid on the completion of the Transaction. Certificated Shareholders must deliver their Canada Life Share certificates, together with a duly authorized and properly completed Letter of Election and Transmittal Form in accordance with the instructions set out therein electing the form(s) of consideration they wish to receive, to Computershare in order to receive their Elected Consideration. Canada Life Ownership Statement Shareholders who wish to elect particular form(s) of consideration must deliver to Computershare a duly authorized and properly completed Letter of Election Form electing the type of consideration they wish to receive in accordance with the instructions set out therein. Beneficial owners of Canada Life Shares registered in the name of a broker, custodian, nominee or other Intermediary should contact such Intermediary for instructions on how to elect the form(s) of consideration they wish to receive. Shareholders who do not properly elect or who fail to make an election will receive a pro rata portion of the Under Requested Consideration after taking into account certain elections made by Electing Shareholders (subject to, in the case of Certificated Shareholders, the requirement that they properly surrender the certificate(s) representing their Canada Life Shares to Computershare).

        In order to make an effective election in connection with the Transaction, Certificated Shareholders must ensure that a properly completed and duly authorized Letter of Transmittal and Election Form (together with Canada Life Share Certificate(s)), and Canada Life Ownership Statement Shareholders must ensure that a properly completed and duly authorized Letter of Election Form, is received by Computershare by 4:00 p.m. (Toronto time) on the Election Date. If Lifeco in its sole judgment determines that the Closing Date is not reasonably likely to occur on July 10, 2003, the Election Date may be changed to another date, which Lifeco expects to be no later than three business days before the changed Closing Date.

        If the Election Date is changed, Canada Life will provide at least 10 days' notice of the change by means of publication in generally the same publications and manner in which it publishes notices of the record date for its shareholder meetings.

        Consideration is being given to the continuance of Canada Life's assisted sales program following the Closing Date for former holders of Canada Life Ownership Statements by Lifeco. Details concerning whether Canada Life Ownership Statement Shareholders will receive, in respect of any Lifeco Shares to which they are entitled, ownership statements from Lifeco or share certificates representing their Lifeco Shares, and information concerning services to be provided by Lifeco to former holders of Canada Life Ownership Statements following the Closing Date will be provided to such holders in a separate communication.

        Shareholders will receive the consideration to which they are entitled as a result of the Transaction as soon as commercially practicable after the amount of each form of their consideration has been determined. In order to permit the sale of aggregated fractional shares and Small Lots, it may be that Shareholders will receive certificates representing their Lifeco Shares prior to receiving a cheque for their cash consideration.

        Following the Closing Time, all Canada Life Ownership Statements will cease to represent any entitlement by the holder thereof to Canada Life Shares (or any entitlement in respect thereof including Exchangeable Shares) and will be null and void for all purposes.

Effect of the Transaction on the Canada Life Options and Deferred Stock Units

        As at March 21, 2003, there were issued and outstanding Canada Life Options to purchase an aggregate of 3,038,646 Canada Life Shares. These Canada Life Options are held by officers, directors and employees of Canada Life and its affiliates under the Canada Life Stock Option Plan. Pursuant to the terms of the Transaction Agreement, and subject to the receipt of the approval of the TSX and any other additional approvals that may be required, the Canada Life Stock Option Plan will provide that all unvested Canada Life Options will vest on the Vesting Date, to permit optionholders to exercise options prior to the Election Date, and will be amended to provide that (i) each unexercised Canada Life Option outstanding at the Closing Time will be exchanged for an option to acquire that number of Lifeco Common Shares as is equal to the number of Canada Life Shares that were issuable on the exercise of such Canada Life Option immediately prior to the Closing Date multiplied by 1.1849 and rounded down to the nearest whole number at an exercise price per Lifeco Common Share equal to the quotient determined by dividing the exercise price per Canada Life Share at which such Canada Life Option was exercisable immediately prior to the Closing Date by 1.1849, rounded up to the nearest cent and (ii) holders of options will have a period of 45 days following the Closing Date in which to exercise such options, failing which they will expire. The terms and conditions of each Canada Life Option and the rights of each holder thereof, other than the elimination of applicable stock appreciation rights on the Closing Date, will otherwise remain unchanged.

        Pursuant to the terms of the Transaction Agreement, certain circumstances could require Canada Life to use its commercially reasonable efforts to ensure that all unexercised options expire immediately after the Closing Time.

        Canada Life has agreed in the Transaction Agreement to take all steps required to formally terminate the granting of any additional units under its deferred stock unit plan (the "DSU Plan") as soon as reasonably possible. Lifeco has agreed in the Transaction Agreement to use commercially reasonable efforts to make adjustments to units granted under the DSU Plan and amendments to the DSU Plan to attempt to preserve the tax benefit of the DSU Plan to its participants and will honour the terms of the DSU Plan in accordance therewith.

No Effect on Canada Life Preferred Shares, CLA Debentures or CLiCS

        Inmediately upon completion of the Transaction, Lifeco will own all of the issued and outstanding Canada Life Shares and Canada Life will become a subsidiary of Lifeco.

        The 6,000,000 Non-Cumulative Redeemable Class B Preferred Shares, Series 1 in the capital of Canada Life and the CLA Debentures will remain outstanding as securities of Canada Life and Canada Life Assurance, respectively, with the same rights, terms and conditions as currently exist. The CLiCS will remain outstanding as trust units of Canada Life Capital Trust with the same rights, terms and conditions as currently exist.

Waiver of Rights Plan

        Canada Life adopted the Rights Plan to allow the Board to deal more effectively and in the best interests of Shareholders with unsolicited offers from third parties to acquire more than 20% of the Canada Life Shares, to provide sufficient time for the consideration of any such offers and to allow enough time for competing transactions to emerge. The Rights Plan contains provisions which could have a substantial dilutive effect on the ownership interest of any person who acquires more than 20% of the Canada Life Shares without the prior approval of the Board and provides generally that the application of those provisions to a negotiated transaction may be waived by the Board with the prior consent of Shareholders. The Board is of the view that it would be inappropriate for the potentially dilutive provisions of the Rights Plan to apply in the context of the Transaction, and the completion of the Transaction is therefore conditional upon the waiver of the application of such provisions to the Transaction as contemplated by the Transaction Resolution.

Stock Exchange Listings

        While Shareholders can presently trade their Canada Life Shares on both the TSX and NYSE, after the Closing Date Lifeco Shares received pursuant to the Transaction will only be tradeable on the TSX. The TSX has conditionally approved the listing of the Exchangeable Shares and the Lifeco Shares issuable in connection with the Transaction. Listing on the TSX is subject to Canada Life and Lifeco, as applicable, fulfilling all of the requirements of the TSX on or before the date of issuance of such shares, including with respect to the Lifeco Series E Shares and the Lifeco Series F Shares, satisfying the TSX that the market value of such shares respectively is at least $2 million.

Qualification for Trading

  Canada

        In order for the Lifeco Shares issuable in connection with the Transaction to be freely tradeable in all provinces and territories in Canada, as required by the Transaction Agreement, an application will be made to the securities commission or similar authority in each of the provinces and territories of Canada to seek certain relief from the registration and prospectus requirements in connection with the issuance of such Lifeco Shares. Other than such relief, no approvals, orders or rulings are necessary in order for the Lifeco Shares issuable in connection with the

Transaction to be freely tradeable in all provinces and territories in Canada, subject to exceptions or requirements of general application.

  United States

        The Lifeco Shares to be issued to U.S. Shareholders in connection with the Transaction will be registered under the U.S. Securities Act and may be sold without restriction under the U.S. Securities Act by any U.S. Shareholder who, for purposes of United States securities laws, is not an "affiliate" of Canada Life at the time the Transaction is submitted to Shareholders, and who will not be an affiliate of Lifeco at the time of any resale of such Lifeco Shares. An "affiliate" of a corporation for purposes of relevant United States securities laws is a person who, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such corporation. Any resale of such Lifeco Shares by such an affiliate or former affiliate may be subject to registration requirements of the U.S. Securities Act, absent an exemption therefrom. Any such affiliate or former affiliate should obtain the advice of its legal counsel with respect to the application of the U.S. Securities Act to the offer or sale of such Lifeco Shares by such person.

Eligibility for Investment in Canada

        Eligibility of the Lifeco Shares for investment by Shareholders to whom any of the following statutes apply is, in certain cases, governed by criteria which such Shareholders are required to establish as policies or guidelines pursuant to the applicable statute (and regulations thereunder) and is subject to prudent investment requirements and additional requirements relating to investment or lending policies or goals provided therein:

Bank Act (Canada)

Cooperative Credit Associations Act (Canada)

Insurance Companies Act (Canada)

Trust and Loan Companies Act (Canada)

Pension Benefits Standards Act, 1985 (Canada)

Pension Benefits Act (Ontario)

An Act Respecting Insurance (Quebec)

An Act Respecting Trust Companies and Savings Companies (Quebec)

Supplemental Pension Plans Act (Quebec)

        In addition, in the opinion of McCarthy Tétrault LLP and Blake, Cassels & Graydon LLP, had the Transaction become effective on the date hereof, the Exchangeable Shares issued to Shareholders in the course of the Transaction and the Lifeco Shares to be received by Shareholders under the Transaction would be, on the date hereof, qualified investments under the Tax Act and the regulations thereunder for a trust governed by a registered retirement savings plan, a registered retirement income fund, a deferred profit sharing plan or a registered education savings plan, and would not be foreign property for purposes of Part XI of the Tax Act. Exchangeable Shares and Lifeco Shares would not be prohibited investments under the Tax Act for a registered pension plan.

Interests of Management and Others in the Transaction

        In considering the recommendation of the Board with respect to the Transaction, Shareholders should be aware that certain members of Canada Life's management and the Board have certain interests in connection with the Transaction, including those referred to below, that may present them with actual or potential conflicts of interest in connection with the Transaction. The Board is aware of these interests and considered them along with the other matters described above in "Reasons for the Transaction".

        Canada Life has change of control agreements with certain senior officers which provide for, among other things, a requirement to pay those officers multiples of their respective annual compensation up to two times if the officer's employment is terminated, in each case within a period of time after a change of control of Canada Life. The Transaction will constitute a change of control of Canada Life for purposes of these agreements. See "Information Concerning Canada Life — Change of Control Agreements and Retirement Arrangements".

        In addition, the directors and senior officers of Canada Life participate in the Canada Life Stock Option Plan and certain directors and senior officers participate in the DSU Plan. See "Information Concerning Canada Life — Canada Life Executive Compensation" and "— Human Resources Committee Report on Executive Compensation". All outstanding Canada Life Options will vest and be exerciseable in full on the Vesting Date. Lifeco has agreed to honour the terms of the DSU Plan and to use commercially reasonable efforts to make adjustments to units granted under the DSU Plan to its participants. See "— Effect of the Transaction on Canada Life Options and Deferred Stock Units".

Intentions of Canada Life Directors and Senior Officers

        The directors and senior officers of Canada Life, who collectively owned 226,540 Canada Life Shares as of March 21, 2003, which represent less than 1% of the outstanding Canada Life Shares, have indicated that they intend to vote in favour of the Transaction Resolution.

OTHER TERMS OF THE TRANSACTION AGREEMENT

        The following description of certain material provisions of the Transaction Agreement is a summary only, is not comprehensive and is qualified in its entirety by reference to the full text of the Transaction Agreement.

Conduct of Canada Life's Business Pending the Closing

        Until the earlier of the Closing Time and the termination of the Transaction Agreement, unless Lifeco otherwise agrees in writing, Canada Life is required to conduct its business in the ordinary course of business, consistent with past practice, and use commercially reasonable efforts to preserve intact its business organizations and goodwill, including contractual rights.

Non-Solicitation

  Termination of Existing Discussions

        The Transaction Agreement required Canada Life and its representatives to immediately cease and cause to be terminated any then existing solicitation, encouragement, activity, discussion or negotiation with any person with respect to any Acquisition Proposal and request the return or destruction by third parties of all confidential information provided to them regarding Canada Life.

  Non-Solicitation Covenant

        The Transaction Agreement further provides that, except as contemplated below, Canada Life will not and will not permit any of its representatives to:

  •
  solicit, initiate, invite, assist, facilitate, promote, encourage or entertain any inquiry or the making of any proposal to it or its shareholders from any person which constitutes, or may reasonably be expected to lead to, in either case, in one transaction or a series of transactions, an Acquisition Proposal;
  •
  enter into or participate in or continue any discussions or negotiations regarding, agree to or endorse or recommend, or enter into or propose to enter into any agreement, arrangement or understanding in relation to, an Acquisition Proposal; or
  •
  furnish to any person any information with respect to the business, properties, operations, prospects or condition (financial or otherwise) of Canada Life or any of its subsidiaries in circumstances under which it knows, or it ought reasonably to know, that such information will be used by the recipient in connection with, or in order to make or evaluate making, an Acquisition Proposal.

        In addition, Canada Life may not release any person from any confidentiality agreement or standstill agreement by which such person is bound unless such person has made a Superior Proposal which has been accepted by Canada Life in accordance with terms of Transaction Agreement.

  Ability to Respond to Superior Proposal

        Notwithstanding the foregoing but subject to the limitations described below, the Board may, at any time before the Special Meeting, consider, participate in discussions or negotiate with, or provide information to, any person who has delivered to Canada Life a bona fide written Acquisition Proposal (with respect to which Canada Life has not breached its non-solicitation covenant) which consists of a specific offer which is not conditional upon access or continued access to confidential or material non-public information and includes a request for access to confidential or material non-public information regarding Canada Life if the Board determines in good faith that (i) if such Acquisition Proposal were made it would be a Superior Proposal, and (ii) after consultation with its financial and legal advisors, it is necessary for the directors to do so in order to discharge their fiduciary duties.

  Notice to Lifeco

        Canada Life has agreed to notify Lifeco as soon as possible (and in any event within 24 hours of receipt) of any bona fide written Acquisition Proposal of which its senior management or the Board becomes aware, or any request for non-public information relating to it in connection with an Acquisition Proposal or for access to its properties, books or records by any person that informs it or its representatives that such person is considering making, or has made, an Acquisition Proposal. The notice must include a description of the material terms and conditions of any proposal and provide such details of the proposal, inquiry or contact as Lifeco may reasonably request, including the identity of the person making such proposal, inquiry or contact.

  Lifeco's First Opportunity to Match

        Lifeco has the right to match the terms of any bona fide written Acquisition Proposal of which Canada Life's senior management or the Board has become aware (including any Acquisition Proposal in respect of which access to confidential or material non-public information regarding Canada Life has been requested) for a period of 48 hours from the time it has received notice from Canada Life of the Acquisition Proposal and the details thereof. Lifeco may amend the terms of the Transaction Agreement and the terms of the Transaction to provide for terms that to Canada Life and its Shareholders are as favourable as, or superior to, the terms of the Acquisition Proposal. If Lifeco makes such an amendment to the Transaction Agreement, Canada Life may not enter into any discussions or negotiations with or provide any confidential or material non-public information to the person making the Acquisition Proposal.

  Entering into a Confidentiality Agreement with Respect to Acquisition Proposal

        If Lifeco does not exercise its first right to match, then, and only in that case, but subject to the execution of a confidentiality agreement substantially similar to the Confidentiality Agreement, the Board may provide the person making the Acquisition Proposal with access to information regarding Canada Life. Canada Life is required to send a copy of any such confidentiality agreement to Lifeco immediately on its execution and to provide Lifeco with a list of or copies of the information provided to such person and immediate access to similar information.

  Lifeco's Second Opportunity to Match

        Subject to the limitations described below, Canada Life may accept, approve, recommend or enter into an agreement, arrangement or understanding in respect of an Acquisition Proposal that is a specific offer that is not conditional upon access or continued access to confidential or material non-public information on the basis that it constitutes a Superior Proposal, provided that:

  •
  it gives notice to Lifeco that it proposes to do so, promptly after so determining;
  •
  after consultation with its financial and legal advisors, the Board determines that it would be necessary for the directors to take that action in order to discharge properly their fiduciary duties;
  •
  it provides to Lifeco a copy of the agreement relating to the Acquisition Proposal, if any; and
  •
  it provides Lifeco with the opportunity, for a period of five days from the later of (i) the date that Lifeco receives notice from Canada Life of any bona fide written Acquisition Proposal of which Canada Life's senior management or the Board has become aware, or any request for non-public information relating to Canada Life or any of its subsidiaries in connection with an Acquisition Proposal, or for access to its properties, books or records by any person that informs Canada Life or its representatives that such person is considering making, or has made, an Acquisition Proposal and (ii) the date that Lifeco receives notice from Canada Life that Canada Life proposes to accept, approve, recommend or enter into an agreement in respect of an Acquisition Proposal that is a specific offer that is not conditional upon access or continued access to confidential or material non-public information on the basis that it constitutes a Superior Proposal, to negotiate to amend the Transaction Agreement and the terms of the Transaction to provide for terms that to Canada Life and its Shareholders are (in the good faith determination of the Board) as favourable as, or superior to, the terms of the Superior Proposal.

If at any time during such five day period Lifeco elects to make a proposal that, in the good faith belief of the directors of Lifeco, provides for terms that to Canada Life and its Shareholders are as favourable as, or superior to, the terms of the Superior Proposal and delivers to Canada Life an executed amendment to the Transaction Agreement reflecting the new proposal, the Board will be required to:

  •
  call and hold a meeting of the Board (or the appropriate committee thereof) to consider Lifeco's proposal as soon as reasonably possible but not later than 48 hours after receipt of such proposal;
  •
  in good faith consider such proposal and permit Lifeco and its representatives to make a presentation to the meeting in respect of the relative merits of Lifeco's proposal and the Superior Proposal (but not otherwise to attend or participate in the meeting or the deliberation of the Board); and
  •
  not later than the date the Board meeting is required to be held as set forth above, determine and advise Lifeco as to whether the Board has determined that Lifeco's proposal provides for terms that to Canada Life and the Shareholders are as favourable as, or superior to, the terms of the Superior Proposal.

In the event that the Board determines that the Lifeco proposal provides for terms that to Canada Life and the Shareholders are as favourable as, or superior to, the terms of the Superior Proposal, it will cause Canada Life immediately thereafter to execute the amendment to the Transaction Agreement delivered by Lifeco and not take any actions in furtherance or support of the Superior Proposal. If, however, the Board continues to believe, in good faith, and after consultation with its financial advisors and outside counsel, that the Superior Proposal continues to be a Superior Proposal, and therefore rejects Lifeco's amended proposal, Canada Life may terminate the Transaction Agreement. Canada Life is obligated to pay the Termination Fee to Lifeco within three business days of such termination.

        See also "— Termination" and "— Termination Fee and Expense Reimbursement".

  Adjourning or Postponing the Special Meeting

        Where, at any time before the Special Meeting, (i) Canada Life has provided Lifeco with notice of any bona fide written Acquisition Proposal of which its senior management or the Board has become aware, or of any request for non-public information relating to Canada Life in connection with an Acquisition Proposal, or for access to its properties, books or records by any person that informs Canada Life or its representatives that such person is considering making, or has made, an Acquisition Proposal or (ii) Canada Life has notified Lifeco that Canada Life has decided to accept, approve, recommend or enter into an agreement, arrangement or understanding in respect of an Acquisition Proposal (that is a specific offer which is not conditional on access or continued access to confidential or material non-public information) on the basis that it constitutes a Superior Proposal or (iii) an Acquisition Proposal has been publicly disclosed or announced and, in any such case, either the 48 hour period or the five day period during which Lifeco has the opportunity to match any Acquisition Proposal or Superior Proposal, as applicable, as described above, has not elapsed, then, at Lifeco's request, but subject to applicable law, Canada Life will postpone or adjourn the Special Meeting at the Special Meeting (but not beforehand without Lifeco's consent) to a date acceptable to Lifeco but not later than May 25, 2003.

        If Canada Life provides Lifeco with notice of any bona fide written Acquisition Proposal of which its senior management or the Board has become aware, or of any request for non-public information relating to Canada Life in connection with an Acquisition Proposal, or for access to its properties, books or records by any person that informs Canada Life or its representatives that such person is considering making, or has made, an Acquisition Proposal or notice that Canada Life intends to accept, approve, recommend or enter into an agreement, arrangement or understanding in respect of an Acquisition Proposal (that is a specific offer which is not conditional on access or continued access to confidential or material non-public information) on the basis that it constitutes a Superior Proposal, in any such case on a date that is less than either the 48 hour period or the five day period mentioned above before the date of the Special Meeting and Lifeco has not made a proposal to amend the terms of the Transaction Agreement that the Board has determined provides for terms that to Canada Life and the Shareholders are as favourable as, or superior to, the terms of such Superior Proposal, then, subject to applicable law, Canada Life may postpone or adjourn the Special Meeting to a date that is no earlier than May 12, 2003 and no later than May 19, 2003.

Conditions to the Transaction Becoming Effective

        The implementation of the Transaction is subject to certain conditions being satisfied or waived by one or both of Canada Life and Lifeco at or before the Closing Time.

  Regulatory Approvals

        The obligations of Canada Life and Lifeco to complete the Transaction are subject to the receipt of certain regulatory approvals on a basis which does not, in the reasonable opinion of Lifeco, impose or contain terms and conditions which would, individually or in the aggregate, have a material adverse effect on Lifeco and Canada Life and their subsidiaries on a combined basis, including the following:

  •
  applicable approvals under the ICA, including the approval of the Minister of Finance under section 407(1) of the ICA;
  •
  approval of the Superintendent;
  •
  the Commissioner shall have issued an advance ruling certificate pursuant to section 102 of the Competition Act in respect of the Transaction or the applicable waiting period under Part IX of the Competition Act shall have expired and the Commissioner shall have advised Lifeco in writing that he does not intend to commence any proceedings under the Competition Act in respect of the Transaction, such advice being on terms and in a form satisfactory to Lifeco, acting reasonably, and such certificate or written advice must not have been amended or rescinded;
  •
  applicable approvals (or the expiry or termination of any applicable waiting periods) under the HSR Act and other applicable competition or anti-trust laws including those of the European Union;
  •
  applicable approvals under the Trust and Loan Companies Act (Canada);
  •
  applicable approvals (or the expiry or termination of any applicable waiting periods) under applicable United States insurance laws (including those of Michigan, New York, Colorado and Puerto Rico), the applicable financial services laws of the United Kingdom and Ireland and insurance laws of the United Kingdom, the Isle of Man, Ireland, and any other applicable jurisdiction;
  •
  applicable approvals under insurance and trust company laws of each applicable province and territory of Canada and the Isle of Man;
  •
  applicable approvals under securities laws of each applicable province and territory of Canada and/or of any other applicable jurisdiction (and approvals under the Investment Dealers Association of Canada by-laws, rules and regulations), including approvals relating to: (i) the change of control of a mutual fund manager; (ii) the change of control of a registered dealer; (iii) the permitted holdings of a mutual fund; (iv) the issuance of the Exchangeable Shares; and (v) the issuance of the Lifeco Shares in exchange for the Exchangeable Shares;
  •
  approval of the TSX to the listing of the Exchangeable Shares;
  •
  approval of the TSX to the listing of the Lifeco Shares issuable in exchange for the Exchangeable Shares; and
  •
  any other approvals required by any regulatory authority.

except where the failure to obtain any such approvals would not, individually or in the aggregate, (i) have a material adverse effect on Lifeco and Canada Life on a combined basis in the reasonable opinion of Lifeco or (ii) affect the listing or the free tradeability of the Lifeco Shares to be issued to holders of Exchangeable Shares.

        It is also a condition of closing that in the opinion of Lifeco, acting reasonably, all other regulatory consents, waivers, permits, orders and approvals, in connection with, or required to permit, the Transaction be obtained, and that all applicable waiting periods have expired, where the failure to obtain or the non-expiry of the same would constitute a criminal offence, or would, individually or in the aggregate, have a material adverse effect on Lifeco and Canada Life and their subsidiaries on a combined basis.

        See "Regulatory Matters".

  Shareholder Approvals

        In order for the Transaction to become effective, the Transaction Resolution must be passed by at least two-thirds of the votes cast by Shareholders present in person or by proxy at the Special Meeting.

  Issuance and Stock Exchange Listings of Lifeco Shares

        The obligation of Canada Life to complete the Transaction is subject to the condition that the Lifeco Shares to be received by Shareholders on the completion of the Transaction must be conditionally approved for listing on the TSX, subject to compliance with the usual requirements of such exchange, and upon issuance must be "freely tradeable" under the securities laws of Canada, subject to customary exceptions. See "The Transaction — Stock Exchange Listings" and "— Qualification for Trading".

  Additional Conditions under the Transaction Agreement

        The obligations of each of Canada Life and Lifeco to complete the Transaction are also subject to the fulfilment of certain further conditions, including:

  •
  no provision of any applicable laws and no judgment, injunction, order or decree which restrains or enjoins or otherwise prohibits the Transaction or the other transactions contemplated by the Transaction Agreement shall be in effect;
  •
  the other party shall have performed or complied with, in all material respects, each of its obligations, agreements and covenants in the Transaction Agreement;
  •
  the representations and warranties of the other party in the Transaction Agreement shall be true and correct in all material respects (or where such representations and warranties are qualified by materiality, in all respects) as of the Closing Date (except for any representations and warranties made as of a specified date, which will be true and correct in all material respects or in all respects, as appropriate, as of such specified date);
  •
  since the date of the Transaction Agreement, there shall not have been any change, event, occurrence or development that would reasonably be expected to have a material adverse effect on the other party or that would materially and adversely affect the ability of the other party to perform its obligations under the Transaction Agreement;
  •
  the board of directors of the other party shall have adopted all necessary resolutions and taken all other necessary corporate action to enable such party to perform its obligations under the Transaction Agreement; and
  •
  the Transaction Agreement shall not have been terminated pursuant to its terms.

        The obligation of Lifeco to complete the transactions contemplated by the Transaction Agreement is also subject to the condition that the holders of not more than 5% of the Canada Life Shares, other than Manulife and its affiliates, shall have exercised (and not withdrawn) their Dissent Rights in respect of the Transaction.

  Alternative Form of Transaction

        If Lifeco and Canada Life determine that it is inadvisable to complete the Transaction in the agreed manner, they have agreed to effect the Transaction in another manner in accordance with the Transaction Agreement.

Closing Date of the Transaction

        The Closing Date will occur on the later of (i) July 10, 2003 and (ii) the twelfth business day after all conditions to the completion of the Transaction have been satisfied or waived or such earlier or later date as may be agreed to by Canada Life and Lifeco.

        Canada Life and Lifeco will issue a joint press release announcing the Closing Date as soon as it has been determined.

Termination

        The Transaction Agreement may be terminated at any time prior to the Closing Time (even if the Shareholders have approved the Transaction Resolution at the Special Meeting):

  (a)
  by mutual agreement of Lifeco and Canada Life;

  (b)
  by Lifeco or Canada Life, if the Transaction or any part of it is illegal or otherwise prohibited by law, or if any judgment, injunction, order or decree of a competent regulatory authority prohibiting Lifeco or Canada Life from proceeding with or completing the Transaction or any part of it is entered and the judgment, injunction, order or decree has become final and non-appealable;

  (c)
  by Lifeco or Canada Life, if any required regulatory approval under the Transaction Agreement becomes incapable of satisfaction;

  (d)
  by Lifeco or Canada Life, if the Closing Date does not occur on or prior to the Outside Date provided, however, that if the Closing Date is delayed by (x) an injunction or order made by a regulatory authority of competent jurisdiction or (y) the parties not having obtained any regulatory approval which is necessary to permit the completion of the Transaction and the other transactions contemplated by the Transaction Agreement, then, provided that such injunction or order is being contested or appealed or such regulatory waiver, consent or approval is being actively sought, as applicable, the Transaction Agreement may not be terminated pursuant to this provision until the earlier of 30 days after the Outside Date and the fifth business day following the date on which such injunction or order ceases to be in effect or such regulatory approval is obtained, as applicable; and further provided that the right to terminate the Transaction Agreement pursuant to this paragraph will not be available to a party whose failure to perform any material covenant, agreement or obligation under the Transaction Agreement has been the cause of, or resulted in, the failure of the Closing Date to occur on or before such date;

  (e)
  by Lifeco, if:

  •
  the Board fails to recommend or confirm its recommendation of the Transaction within two business days after any request to do so from Lifeco or withdraws, modifies or changes its approval or recommendation of the Transaction Agreement or the Transaction in a manner adverse to Lifeco;

  •
  Canada Life has materially breached its obligations described under "— Non-Solicitation" above, including its obligation to provide Lifeco with the opportunity to match a Superior Proposal; or

  •
  the Board accepts, approves, recommends or enters into an agreement (other than a permitted confidentiality agreement entered into in compliance with the Transaction Agreement) with any person with respect to a Superior Proposal;

  (f)
  by either Lifeco or Canada Life if, at the Special Meeting, the Transaction Resolution is not passed;

  (g)
  by Canada Life, where Canada Life has delivered to Lifeco notice that it intends to accept, recommend, approve or enter into an agreement in respect of an Acquisition Proposal that is a specific offer that is not conditional upon access or continued access to confidential material or non-public information on the basis that it constitutes a Superior Proposal and Lifeco has failed to amend the Transaction Agreement within the period permitted by the Transaction Agreement to provide for terms that, in the determination of the Board, are as favourable as, or superior to, the terms of the Superior Proposal;

  (h)
  by Lifeco, if Canada Life has breached any of its (i) representations and warranties or (ii) agreements, covenants or obligations in the Transaction Agreement in any material respect (or, where any representation or warranty is qualified by materiality, in any respect) and such breach is not curable or, if curable, is not cured either by the Closing Date in the case of (i) or within 15 days after notice of the breach has been received by Lifeco in the case of (ii);

  (i)
  by Canada Life, if Lifeco has breached any of its (i) representations and warranties, or (ii) agreements, covenants or obligations in the Transaction Agreement in any material respect (or, where any representation or warranty is qualified by materiality, in any respect) and such breach is not curable or, if curable, is not cured either by the Closing Date in the case of (i) or within 15 days after notice of the breach has been received by Canada Life in the case of (ii);

  (j)
  by Lifeco, if, since the date of the Transaction Agreement, there has been (or, if there exists or has previously occurred, there has been disclosed, generally or to Lifeco), any change, event, occurrence or development that would reasonably be expected to have a material adverse effect on Canada Life or that would materially and adversely affect the ability of Canada Life to perform its obligations under the Transaction Agreement; or

  (k)
  by Canada Life, if, since the date of the Transaction Agreement, there has been (or, if there exists or has previously occurred, there has been disclosed, generally or to Canada Life), any change, event, occurrence or development that would reasonably be expected to have a material adverse effect on Lifeco or that would materially and adversely affect the ability of Lifeco to perform its obligations under the Transaction Agreement.

Termination Fee and Expense Reimbursement

        In the following circumstances, the indicated amounts will be required to be paid:

  •
  the Transaction Agreement is terminated by Lifeco in the circumstances described in paragraph (e) under "— Termination" above, in which case the Termination Fee must be paid by Canada Life to Lifeco within three business days following such termination;

  •
  (i) prior to the date of the Special Meeting a bona fide Acquisition Proposal has been made (other than the Manulife Offer), and (ii) the Transaction Agreement is terminated by either party because the Transaction Resolution is not passed by Shareholders at the Special Meeting, in which case the Termination Fee must be paid to Lifeco by Canada Life within three business days following such termination;

  •
  the Transaction Agreement is terminated by Lifeco pursuant to paragraph (h) under "— Termination" above, then, within three business days following notice of such termination Canada Life will pay Lifeco the Lifeco Expense Reimbursement Amount; provided, however, if the Transaction Agreement is terminated by Lifeco pursuant to the foregoing on the basis that Canada Life failed to obtain a required approval for which it had sole or principal responsibility, Canada Life will only reimburse Lifeco's actual expenses incurred in respect of the Transaction to a maximum of $5 million;

  •
  the Transaction Agreement is terminated by Lifeco as the result of a material adverse change with respect to Canada Life described in paragraph (j) under "— Termination" above, in which case Canada Life must pay to Lifeco $15 million as payment in full of Lifeco's costs and expenses incurred in respect of the Transaction, within three business days following notice of such termination;

  •
  the Transaction Agreement is terminated by Canada Life pursuant to paragraph (i) under "— Termination" above, then, within three business days following notice of termination, Lifeco will pay Canada Life the Canada Life Expense Reimbursement Amount; provided, however, if the Transaction Agreement is terminated by Canada Life pursuant to the foregoing on the basis that Lifeco failed to obtain a required approval for which it had sole or principal responsibility, Lifeco will only reimburse Canada Life's actual expenses incurred in respect of the Transaction to a maximum of $5 million;

  •
  the Transaction Agreement is terminated by Canada Life as the result of a material adverse change with respect to Lifeco described in paragraph (k) under "— Termination" above, in which case Lifeco must pay Canada Life $15 million as payment in full of Canada Life's costs and expenses incurred in respect of the Transaction within three business days following notice of such termination; and

  •
  the Transaction Agreement is terminated by Canada Life as the result of Lifeco having failed to match a Superior Proposal as described in paragraph (g) under "— Termination" above, in which case the Termination Fee must be paid by Canada Life to Lifeco within three business days following such termination.

LIFECO AND CANADA LIFE AFTER THE TRANSACTION

        Lifeco and Canada Life believe that the Transaction will create a market leader in the Canadian life insurance industry and a strong international competitor. By combining their operations, Lifeco and Canada Life expect to achieve significant synergies and to compete more effectively in the group insurance, individual insurance and investment products, reinsurance and other business lines in Canada. In the United States, GWL&A expects to integrate the United States insurance operations of Canada Life, thereby providing more distribution opportunities. In Europe, where London Life and Investors Group Inc. (an affiliate of Lifeco) already operate, Lifeco will have group and individual insurance businesses in high-growth markets.

        The combination of Lifeco and Canada Life will create the largest Canadian life insurance organization in both individual insurance and group insurance, with pro forma combined total income of $25 billion for the year ended December 31, 2002. The combined entity would have had assets under administration of $168 billion, including segregated fund assets of $58 billion and other assets under administration of $8 billion, as at the year ended December 31, 2002. Upon completion of the Transaction, Lifeco will be one of the largest life insurance organizations in North America.

Canada

        The Transaction combines complementary Canadian product lines and distribution channels of Lifeco and Canada Life, enhancing their combined earnings base. The combined organization will be a leader in group life and health insurance and group retirement services (based on premiums and assets under administration, respectively) and a leader in individual life insurance, living benefits and individual segregated funds with approximately 11 million customers in Canada.

United States

        Canada Life's United States product line is complementary to GWL&A's. GWL&A expects to integrate the United States insurance operations of Canada Life and to achieve cost savings through the elimination of duplicate functions.

Europe

        Canada Life has a leading position in the United Kingdom group life and disability industry. Lifeco believes this represents a significant opportunity for growth in a segment that is under-penetrated. In Germany, Lifeco will become a provider of protection and pension products distributed through the broker channel. Lifeco also plans to expand product sales in Europe while improving margins by lowering unit costs.

Synergies

        Lifeco and Canada Life believe that the Transaction will result in a lower combined cost structure through the achievement of cost synergies. Lifeco currently estimates that, upon full realization, future annual pre-tax cost savings will be approximately $290 million. These estimated future cost savings have not been reflected in the unaudited pro forma consolidated financial statements of Lifeco included in this Circular.

        In particular, Lifeco believes that future cost savings will be realized in the following broad categories:

  •
  Business Unit Expense Reductions — Lifeco expects to achieve cost savings by combining the operations of business units and reducing duplicate functions, including in the back office, administrative and customer service areas. Significant savings are also expected from the rationalization of duplicate office locations in Canada and the United States.

  •
  Corporate Functions — The combined corporate expenses of Lifeco and Canada Life are expected to be reduced significantly, primarily due to the requirement for a single corporate management team, the elimination of duplicate functions and reduction in occupancy costs in the corporate offices of both organizations.

  •
  Information Technology and Systems — Information technology and systems costs will be reduced primarily through migration to a single information technology platform for each major business unit in Canada and the United States.

        Achievement of particular cost savings will depend on the integration of the combined operations and Lifeco's success in implementing them. See "Investment Considerations Relating to Lifeco Shares".

        In developing integration plans for the combined operations, Lifeco has not assumed the realization of any material revenue synergies, although it believes that opportunities may exist to achieve certain revenue synergies in the future.

Selected Unaudited Pro Forma Consolidated Financial Information of Lifeco

        The table below summarizes certain unaudited pro forma consolidated financial information of Lifeco that gives effect to the proposed acquisition of Canada Life, including related financings, as if they had occurred as of December 31, 2002 for the purposes of the unaudited pro forma consolidated balance sheet information and as of January 1, 2002 for the purposes of the unaudited pro forma summary of consolidated operations information. See Schedule D to this Circular, "Unaudited Pro Forma Consolidated Financial Statements of Lifeco".

        The unaudited pro forma consolidated financial statements do not include the anticipated financial benefits from such items as future cost savings arising from the Transaction. The unaudited pro forma consolidated financial statements include costs to be incurred by Canada Life as a result of the Transaction, which will be capitalized as part of total acquisition costs as described in note 2(e) to such statements, but do not include restructuring and integration costs which will be recorded by Lifeco following the completion of the Transaction.

        The unaudited pro forma consolidated financial statements are not necessarily indicative of the results of operations or the financial position that would have resulted had the Transaction been effected on the dates indicated, or the results that may be obtained in the future.

For the year ended December 31, 2002
(unaudited)
(in millions, except per share amount)
Total Income	$24,978
Net Income — Common shareholders	$1,233
Basic Earnings Per Common Share	$2.75
Premiums, Premium Equivalents and Deposits
Premium income	$17,102
Segregated funds deposits(1)	10,396
Self-funded premium equivalents (ASO) and other deposits(1)	11,936

Total premiums, premium equivalents and deposits	$39,434

As at December 31, 2002
(unaudited)
(in millions)
Assets Under Administration
General funds	$102,105
Segregated funds(1)	57,947
Other assets under administration(1)	7,913

Total assets under administration	$167,965

Total Capitalization
Subordinated debt	$1,875
Non-controlling interests	2,694
Preferred shares	1,230
Common shares	4,554
Shareholder surplus and provision for unrealized gain on translation of net investment in foreign operations	2,726

Total	$13,079

Note:

(1)
The financial statements for the general fund of a Canadian life insurance company do not include the assets, liabilities, deposits and withdrawals of segregated funds and other assets under administration or the claims payments related to ASO contracts. However, Lifeco does earn fee and other income related to these contracts. Segregated fund deposits, self-funded premium equivalents (ASO) and other deposits are an important aspect of the overall business of Lifeco and should be considered when comparing volumes, size and trends. Non-GAAP earnings measures do not have any standardized meaning prescribed by GAAP and therefore may not be comparable to similar measures presented by other Canadian life insurance companies.

  Accounting Treatment

        For purposes of the unaudited pro forma consolidated financial statements of Lifeco for the period ended December 31, 2002, the Transaction has been accounted for using recently adopted accounting standards for business combinations. The total purchase consideration of $7,300 million has been allocated as to $3,751 million to net balance sheet assets acquired (net of capitalized costs of $224 million) and as to $3,549 million to goodwill. Although Lifeco has made adjustments to the carrying value of Canada Life's investment portfolios and other items to reflect estimated fair value, Lifeco has not made other adjustments with respect to accounting and actuarial policies or practices to reflect any differences between the policies or practices of Lifeco and those of Canada Life. Lifeco expects to make such adjustments at the closing of the Transaction. Such adjustments may affect the value of assets, liabilities or goodwill and any such adjustments may be material. See Schedule D to this Circular, "Unaudited Pro Forma Consolidated Financial Statements of Lifeco", including note 2.

  Transaction Costs

        Lifeco has estimated the costs relating to the Transaction, including restructuring costs to integrate the business of Canada Life, at $326 million after income tax. Of that amount, $224 million, comprising integration costs of $189 million and $35 million of Canada Life transaction costs, and Lifeco transaction costs of $32 million have been capitalized as part of total acquisition costs in the unaudited pro forma consolidated balance sheet. The balance of integration costs of $70 million will be recorded as a net expense in the summary of consolidated operations of Lifeco following the completion of the Transaction and is not reflected in the unaudited pro forma summary of consolidated operations. See Schedule D to this Circular, "Unaudited Pro Forma Consolidated Financial Statements of Lifeco", including note 2(e).

  Earnings Per Lifeco Common Share

        For the year ended December 31, 2002, Lifeco's basic earnings per Lifeco Common Share, on a pro forma basis after giving effect to the proposed acquisition of Canada Life, were $2.75, an increase from actual basic earnings per Lifeco Common Share of $2.53 resulting from the accretive effect of Canada Life's earnings on Lifeco's pro forma basic earnings per common share.

        The pro forma basic earnings per Lifeco Common Share are also affected by various adjustments and other factors. See Schedule D to this Circular, "Unaudited Pro Forma Consolidated Financial Statements of Lifeco".

Pro Forma Capitalization of Lifeco

        The following table sets forth the consolidated capitalization of Lifeco at December 31, 2002 and the pro forma consolidated capitalization of Lifeco at December 31, 2002 after giving effect to the proposed acquisition of Canada Life, including related financings, as if they had occurred as of December 31, 2002. See Schedule D to this Circular, "Unaudited Pro Forma Consolidated Financial Statements of Lifeco".

	As at December 31, 2002
	Actual	Pro forma
	(unaudited)
	(in millions)
Subordinated Debt	$676	$1,875

Non-Controlling Interests
Capital Trust Securities	350	800
Participating policyholder undistributed surplus	1,490	1,538
Preferred Shareholders	209	354
Minority Interests in Capital Stock and Surplus	2	2

	$2,051	$2,694

Capital Stock and Surplus
Lifeco Preferred Shares	430	1,230
Lifeco Common Shares	1,552	4,554
Shareholder surplus and provision for unrealized gain on translation of net investment in foreign operations	2,726	2,726

	$4,708	$8,510

Total Capitalization	$7,435	$13,079

REGULATORY MATTERS

        In connection with the Transaction, the approval of various Canadian and other regulatory authorities having jurisdiction over the business of Canada Life and the business of Lifeco and their respective subsidiaries is required. The principal approvals required are described below.

ICA

        The completion of the Transaction will result in Lifeco acquiring all of the Canada Life Shares, which will require the approval of the Minister of Finance under section 407(1) and 407.1 of the ICA. In addition, it is a condition of closing of the Transaction that Lifeco receive the approval of the Superintendent.

Competition Act

        The merger provisions of the Competition Act permit the Commissioner to apply to the Competition Tribunal, a special purpose quasi-judicial tribunal (the "Tribunal"), to seek relief in respect of merger transactions (including share acquisitions) which are likely to prevent or lessen competition substantially. The relief that may be ordered by the Tribunal includes, in the case of a proposed merger transaction, prohibiting completion of the transaction, and in the case of a completed transaction, dissolution or divestiture. The Tribunal may also order interim relief in certain circumstances upon application by the Commissioner. Proceedings under the merger provisions of the Competition Act may be instituted by the Commissioner for a period of three years after a merger transaction has been substantially completed unless the Commissioner has issued an advance ruling certificate in respect of the merger transaction.

        The Competition Act requires the parties to certain merger transactions which exceed specified financial and other thresholds to provide the Commissioner with prior notice of and information relating to the transaction and the parties thereto, and to await the expiration of a prescribed waiting period prior to completing the transaction. The issuance of an advance ruling certificate would exempt the parties from the notification and waiting period requirements. The Commissioner's substantive review of a transaction may take longer than the prescribed waiting period triggered by a notification filing.

        Lifeco and Canada Life will submit long-form pre-merger notification filings to the Commissioner in respect of the Transaction, make submissions in support of their request for confirmation that the Commissioner does not intend to initiate proceedings in respect of the Transaction and will apply for an advance ruling certificate from the Commissioner. The obligations of Canada Life and Lifeco to complete the Transaction are subject to the condition that the Commissioner has issued an advance ruling certificate pursuant to the Competition Act or that the applicable waiting period under the Competition Act has expired and the Commissioner has confirmed that he does not intend to commence proceedings under the Competition Act in respect of the Transaction.

        Lifeco and Canada Life do not believe that the proposed Transaction will give rise to substantive competition concerns in Canada. However, until the Commissioner has completed his review, there can be no assurance that a challenge of the Transaction before the Tribunal will not be made, or, if such a challenge is made, of the result.

Trust and Loan Companies Act (Canada)

        One of Canada Life's subsidiaries is a federally incorporated trust company. The indirect acquisition of all of the shares of a federal trust company requires the written approval of the Minister of Finance, which approval will be required for completion of the Transaction.

U.S. Federal and State Antitrust Laws

        The acquisition of the Canada Life Shares by Lifeco pursuant to the Transaction will require filings under the HSR Act with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") of the United States. Under the HSR Act, Lifeco's purchase of the Canada Life Shares may not be consummated until the expiration of a 30 calendar day waiting period following that filing by Lifeco, unless the Antitrust Division and the FTC terminate the waiting period prior thereto. Either the Antitrust Division or the FTC may extend that waiting period by requesting additional information concerning the Transaction, and thereafter by obtaining a court order or with the consent of Lifeco. At any time, and whether or not the applicable waiting period has expired, either the FTC or the Antitrust Division could take action affecting the Transaction as they believe appropriate under U.S. antitrust laws. Such action could include, for example, seeking to enjoin the completion of the Transaction or seeking certain divestitures. In addition, appropriate authorities of any U.S. State could take similar action under state antitrust laws if found appropriate, and in certain circumstances third parties could seek relief under U.S. federal or state antitrust laws.

U.S. Insurance Approvals

        The insurance laws of each of the states where the U.S.-domiciled insurance company subsidiaries of Canada Life and the U.S. branch of Canada Life Assurance are domiciled require notice to and approval by the insurance regulator of such state of any acquisition of control of Canada Life. Lifeco must file an application for approval of the acquisition of control of Canada Life and its U.S. domiciled subsidiaries with the insurance regulators in Michigan, where Canada Life Assurance has its port of entry and the state of domicile of Canada Life Insurance Company of America; New York, the state of domicile of Canada Life Insurance Company of New York; Puerto Rico, where Canada Life Insurance Company of Puerto Rico, Inc. is domiciled. Additional notices and approvals will be required in various other states where the U.S.-domiciled insurance company subsidiaries of Canada Life and the U.S. branch of Canada Life Assurance are licensed.

United Kingdom

        Canada Life has four subsidiaries which are subject to regulatory supervision by authorities in the United Kingdom. The Transaction would involve an "acquisition of control" of these subsidiaries for regulatory purposes. Accordingly, the prospective controllers (which will include Lifeco) must notify the Financial Services Authority (the "FSA"), in respect of each of these four subsidiaries, of their proposed acquisition of control. It is an offence under section 191 of the UK Financial Services and Markets Act 2000 for a person to acquire control of any of these subsidiaries without first obtaining the approval of the FSA unless the three month time limit for a response from the FSA has expired and the FSA has not notified the parties of its objection to the proposed change of control. In addition, the UK subsidiaries are required to notify the FSA with respect to the proposed change of control.

Ireland

        The acquisition of a "qualifying holding" (as defined in the European Communities (Life Assurance) Framework Regulations, 1994) by Lifeco of subsidiaries of Canada Life with operations in Ireland which are subject to the regulatory control of the Department of Enterprise, Trade and Employment, requires prior notification to and prior approval from the Minister of Enterprise, Trade and Employment of Ireland. The indirect acquisition of Setanta Asset Management Limited by Lifeco requires prior notification to and prior approval from the Central Bank of Ireland under the Investment Intermediaries Act, 1995.

Securities Laws

        Various approvals of securities commissions and regulators are required to complete the Transaction. See "The Transaction — Qualification for Trading" and "Other Terms of the Transaction Agreement — Conditions to the Transaction Becoming Effective".

Other Approvals

        Regulatory approvals may also be required in respect of certain operations of Canada Life based in the Isle of Man, the European Union and elsewhere.

        The receipt of all required Canadian and other governmental approvals relating to the Transaction, including those referred to above, is a condition precedent to the obligations of Canada Life and Lifeco under the Transaction Agreement. See "Other Terms of the Transaction Agreement — Conditions to the Transaction Becoming Effective". There can be no assurances that such approvals will be obtained or, if obtained, will be obtained on terms satisfactory to Canada Life and Lifeco.

DISSENTING SHAREHOLDERS' RIGHTS

        The following description of the rights of Dissenting Shareholders is not a comprehensive statement of the procedures to be followed by a Dissenting Shareholder and is qualified in its entirety by the reference to the full text of the Dissent Rights Agreement, which is attached to this Circular as Schedule E. A Shareholder who intends to exercise his/her right of dissent should seek legal advice and carefully consider and strictly comply with the Dissent Rights Agreement. Failure to comply strictly with the Dissent Rights Agreement, including the Dissent Procedures may result in the loss of all rights thereunder.

        Under the ICA, Shareholders do not have a right to dissent with respect to the Transaction. However, Lifeco has agreed with Canada Life to offer to Certificated Shareholders a contractual Dissent Right. The right is substantially similar to the dissent rights provided under section 190 of the CBCA, except that under the Dissent Rights Agreement a written notice of objection to the Transaction Resolution from any Certificated Shareholder wishing to dissent must be received by Canada Life not later than 2:00 p.m. (Toronto time) on the business day before the Special Meeting (or the business day before any resumption thereof) and that any payment in respect of Exchangeable Shares held by Dissenting Shareholders will be made by Lifeco only in cash and otherwise on the terms set out in the Dissent Rights Agreement. See "— Notice of Objection" and "— Offer to Pay". Shareholders will not have any right to dissent except in accordance with the Dissent Rights Agreement.

        A Certificated Shareholder who dissents from the Transaction Resolution in compliance with the Dissent Rights Agreement will be entitled, if the Transaction is completed, to be paid by Lifeco an amount equal to the fair value in cash of the Canada Life Shares in respect of which he or she dissented determined in accordance with the Dissent Rights Agreement as of the close of business on the business day before the Transaction Resolution was adopted. Amounts payable pursuant to the Dissent Rights Agreement will be paid only in cash.

        Under the Transaction Agreement, if holders of more than 5% of the outstanding Canada Life Shares, other than Manulife or its affiliates, exercise their Dissent Rights, Lifeco may elect not to proceed with the Transaction.

        At the Closing Time, all Canada Life Shares held by Dissenting Shareholders that are subject to the Dissent Procedures will be changed into Exchangeable Shares, and the Exchangeable Shares, in turn, will be exchanged for the right to receive an amount equal to the fair value in cash of the Canada Life Shares in respect of which he or she dissented. Completion of the Transaction will be without prejudice to the right of a Dissenting Shareholder who has complied and continues to comply with the Dissent Rights Agreement to continue to exercise the Dissent Right against Lifeco.

        Certificated Shareholders who are considering exercising Dissent Rights should be aware that Dissenting Shareholders are not entitled to receive any consideration for their Exchangeable Shares other than cash and there can be no assurance that the fair value of the Canada Life Shares in respect of which they have dissented, as determined under the Dissent Rights Agreement, will be more than or equal to the amount of the Cash Alternative. In addition, any determination of fair value will result in a delay of receipt by a Dissenting Shareholder of consideration for such Dissenting Shareholder's Exchangeable Shares.

        Any Certificated Shareholder wishing to avail itself of Dissent Rights should seek legal advice since the failure to comply strictly with the Dissent Rights Agreement may result in the loss of Dissent Rights. For a general summary of certain tax implications to a Dissenting Shareholder, see "Tax Considerations for Canada Life Shareholders".

Must be a Certificated Shareholder to Exercise Dissent Right

        The Dissent Rights Agreement provides that a Dissenting Shareholder may only make a claim with respect to all the Canada Life Shares held on behalf of any one beneficial owner and registered in the name of the Dissenting Shareholder and represented by share certificates. As a result, a Certificated Shareholder may only exercise the Dissent Right in respect of Canada Life Shares which are registered in that Shareholder's name. In many cases, Canada Life Shares beneficially owned by a non-registered Shareholder are registered in the name of an Intermediary, or in the name of a clearing agency (such as CDS) of which the Intermediary is a participant. Accordingly, a non-registered Shareholder will not be entitled to exercise the Dissent Right unless the Canada Life Shares are re-registered in the non-registered Shareholder's name before sending the Notice of Objection to Canada Life and share certificates representing such Canada Life Shares are obtained by such Shareholder. See — "Notice of Objection" below.

        A non-registered Shareholder who wishes to exercise the Dissent Right should immediately contact the Intermediary with whom the non-registered Shareholder deals in respect of its Canada Life Shares and (i) instruct the Intermediary to exercise the Dissent Right on the non-registered Shareholder's behalf (which, if the Canada Life Shares are registered in the name of CDS or other clearing agency, would require that the Canada Life Shares first be re-registered in the name of the Intermediary), or (ii) instruct the Intermediary to re-register the Canada Life Shares in the name of the non-registered Shareholder and provide share certificates representing such Canada Life Shares to such Shareholder so that he or she can exercise the Dissent Right directly.

        A Canada Life Ownership Statement Shareholder must take all necessary actions to have share certificates issued in his or her name in respect of the Canada Life Shares represented by his/her Canada Life Ownership Statement in order to exercise his or her Dissent Right.

Notice of Objection

        A Certificated Shareholder who wishes to dissent must send to Canada Life at 330 University Avenue, Toronto, Ontario M5G 1R8 (Attention: Senior Vice President and General Counsel) or by facsimile transmission to 416-597-1940 (Attention: Senior Vice President and General Counsel) to be received by it not later than 2:00 p.m. (Toronto time) on the business day before the Special Meeting (or the business day before any resumption thereof) a duly authorized and properly completed written notice (a "Notice of Objection") objecting to the Transaction Resolution. It is essential that Certificated Shareholders comply strictly with this requirement in order to be able to exercise a Dissent Right.

        The sending of a Notice of Objection does not deprive a Certificated Shareholder of the right to vote at the Special Meeting; however, a Certificated Shareholder who has submitted a Notice of Objection and who votes in favour of the Transaction Resolution will no longer be considered a Dissenting Shareholder and will lose his or her Dissent Right. A vote against the Transaction Resolution or an abstention does not constitute a Notice of Objection. Similarly, the revocation of a proxy conferring authority on the proxyholder to vote in favour of the Transaction Resolution does not constitute a Notice of Objection; however, any proxy granted by a Certificated Shareholder who intends to dissent, other than a proxy that instructs the proxyholder to vote against the Transaction Resolution, should be validly revoked prior to the Special Meeting in order to prevent the proxyholder from voting such Canada Life Shares in favour of the Transaction Resolution and thereby causing the Certificated Shareholder to lose his or her Dissent Right. See "General Proxy Information — Revocation of Proxies".

Notice of Resolution

        Canada Life is required, within 10 days after Shareholders adopt the Transaction Resolution, to notify each Dissenting Shareholder that the Transaction Resolution has been adopted (the "Notice of Resolution"). The Notice of Resolution is not required to be sent to any Shareholder who voted for the Transaction Resolution or who has withdrawn his or her Notice of Objection.

Demand for Payment

        A Dissenting Shareholder must, within 20 days after receipt of the Notice of Resolution or, if the Dissenting Shareholder does not receive such notice, within 20 days after learning that the Transaction Resolution has been adopted, send to Canada Life a written notice (the "Demand for Payment") containing the Shareholder's name and address, the number of Canada Life Shares in respect of which he or she dissents and a demand for payment in cash of an amount equal to the fair value of such Canada Life Shares. Within 30 days after making the Demand for Payment, a Dissenting Shareholder must send to Computershare the certificates representing the Canada Life Shares in respect of which he or she dissents. Computershare will endorse on the share certificates received from a Dissenting Shareholder a notice that the holder thereof is a Dissenting Shareholder under the Dissent Rights Agreement. A Dissenting Shareholder who fails to send a Demand for Payment and certificates representing the Canada Life Shares in respect of which he or she dissents within the required time period will lose the right to dissent. A Dissenting Shareholder has the right to request the withdrawal of his or her Demand for Payment until the Closing Time by sending notice thereof to Canada Life, provided that Canada Life may, in its sole judgment, accept or reject any such request.

        On sending a Demand for Payment, the rights of a Dissenting Shareholder as a shareholder of Canada Life and any rights to become a shareholder of Lifeco as a result of the Transaction will cease (other than the right to be paid an amount equal to the fair value for its Canada Life Shares in cash), including, in particular, his or her right in relation to the Canada Life Shares and the Exchangeable Shares into which such Canada Life Shares will be changed (i) to vote any such shares, (ii) to receive any dividends on or other distributions in respect of any such shares and (iii) to transfer any such shares, except in accordance with the Dissent Rights Agreement.

        A Dissenting Shareholder is not entitled to transfer the Canada Life Shares in respect of which he or she has exercised a Dissent Right or the Exchangeable Shares into which such Canada Life Shares will be changed as a result of the completion of the Transaction, except prior to the Closing Date and only to a person who agrees in writing, in a manner satisfactory to Canada Life and Lifeco, acting reasonably, to be bound by the terms of the Dissent Rights Agreement.

Release of Certificates

Where:

  (i)
  a Dissenting Shareholder withdraws its Demand for Payment before the Closing Time, such Shareholder shall be entitled to participate in the Transaction in accordance with the terms thereof as if such Shareholder had not dissented;

  (ii)
  the Closing Time occurs, the certificate(s) representing each Dissenting Shareholder's Canada Life Shares, together with any certificates representing Exchangeable Shares to which the Dissenting Shareholder may have been entitled as a result of the completion of the Transaction, will be cancelled by Computershare and the Dissenting Shareholder will be entitled to receive a payment in cash in the amount determined in accordance with the terms of the Dissent Rights Agreement; and
  (iii)
  the Transaction is terminated in accordance with the Transaction Agreement, replacement certificate(s) representing such Dissenting Shareholder's Canada Life Shares will be issued by Computershare to the Dissenting Shareholder.

Offer to Pay

        Lifeco is required, not later than seven days after the later of the Closing Date or the date on which Canada Life receives the Demand for Payment of a Dissenting Shareholder, to send to each Dissenting Shareholder who has sent a Demand for Payment an offer to pay an amount in cash in respect of each Exchangeable Share held by the Dissenting Shareholder at the Closing Time as is considered by the directors of Lifeco to be the fair value of a Canada Life Share on the business day before the Transaction Resolution was adopted, accompanied by a statement showing how the fair value was determined (an "Offer to Pay"). Every Offer to Pay will be on the same terms. Lifeco must make payment in respect of the Exchangeable Shares of a Dissenting Shareholder within 10 days after an Offer to Pay has been accepted by a Dissenting Shareholder, but any such offer will lapse if Lifeco does not receive an acceptance of the Offer to Pay from the Dissenting Shareholder within 30 days after it has been made.

Arbitration

        Under the Dissent Rights Agreement, if the parties are unable to agree on the fair value of the Canada Life Shares, they will be entitled to make an application to an arbitrator (the "Arbitrator") to fix the fair value of such shares. The Arbitrator will be a retired judge of the Ontario Superior Court of Justice or Ontario Court of Appeal selected from the panel of ADR Chambers: An Alternative Dispute Resolution Group.

        If Lifeco fails to make an Offer to Pay in respect of the Exchangeable Shares held by a Dissenting Shareholder at the Closing Time, or if a Dissenting Shareholder fails to accept an offer which has been made, Lifeco may, within 50 days after the Closing Date, apply to have an Arbitrator appointed who shall fix the fair value in cash of the Canada Life Shares of Dissenting Shareholders as of the business day before the Transaction Resolution was adopted. If Lifeco fails to apply to have an Arbitrator appointed, a Dissenting Shareholder may do so for the same purpose within a further period of 20 days. A Dissenting Shareholder is not required to give security for costs in such an application.

        Upon the appointment of an Arbitrator, all Dissenting Shareholders who have not accepted an Offer to Pay will be joined as parties and bound by the decision of the Arbitrator, and Lifeco will be required to notify each affected Dissenting Shareholder of the date, place and consequences of the application and of its right to appear and be heard in person or by counsel. The Arbitrator may determine whether any other person is a Dissenting Shareholder who should be joined as a party, and the Arbitrator will then fix the fair value in cash of the Canada Life Shares of all Dissenting Shareholders as of the business day before the Transaction Resolution was adopted.

        The final order of the Arbitrator will be rendered against Lifeco in favour of each Dissenting Shareholder who is a party to the arbitration and will be expressed as an amount of cash in respect of each affected Exchangeable Share, which cash amount shall be determined on the basis of the fair value of each affected Canada Life Share as of the close of business on the business day before the Transaction Resolution was adopted. In addition to fixing the cash amount to be paid in respect of each such Exchangeable Share, the Arbitrator may, in his or her discretion, allow a reasonable rate of interest to take into account the time between the Closing Date and the date of payment.

Rules Applicable to Arbitration

        The Arbitrator will determine the issues submitted to it in accordance with Ontario law. The arbitration will be conducted in Toronto, Canada, in a manner consistent with the procedures set out in the Dissent Rights Agreement.

        The final order of the Arbitrator is final and binding on all parties and is not subject to appeal on any issue of fact or law by any party.

        The Arbitrator may award the costs of the arbitration having regard to certain factors enumerated in the Ontario Rules of Civil Procedure. The costs of the arbitration consist of the parties' legal expenses, the fees and expense of the arbitration and any other expenses related to the arbitration. If (i) a party to the arbitration makes an offer to another party to settle the dispute (which offer takes the form of an offer to pay or accept an amount of cash), (ii) the offer is not accepted and (iii) the Arbitrator's award is not more favourable to the second-named party than was the offer, then the Arbitrator may take such facts into account in awarding costs in respect of the period from the making of the offer to the making of the award.

INFORMATION CONCERNING CANADA LIFE

General

        Canada Life was incorporated on June 21, 1999 for the purpose of becoming the parent company of Canada Life Assurance following Canada Life Assurance's conversion from a mutual life insurance company to a stock life insurance company on November 4, 1999. Currently, the only business of Canada Life is the holding of all of the common shares of Canada Life Assurance through which Canada Life conducts all of its activities. Canada Life Assurance is Canada's oldest domestic life insurer, established on August 21, 1847 and incorporated on April 25, 1849. In 1962, Canada Life Assurance became a mutual life insurance company governed by the predecessor to the ICA. On April 1, 1994, Canada Life Assurance amalgamated with its wholly-owned subsidiary, New York Life Insurance Company, and on July 1, 1999, Canada Life Assurance amalgamated with its wholly-owned subsidiary, Crown Life Insurance Company of Canada. On January 1, 2002, Canada Life Assurance amalgamated with its wholly-owned subsidiary 3965058 Canada Limited and continued as Canada Life Assurance.

        Canada Life and Canada Life Assurance are reporting issuers or the equivalent in each province and territory in Canada. The Canada Life Shares are listed on the TSX under the symbol "CL" and the NYSE under the symbol "CLU". The only securities of Canada Life Assurance that trade publicly are the CLA Debentures.

        The head and registered office for both Canada Life and Canada Life Assurance is located at 330 University Avenue, Toronto, Ontario, Canada M5G 1R8. Canada Life has divisional head offices in Toronto, Ontario, Canada; Potters Bar, Hertfordshire, England; Atlanta, Georgia, United States; and Blackrock, Dublin, Ireland.

Business of Canada Life

        Canada Life and its subsidiaries comprise a diversified international group of companies offering a wide range of protection and wealth management products to individuals and groups, principally in Canada, the United Kingdom, the United States and Ireland. Canada Life and its subsidiaries also provide life reinsurance, principally in the United States. At December 31, 2002, Canada Life ranked as the fourth largest Canadian life insurance company based on consolidated premiums, premium equivalents and new deposits as well as total general fund, segregated funds and other assets under administration.

        Canada Life's operations are broadly organized along geographic market lines. Business is conducted through operating divisions in Canada, the United Kingdom, the United States, Ireland and through a globally-oriented International and Reinsurance Division.

        Each operating division focuses on its defined market, with local responsibility for product development, marketing, distribution and pricing functions. Each division is required to meet corporate-wide strategic, business growth and expense objectives and to adhere to corporate risk management policies and guidelines.

        Canada Life distributes its products through local distribution networks designed to suit the conditions in each geographic market. Depending on the market in each country, these distribution networks may include independent agents, career agents, brokers, independent financial advisors, salaried group sales representatives, consulting firms, stockbrokers, financial institutions and direct distribution to customers through the internet.

        Canada Life's investment operations oversee the management of invested assets. These operations are comprised of investment management groups in Toronto, London and Dublin and are responsible for managing Canada Life's invested assets across all business units. The North American investment management group in

Toronto is responsible for developing investment policy for worldwide operations and for managing the North American based assets. Investment management personnel in London and Dublin directly manage the UK and Irish investment operations, respectively, to capitalize on the asset selection and management expertise within these local markets.

Principal Shareholders

        In accordance with the ownership restrictions in the ICA, there is no person who, to the knowledge of the Board, beneficially owns or exercises control or direction of Canada Life Shares carrying 10% or more of the voting rights attached to the Canada Life Shares.

        At December 22, 2002, Manulife stated that it beneficially owned as general fund assets approximately 14,700,000 Canada Life Shares, which represent approximately 9.1% of the issued and outstanding Canada Life Shares.

Canada Life Documents Incorporated by Reference

        The following documents filed with the various securities commissions or similar regulatory authorities in the provinces and territories of Canada are specifically incorporated by reference in and form an integral part of this Circular:

  1.
  the Renewal Annual Information Form of Canada Life dated March 22, 2003 for its fiscal year ended December 31, 2002;

  2.
  Management's Discussion and Analysis of Canada Life for the three years ended December 31, 2002, 2001 and 2000;

  3.
  Canada Life's annual audited consolidated financial statements and the notes thereto, as at December 31, 2002 and 2001, and for each of the three years ended December 31, 2002, 2001 and 2000, together with the report of the auditors thereon and the related report of the appointed actuary;

  4.
  the Canada Life Proxy Circular dated March 15, 2002 for Canada Life's annual meeting of shareholders held on May 2, 2002, other than the sections entitled "Human Resources Committee Report on Executive Compensation" and "Share Performance Graph";

  5.
  the material change reports of Canada Life dated December 9 and 27, 2002 and January 13, 2003 relating to the Manulife Offer; and

  6.
  the material change reports of Canada Life dated February 17, 2003 and February 24, 2003 relating to the Transaction.

        All documents of the type referred to above (including interim financial statements but excluding confidential material change reports) filed by Canada Life with any securities commission or similar regulatory authority in Canada or with the United States Securities and Exchange Commission after the date of this Circular and prior to the Closing Date or the termination of the Transaction Agreement will be deemed to be incorporated by reference into this Circular.

        Any statement contained in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for the purposes of this Circular to the extent that a statement contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies, replaces or supersedes that statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes.

        Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Circular.

        The making of a modifying or superseding statement will not be deemed to be an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation.

        Information concerning Canada Life and its businesses and operations has been incorporated by reference in this Circular from documents filed with securities commissions or similar authorities in Canada. Copies of the documents of Canada Life incorporated by reference herein may be obtained upon request without charge from the Secretary of Canada Life, 330 University Avenue, Toronto, Ontario, Canada, M5G 1R8, 416-597-1440. For the purpose of the Province of Québec, this Circular contains information to be completed by consulting the permanent information record. A copy of the permanent information record may also be obtained upon request without charge from the Secretary of Canada Life at the above-mentioned address and telephone number.

Canada Life Executive Compensation

        The following table provides a summary of compensation earned by the Chairman and Chief Executive Officer and the other five most highly compensated executive officers (collectively, the "Named Executive Officers") during the last three fiscal years. In each case, all such compensation was paid by Canada Life Assurance.

Summary Compensation Table

		Annual Compensation(1)							Long Term Compensation Awards
Name and Principal Position	Year	Salary(2)			Bonus(3)		Other Annual Compen- sation(4)		Securities Under Options/SARs Granted (#)	LTIP Payouts(5)			All Other Compensation
D.A. Nield Chairman and Chief Executive Officer	2002 2001 2000	$ $ $	820,000 800,000 750,000		$ $ $	984,000 480,000 862,500	$ $ $	22,128 24,281 22,243	250,000 250,000 152,000	$ $ $	1,333,800 700,800 460,000	(6) (7) (8)	$ $ $	3,045 2,952 1,297	(11) (11) (10)
W.L. Acton President and Chief Operating Officer	2002 2001 2000	$ $ $	456,000 380,000 355,000	(2)	$ $ $	450,000 245,100 301,750	$ $ $	17,954 15,637 14,877	53,500 45,000 44,000	$ $ $	370,500 175,200 143,750	(6) (7) (8)	$ $ $	2,267 2,220 602	(11) (11) (10)
R.M. Smithen Executive Vice-President	2002 2001 2000	$ $ $	415,000 405,000 375,000		$ $ $	400,000 224,800 318,750	$ $ $	15,250 16,083 14,508	43,500 48,000 46,000	$ $ $	444,600 233,600 172,500	(6) (7) (8)	$ $ $	751 695 658	(10) (10) (10)
P.G. Crowley Executive Vice-President and Chief Financial Officer	2002 2001 2000	$ $ $	388,000 380,000 319,877		$ $ $	330,000 190,000 267,300	$ $ $	14,430 13,897 12,842	40,500 41,000 44,000		N/A N/A N/A	(9) (9) (9)	$ $ $	2,267 52,229 50,667	(11) (12) (13)
R.E. Beettam Senior Vice-President, U.S. Division	2002 2001 2000	US$ US$ US$	310,000 305,000 280,000		US$ US$ US$	230,000 108,000 165,200	US$ US$ US$	13,106 13,776 21,630	30,250 42,500 41,000	US$ US$ CDN$	222,300 146,000 46,000	(6) (7) (8)	US$ US$ US$	2,259 2,580 11,816	(14) (14) (15)
I. Gilmour Senior Vice-President and General Manager, UK	2002 2001 2000		£215,000 £200,000 £183,000			£130,000 £51,900 £81,435		£12,000 £12,000 £12,000	17,000 19,000 22,000		£111,150 £73,000 N/A	(6) (7) (9)		£2,583 £2,416 £1,982	(16) (16) (10)

Notes:

1.
Annual compensation is paid and reported in the currency of residence.

2.
Amounts earned to December 31 in the applicable year. For 2002, Mr. Acton's salary has been pro-rated to reflect his promotion to President and Chief Operating Officer effective August 8, 2002. Prior to his promotion, Mr. Acton's salary was $410,000 and effective August 8, 2002 his salary was increased to $525,000.

3.
Bonus amounts are paid in cash in the year following the fiscal year in which they were earned. The Human Resources Committee recommends to the Board of Directors each year the bonus, if any, to be received by the Named Executive Officers of Canada Life under its annual incentive plan. The bonuses awarded to Named Executive Officers are based upon the achievement of corporate, divisional and individual goals set at the beginning of each fiscal year. For 2002, the amounts represent 2002 bonuses paid in February 2003. For the years 2001 and 2002, Mr. Acton converted 50% and 25%, respectively, of his annual bonus into DSUs under the DSU Plan.

4.
Amounts represent perquisites including car and club dues and $1,798.51 in dividends paid on Mr. Acton's DSUs in 2002.

5.
In calculating Long Term Incentive Plan payments being paid in 2000, 2001 and 2002, the Board of Directors of Canada Life, in accordance with the Long Term Incentive Plan, for the year ended December 31, 1998 determined ROE without reference to the $117 million special reserve provisions, in respect of minimum annuity rate guarantees, taken in the third quarter of 1998 with respect to Canada Life's UK division.

6.
Represents payout for units granted in 1999, maturing December 31, 2002 and paid out in February 2003.

7.
Represents payout for units granted in 1998, maturing December 31, 2001 and paid out in February 2002.

8.
Represents payout for units granted in 1997, maturing December 31, 2000 and paid out in February 2001.

9.
Did not have long term incentive plan units maturing.

10.
Represents term life insurance premiums paid by Canada Life.

11.
Represents term life insurance premiums and Canada Life contributions as part of the Employee Share Purchase Plan paid by Canada Life for the benefit of the Named Executive Officer.

12.
Represents term life insurance premiums, Canada Life contributions as part of the Employee Share Purchase Plan and $50,000 of the signing bonus.

13.
Represents term life insurance premiums and $50,000 of the signing bonus.

14.
Represents term life insurance premiums and Canada Life contributions under the 401K plan on behalf of Mr. Beettam.

15.
Represents term life insurance premiums and a correction to Mr. Beettam's relocation payment when he transferred from Canada in 1997.

16.
Represents term life insurance premiums and Canada Life contributions as part of the Employee Share Purchase Plan.

Canada Life Stock Option Plan

        On February 6, 2002, Canada Life granted stock options to the Named Executive Officers as outlined in the table below. All of the options granted had an exercise price equal to the market value of Canada Life Shares based on the closing price on the TSX on February 5, 2002. The options may be exercised over a ten year period or three years following retirement, whichever is earlier and vest as to 25% on each anniversary of the grant date.

Options Granted During the Most Recently Completed Financial Year

Name	Securities Under Options Granted #	% of Total Options Granted to Employees in fiscal 2002	Exercise or Base Price $/common share	Market Value of Securities Underlying Options on the Date of Grant $/common share	Expiration Date
D.A. Nield	250,000	22.3%	$43.14	$43.14	February 6, 2012
W.L. Acton	53,500	4.8%	$43.14	$43.14	February 6, 2012
R.M Smithen	43,500	3.9%	$43.14	$43.14	February 6, 2012
P.G. Crowley	40,500	3.6%	$43.14	$43.14	February 6, 2012
R.E. Beettam	30,250	2.7%	$43.14	$43.14	February 6, 2012
I. Gilmour	17,000	1.5%	$43.14	$43.14	February 6, 2012

        The following table shows the aggregate number and value of stock options held by each of the Named Executive Officers. The value of the unexercised in-the-money options at the financial year end is the difference between (i) the exercise price of the options, and (ii) the closing price of Canada Life Shares on the TSX on December 31, 2002, being $40.29 per share.

Aggregated Option Exercises During the Most Recently
Completed Financial Year and Financial Year End Option Values

			Unexercised Options/SARs At December 31, 2002 (#)		Value of Unexercised In-the-Money Options/SARs At December 31, 2002 ($)
Name	Securities Acquired on Exercise (#)	Aggregate Value Realized ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
D.A. Nield	Nil	Nil	138,500	513,500	$253,840	$253,840
W.L. Acton	Nil	Nil	33,250	109,250	$73,480	$73,480
R.M. Smithen	Nil	Nil	35,000	102,500	$76,820	$76,820
P.G. Crowley	Nil	Nil	32,250	93,250	$73,480	$73,480
R.E. Beettam	Nil	Nil	31,123	82,627	$68,467	$68,473
I. Gilmour	Nil	Nil	15,750	42,250	$36,740	$36,740

Change of Control Agreements and Retirement Arrangements

        In May 2001, change of control agreements were entered into with all Named Executive Officers. These agreements were intended to ensure continuity of management and commitment to Canada Life in the event that a proposal was made to obtain control of Canada Life.

        For the purpose of the agreements, a "Change of Control" occurs when (i) an entity at arms length to Canada Life acquires beneficial ownership of 50% or more of the voting shares of Canada Life or legal or beneficial ownership of 50% or more of the assets of Canada Life, or (ii) 50% or more of the current directors of Canada Life are replaced, or (iii) the Board otherwise determines, in good faith, that a change of control in fact has occurred or is about to occur. In the case of the division heads of principal geographic divisions of Canada Life, a Change of Control also occurs when an entity at arm's length to Canada Life acquires legal or beneficial ownership of all or substantially all of the assets of the respective division. The Transaction, if completed, would constitute a Change of Control for purposes of the change of control agreements.

        The change of control termination benefits for all Named Executive Officers will be triggered by a Change of Control and termination (except for cause) of the officer within 24 months of the occurrence of the Change of Control.

        The termination benefits will be paid as a lump sum in an amount of two years of annual base salary and annual short term incentive target (collectively, "annual compensation"), in the case of all Named Executive Officers, except Mr. Nield, who will receive annual compensation only to the date of his scheduled retirement in July 2003. In the case of all Named Executive Officers, all long-term incentive units granted prior to 2003 will vest on a prorated basis and any applicable retirement benefits will vest. In addition, upon termination as set out above Named Executive Officers other than Mr. Nield and Mr. Crowley will be credited with up to an additional 24 months of pensionable service and age credit for the purpose of calculating their pension benefits. Upon termination as set out above, Mr. Crowley will be credited with up to an additional 48 months of pensionable service and 24 months of age credit for the purpose of calculating his pension benefits. Furthermore, most benefits and perquisites are continued until the end of the severance period or until alternate employment is obtained, whichever comes first.

        Effective February 5, 2003, the Board adopted a new Long-Term Incentive Plan (the "2003 LTIP") and granted units under the plan to the Named Executive Officers and others in lieu of stock options. The units granted in 2003 have a four year performance period maturing on December 31, 2006, subject to earlier redemption upon a Change of Control of Canada Life. If a Change of Control occurs in 2003, the units granted in 2003 will be redeemed for (i) a base amount equal to 25% of the value of the units, and (ii) an additional amount determined at the discretion of the Board of up to 25% of the value of the units. In recognition of management's efforts in increasing shareholder value, the Board has determined that if a Change of Control occurs in 2003 in connection with a transaction valued at or greater than the value of the Transaction, all units granted under the 2003 LTIP will be redeemed for 50% of their value. The definition of "Change of Control" for purposes of the 2003 LTIP is the same as the definition set forth in the change of control agreements described above.

        Pursuant to the Canada Life Stock Option Plan, all outstanding options will vest and be exercisable in full upon the occurrence of a Change of Control of Canada Life. The definition of "Change of Control" for purposes of the Stock Option Plan is the same as the definition set forth in the change of control agreements described above.

        On August 7, 2002, Canada Life announced that Mr. Smithen would retire on April 30, 2003. In addition to receiving his normal compensation, benefits and perquisites up to the date of retirement, Mr. Smithen will thereafter be entitled to a lump sum payment of $300,000, one additional year of pensionable service and age credit for pension benefit calculation purposes and all benefits available to retirees under Canada Life policy. The foregoing arrangement will be superseded by Mr. Smithen's change of control agreement if he is terminated on or before April 30, 2003 in connection with a Change of Control.

Pension Plans

        Canada Life maintains defined benefit pension plans in each of its four geographic divisions (Canada, U.S., UK and Ireland). The pension plans provide pension benefits based on service and final average earnings with Canada Life. Unless otherwise determined by the Board of Directors, executives are eligible to participate in the pension plans available in their country of residence. The following describes the pension arrangements which relate to the Named Executive Officers.

  Estimated Annual Benefits Payable upon Retirement for Executives in the Canadian Plan

        The pension plan for employees in Canada (the "Canadian Plan") is a contributory final average earnings defined benefit plan. Employees are required to contribute 2.5% of their pensionable earnings (base salary plus annual bonus) to the Canadian Plan, up to an annual maximum contribution of $2,500. The normal retirement benefit is equal to an employee's pensionable service multiplied by:

  (a)
  1.6% of the average of the highest pensionable earnings paid to the employee, defined as the greater of the consecutive 78 bi-weekly pays up to the retirement date or any 3 consecutive calendar years in the final 15 years preceding retirement ("highest three-year average pensionable earnings"), but not to exceed the final three-year average yearly maximum pensionable earnings ("YMPE"); plus,

  (b)
  2.0% of the highest three-year average pensionable earnings in excess of the YMPE.

        Pensionable service may not exceed 35 years.

        The benefits under the Canadian Plan are subject to a dollar limit under the Tax Act equal to $1,722 multiplied by an employee's pensionable service. Canada Life also maintains a supplemental retirement plan for employees in Canada (the "Canadian Supplemental Plan") which provides pension benefits in excess of the limits under the Tax Act, based upon the benefit formula under the Canadian Plan. All employees whose benefits under the Canadian Plan exceed such limits participate in the Canadian Supplemental Plan. Pension benefits under the plans are subject to reduction should specific age and service criteria not be met. The reduction factor is 0.4% for each month the pension commencement date precedes the earliest unreduced date.

        For an employee with a spouse, the normal form of payment of benefits under the Canadian Plan and under the Canadian Supplemental Plan is a lifetime pension payable to the employee with a 60% survivor pension payable for the lifetime of the spouse with a minimum plan benefit of 60 monthly payments guaranteed. For an employee without a spouse, the normal form of benefits is a lifetime pension, reducing to 60% after the employee's death with a minimum plan benefit of 120 monthly payments guaranteed or the equivalent. Annually, pension benefits are indexed on a formula basis but not to exceed the cumulative increase in the consumer price index from date of retirement.

        As at December 31, 2002, the pensionable service of each of the Named Executive Officers under the Canadian Plan is as follows:

D.A. Nield	35 years
R.M. Smithen(1)	31.33 years
P.G. Crowley(2)	5.83 years
W.L. Acton	25.17 years
R.E. Beettam(3)	20.5 years

Notes:

(1)
Pension subject to certain offsets on account of pension to be received from a previous employer.
(2)
For each completed year of employment, P.G. Crowley will receive one additional year of pensionable service to a maximum of 10 years additional pension service.
(3)
Pensionable earnings for R.E. Beettam are based on his U.S. compensation taken at par.

        The following table shows the estimated annual pension benefits payable upon normal retirement to D.A. Nield, R.M. Smithen, P.G. Crowley, W.L. Acton and R.E. Beettam under the Canadian Plan and the Canadian Supplemental Plan:

	Years of Service
Pensionable Earnings
	15	20	25	30	35
$300,000	$87,700	$116,933	$146,167	$175,400	$204,633
$400,000	$117,700	$156,933	$196,167	$235,400	$274,633
$500,000	$147,700	$196,933	$246,167	$295,400	$344,633
$600,000	$177,700	$236,933	$296,167	$355,400	$414,633
$700,000	$207,700	$276,933	$346,167	$415,400	$484,633
$800,000	$237,700	$316,933	$396,167	$475,400	$554,633
$900,000	$267,700	$356,933	$446,167	$535,400	$624,633
$1,000,000	$297,700	$396,933	$496,167	$595,400	$694,633
$1,100,000	$327,700	$436,933	$546,167	$655,400	$764,633
$1,200,000	$357,700	$476,933	$596,167	$715,400	$834,633
$1,300,000	$387,700	$516,933	$646,167	$775,400	$904,633
$1,400,000	$417,700	$556,933	$696,167	$835,400	$974,633
$1,500,000	$447,700	$596,933	$746,167	$895,400	$1,044,633
$1,600,000	$477,700	$636,933	$796,167	$955,400	$1,114,633
$1,700,000	$507,700	$676,933	$846,167	$1,015,400	$1,184,633
$1,800,000	$537,700	$716,933	$896,167	$1,075,400	$1,254,633

  Estimated Annual Benefits Payable upon Retirement for Executives in the United Kingdom Plan

        The pension plan for employees in the United Kingdom (the "UK Plan") is a non-contributory final average earnings defined benefit plan. The normal retirement benefit is equal to an employee's pensionable service multiplied by 1/60th of the final three-year average pensionable earnings (base salary plus annual bonus). There is no limit on the number of years of pensionable service that may be earned under the UK Plan.

        For employees hired on or after June 1, 1989, pensionable earnings under the UK Plan are limited under UK tax legislation. For the tax year 2002-2003 the limit is £97,200. Canada Life also maintains a supplemental retirement plan for employees in the UK (the "UK Supplemental Plan") affected by the tax limit, which provides pension benefits for pensionable earnings in excess of £97,200 for the tax year 2002-2003, based upon the benefit formula under the UK Plan. All employees hired on or after June 1, 1989 whose benefits under the UK Plan are restricted by such limits participate in the UK Supplemental Plan.

        For an employee with a spouse, the normal form of payment of benefits under the UK Plan and under the UK Supplemental Plan is a lifetime pension payable to the employee with a 50% survivor pension payable for the lifetime of the spouse, with a minimum of 60 monthly payments guaranteed. For an employee without a spouse, the normal form of benefits is a lifetime pension payable to the employee with a 50% survivor pension payable proportionately to each child, if any, until age 18, with a minimum of 60 monthly payments guaranteed. Pension payments are increased annually in accordance with statutory requirements. In addition, subject to approval by the Canada Life Limited (UK) board of directors, pension benefits may be increased up to the rate of inflation.

        As of December 31, 2002, the pensionable service for Mr. I. Gilmour in the UK Plan and UK Supplemental Plan was 5.5 years.

        The following table shows the estimated annual pension benefits payable upon normal retirement (2012) to Mr. I. Gilmour under the UK Plan and the UK Supplemental Plan:

	Years of Service
Pensionable Earnings
	5	10	15	20
£100,000	£8,333	£16,667	£25,000	£33,333
150,000	12,500	25,000	37,500	50,000
200,000	16,667	33,333	50,000	66,667
250,000	20,833	41,667	62,500	83,333
300,000	25,000	50,000	75,000	100,000

Human Resources Committee Report on Executive Compensation

        The Human Resources Committee of the Board of Directors has a mandate to review and approve overall compensation policy, including benefits. In addition, the Human Resources Committee recommends to the Board of Directors, the compensation for the Chairman and Chief Executive Officer, President and Chief Operating Officer and vice-presidents, vice-presidential appointments and pension plan amendments. The Human Resources Committee reviews management succession planning and reports on it to the Board of Directors.

  Composition of the Human Resources Committee

        The Human Resources Committee is currently comprised of seven directors, and meets a minimum of four times per year and more often as required. The members of the Human Resources Committee are Mr. C.E. Ritchie (Chair), Mr. G.S. Bain, Mr. J.R. Hall, Mr. D.W. Kerr, Mr. T.I. Ronald, Mr. A.R.A. Scace and Mr. J.D. Wetmore. The full Board of Directors reviews and approves the recommendations of the Human Resources Committee. Described below is the Human Resources Committee's report on executive compensation to the Board of Directors of Canada Life for the year ended December 31, 2002.

  Compensation Philosophy and Process

        Canada Life's compensation philosophy is to ensure total compensation is competitive and is directly linked to level of performance. The compensation objective is to attract, retain and motivate world-class leadership and people. The Human Resources Committee targets total compensation for the Named Executive Officers competitive with the aggregate compensation levels of a select comparator group as determined for each operating territory (Canada, the United States, the United Kingdom, Ireland and other countries as applicable). In Canada, the select comparator group is comprised of large Canadian life insurance companies and banks. In the United States, the comparator companies include a group of 33 large diversified companies comprised of life, property and casualty and multi-line companies. In the United Kingdom and Ireland, the comparator groups are made up of diversified financial services companies in each country respectively. In setting compensation policy in all territories, the Human Resources Committee utilizes the services of a senior external compensation consultant.

        Total compensation is comprised of base salary, annual incentive bonus, long term incentives, stock options, pension and benefits.

  Base Salary

        The base salary for the Chairman and Chief Executive Officer and each Named Executive Officer is reviewed annually by the Human Resources Committee within the context of individual performance and market competitiveness. The market assessment, as prepared by a senior external compensation consultant, provides total compensation data for comparable positions taking into consideration magnitude, complexity and incumbent experience.

  Annual Incentive

        To deliver a competitive level of total compensation commensurate with results, the Chairman and Chief Executive Officer, as well as the majority of staff are eligible to participate in an annual incentive plan. Above the first managerial level, awards range from 15% to 60% of base salary when a target level of performance is achieved. The maximum awards under the program range from 30% to 120% when results substantially exceed plan. If performance is below the planned level, awards would range from 0% to 59% of base salary depending on results.

        In reviewing and recommending annual incentive awards for the Named Executive Officers, the Human Resources Committee considers overall company, divisional and individual performance based on the achievement of goals set at the beginning of each performance year.

  Long Term Incentive Plan

        In order to focus attention on the long term success of Canada Life, a long term incentive plan was introduced effective January 1, 1995. For grant years 1995 and 1996, participants included the Chairman and Chief Executive Officer and his direct reports including international division heads. In 1997, eligibility was extended to most vice-president positions.

        With the introduction of the Canada Life Stock Option Plan in November 2000, the long term incentive plan became a closed plan with the last grant of long term incentive units being made on January 1, 2000. All units granted to date will be administered in accordance with the plan document until they mature and are paid out. The plan will be terminated once the units granted in January 2000 mature on December 31, 2003. Annually, the Human Resources Committee recommended the eligible participants in the plan and the number of units for which each participant would be eligible. The performance period for each grant is four years with the value of each grant being determined by the average return on common shareholders' equity ("ROE"), as adjusted from time to time to exclude any special items as may be approved by the Board of Directors, over the respective four year period.

        The 1999 units matured on December 31, 2002 with awards paid in the first quarter of 2003. The same relative timing will be applied to all maturing units. A target, maximum and threshold level of performance is set for each grant. Target performance for the remaining 2000 grant is an average ROE of 10% with a performance threshold of 8.5% average ROE, below which no awards will be made. Maximum awards will be paid only if the average ROE is 15% or greater. Long term incentive awards are not earned until the earlier of the end of the performance period (four years) or the involuntary termination without cause, retirement, death or disability of the employee.

  Stock Option Plan

        The Canada Life Stock Option Plan, effective November 4, 2000, provides to directors and selected employees of Canada Life and its subsidiaries options to purchase Canada Life Shares in order to reward significant performance and enhance Canada Life's ability to attract and retain key staff. The maximum number of Canada Life Shares that can be issued over the life of the Plan is 8,000,000, representing approximately 5% of the outstanding Canada Life Shares.

        The number of options granted, the exercise price, the expiry date and the vesting period are determined by the Board in accordance with the Canada Life Stock Option Plan, which provides for a maximum term of 10 years and a minimum exercise price equal to the closing price of Canada Life Shares on the TSX on the last trading day prior to the date an option is granted.

        Options awarded in 2000 and 2001 were granted with stock appreciation rights ("SARs") granted in tandem which have the same vesting, expiry and exercise terms and conditions as the options to which they relate. SARs give the option-holder the choice to either exercise the option or forfeit the option and receive a cash payment equal to the difference between (i) the market value of the underlying shares on the date of exercise, and (ii) the exercise price of the option. In 2002, no options were granted with SARs attached.

  Deferred Stock Unit Plan

        In 2001, Canada Life introduced the DSU Plan. The plan is offered to senior executive officers and non-employee directors of Canada Life. Under this plan, each participant may choose to receive all or a percentage of his or her annual incentive bonus or director's fee in the form of deferred stock units ("DSUs"), but must elect to participate on an annual basis prior to receiving the compensation. The initial value of each unit is based on the closing price of Canada Life Shares on the TSX at the date of converting the cash amounts to DSUs. The DSUs attract dividends in the form of additional DSUs at the same rate as dividends paid on the Canada Life Shares. DSUs are redeemable only when a plan participant ceases to be a Canada Life employee or director. The value of DSUs, when converted to cash is based on the closing price of the Canada Life Shares on the TSX on the redemption date under the plan.

  Employee Share Purchase Plan

        In 2001, Canada Life adopted an employee share purchase plan ("ESPP") in Canada and in the United Kingdom. In Canada, qualifying employees can choose to have up to a maximum of 10% of their annual base salary withheld to purchase Canada Life Shares. Canada Life Shares are purchased on the TSX each payroll period by a plan administrator at then prevailing market prices. Canada Life matches 50% of the employee contribution amount to a maximum of the lesser of $1,500 per year or 2.5% of eligible annual earnings. The UK plan is the same as the plan in Canada except that Canada Life matches 10% of the employee contribution amount to a maximum of £150 per year. In each case, Canada Life's contributions vest after the first year of continuous participation in the plan, and all subsequent contributions vest immediately.

        In the United States, employees can contribute pre or post-tax dollars into a 401(k) plan that includes Canada Life Shares as one of several investment choices. The maximum 401(k) contribution is 25% of earnings not to exceed the legislated limit of US$12,000 for 2003. Canada Life matches the 401(k) up to 50% on the first 6% of salary, to a maximum of US$1,800 annually. In Ireland, Canada Life offers a Revenue Approved Share Purchase Scheme under which qualifying employees can choose to use any annual bonus received to purchase Canada Life Shares. Employees may also choose to purchase additional Canada Life Shares from their own resources to match the bonus amount. The maximum additional purchase is 7.5% of salary, subject to an overall maximum share purchase of €12,700.

  Chairman and Chief Executive Officer Compensation

        Total compensation for the Chairman and Chief Executive Officer includes base salary, annual incentive, long term incentive, stock options and benefits. Total compensation for 2002 was compared to a select comparator group of major Canadian financial companies, including large life insurance companies and banks. Comparative information is provided to the Human Resources Committee by a senior external compensation consultant. All components of compensation are generally set at a competitive level when compared to the selected comparator group.

        Compensation elements for the Chairman and Chief Executive Officer are reviewed annually, effective in January. In considering the compensation for the Chairman and Chief Executive Officer, the Human Resources Committee reviews and considers overall corporate results based on asset growth, earnings, return on surplus, premium income and performance relative to industry peer companies. As well, the Human Resources Committee considers other significant contributions of the Chairman and Chief Executive Officer.

        Based on the above noted criteria, the Chairman and Chief Executive Officer's incentive in respect of the 2002 performance year, as detailed in the Summary Compensation Table, represents 120% of base salary.

Total Shareholder Return Comparison

        The following chart compares the total cumulative shareholder return for $100 invested in Canada Life Shares on October 28, 1999, with the cumulative total return of the S&P/TSX Composite Index (formerly the TSX 300 Composite Index) for the period from October 28, 1999, to December 31, 2002 (assuming reinvestment of dividends).

Comparison of Total Common Shareholders' Return

Selected Historical Consolidated Financial Information of Canada Life

        The following summary consolidated financial data at and for the years ended December 31, 2002, 2001 and 2000 and has been extracted without adjustment from the audited consolidated financial statements of Canada Life which are incorporated by reference in this Circular and from other financial information provided by Canada Life. This information should be read in conjunction with the consolidated financial statements of Canada Life and notes thereto incorporated by reference in this Circular. The following table shows the historical results of Canada Life and does not give effect to the Transaction.

Canada Life Financial Corporation
Selected Historical Consolidated Financial Information

	As at or for the year ended December 31,
	2002	2001	2000
	(in millions, except per share amounts)
Statement of Net Income Data:
Premiums:
Annuities	$2,474	$2,272	$1,746
Individual life and health insurance	1,510	1,428	1,384
Group life and health insurance	1,931	1,658	1,546
Net investment income	2,154	2,241	2,306
Fee and other income	529	465	479

Total revenue	8,598	8,064	7,461

Payments to policyholders and beneficiaries	5,352	5,218	4,924
Increase in actuarial liabilities	1,129	972	707
General operating expenses	814	794	743
Commissions	539	461	409
Premium and other taxes, interest expense, non-controlling interest and goodwill amortization	129	128	131

Net income before income tax provision	635	491	547
Income tax provision	133	153	195

Net income including participating policyholders net income (loss)	502	338	352
Participating policyholders net income (loss)	3	(4)	(4)

Shareholders' net income	499	342	356
Preferred share dividends	9	–	–

Common shareholders' net income(1)	$490	$342	$356

Earnings per common share — basic and diluted	$3.05	$2.13	$2.22

Premiums, Premium Equivalents and New Deposits:
General fund premiums	$5,915	$5,358	$4,676
Segregated funds deposits(2)	3,721	3,828	3,692
ASO premium equivalents and other deposits(2)	2,372	2,043	882

	$12,008	$11,229	$9,250

Assets Under Administration:
General fund	$38,191	$34,951	$32,736
Segregated funds(2)	21,899	22,090	22,383

	60,090	57,041	55,119
Other assets	7,913	8,384	8,138

	$68,003	$65,425	$63,257

Capitalization:
Subordinated debentures	$550	$550	$550
Canada Life Capital Securities	450	–	–
Equity:
Participating policyholders	48	40	44
Preferred shares	145	145	–
Common shares	317	317	317
Retained earnings	3,457	2,921	2,575

Total equity	$3,967	$3,423	$2,936

Note:

(1)
2001 net income includes an $85 million provision net of tax for expected claims arising from September 11, 2001.

(2)
The financial statements for the general fund of a Canadian life insurance company do not include the assets, liabilities, deposits and withdrawals of segregated funds and other assets under administration or the claims payments related to ASO contracts. However, Canada Life does earn fee and other income related to these contracts. Segregated fund deposits, self-funded premium equivalent (ASO) and other deposits are an important aspect of the overall business of Canada Life and should be considered when comparing volumes, size and trends. Non-GAAP earnings measures do not have any standardized meaning prescribed by GAAP and therefore may not be comparable to similar measures presented by other Canadian life insurance companies.

Trading History of Canada Life Shares

        The Canada Life Shares are listed and posted for trading on the TSX and the NYSE. The table below sets out the market price ranges and trading volume of the Canada Life on the TSX and NYSE since January 1, 2001.

	TSX			NYSE
	Price Range		Volume	Price Range				Volume
	High	Low	(000s)	High		Low		(000s)
2001
First quarter	$44.50	$38.00	14,086	US$	29.02	US$	25.14	727
Second quarter	47.50	39.75	12,679		30.15		25.36	624
Third quarter	47.91	38.10	16,079		31.26		24.85	481
Fourth quarter	47.00	39.10	22,302		29.98		24.98	608
2002
First quarter	$44.64	$37.50	21,382	US$	27.83	US$	23.73	714
Second quarter	40.89	35.82	14,250		26.40		23.30	800
Third quarter	37.40	30.56	19,244		24.57		19.34	1,153
Fourth quarter	42.00	28.50	44,862		26.90		18.10	2,289
2003
January	$41.94	$38.50	15,128	US$	27.22	US$	25.30	836
February	43.65	39.20	39,401		29.29		25.81	904
March 1 – March 21	43.59	42.50	13,975		29.50		28.93	496

        On February 14, 2003, the last trading day prior to the announcement of the Transaction, the closing prices per Canada Life Share on the TSX and NYSE were $40.10 and US$26.24, respectively.

Dividends

        Dividends on Canada Life Shares are declared at the sole discretion of the Board. The quarterly dividend on Canada Life Shares is payable on March 31, 2003 in the amount of $0.20 per Canada Life Share. Canada Life has agreed in the Transaction Agreement that any dividends declared after February 14, 2003 will have the same record dates as are established for the payment of dividends on Lifeco Common Shares. Accordingly, assuming Board approval, the second quarter dividend will be paid to Shareholders of record on June 16, 2003, such payment to be made on or about July 15, 2003.

Indebtedness of Directors and Senior Officers

        None of the directors, executive officers or senior officers or associates of directors, executive officers or senior officers of Canada Life are, or during the most recently completed financial year were, indebted to Canada Life or any of its subsidiaries, except for routine indebtedness.

Interest of Management and Others in Material Transactions

        No insider or any associate or affiliate of an insider of Canada Life has had any material interest, direct or indirect, in any transaction since January 1, 2002 or any proposed transaction that has materially affected or will materially affect Canada Life or any of its affiliates, except as disclosed below or elsewhere in this Circular.

        As at the date hereof, the directors and senior officers of Canada Life, as a group, beneficially owned, directly or indirectly, or exercised control or direction over, an aggregate of approximately 226,540 Canada Life Shares (representing less than 1% of the total number of outstanding Canada Life Shares) and, as a group, held 1,490,863 Canada Life Options (representing approximately 49% of the total number of outstanding Canada Life Options).

Auditors, Registrar and Transfer Agent

        The auditors of Canada Life are Ernst & Young LLP, Toronto, Canada. The registrar and transfer agent for the Canada Life Shares is Computershare Trust Company of Canada at its principal office in Toronto.

INFORMATION CONCERNING LIFECO

Corporate Structure

        The following chart summarizes Lifeco's corporate structure, including its interests in its material subsidiaries. Unless otherwise indicated, all companies are incorporated under the laws of Canada. The indicated percentages represent holdings of common shares.

*
Held by Lifeco through wholly-owned subsidiaries.

General

        Lifeco is a financial services holding company with interests in the life insurance, health insurance, retirement savings and reinsurance businesses, primarily in Canada and the United States. Lifeco holds directly all of the outstanding common shares of Great-West and all of the outstanding preferred shares of London Life, both Canadian life insurance companies, and, through subsidiaries, all of the outstanding common shares of London Life and GWL&A, an insurance company domiciled in the State of Colorado. Lifeco currently has no other holdings and carries on no business or activities unrelated to its holdings in Great-West, London Life and GWL&A. However, Lifeco is not restricted to investing in securities of Great-West, London Life, GWL&A and its other subsidiaries.

        Power Financial Corporation controls, directly or indirectly, approximately 83% of the outstanding Lifeco Common Shares representing approximately 65% of the voting rights attached to all of the outstanding voting shares of Lifeco. Following the Transaction, it is expected that Power Financial Corporation will control, directly or indirectly, approximately 73% of the outstanding Lifeco Common Shares representing approximately 65% of the voting rights attached to all of the outstanding voting shares of Lifeco.

        Lifeco was incorporated under the CBCA on November 8, 1979 as 94972 Canada Inc. Its name was changed to Lifeco and its capital structure was reorganized by Certificate of Amendment dated May 15, 1986. Its articles, as further amended, were restated by Restated Certificate of Incorporation dated August 7, 1997 and were subsequently amended by Certificates of Amendment dated November 6, 1997, April 23, 1998, September 9, 1998, March 3, 1999, April 22, 1999 and April 26, 2001.

        The head office and principal place of business of Lifeco is located at 100 Osborne Street North, Winnipeg, Manitoba, Canada R3C 3A5.

Great-West

        Great-West was incorporated on August 28, 1891 by an Act of Parliament of Canada and commenced operations in 1892. Great-West is governed by the ICA. Great-West owns all of the shares of LIG, a company continued under the CBCA. LIG owns all of the common shares of London Life, which is governed by the ICA.

        Great-West and London Life serve more than nine million Canadians with a broad portfolio of financial and benefit plan solutions for families, individuals, businesses and organizations. Products are marketed through a network of Great-West and Freedom 55 Financial™ security advisors, and through brokers and marketing agreements with other financial institutions. Great-West is also a supplier of reinsurance in the United States and Europe through its subsidiary London Reinsurance Group Inc. ("LRG").

GWL&A

        Lifeco's principal United States subsidiary is GWL&A, a stock life insurance company organized in 1907 and domiciled in the State of Colorado and qualified to do business directly or through its subsidiaries in all states. GWL&A is a wholly-owned subsidiary of GWL&A Financial, a Delaware holding company. GWL&A Financial is an indirect wholly-owned subsidiary of Lifeco.

        In the United States, GWL&A offers a full range of health care, life and disability insurance, annuities and retirement plans and services.

Development of Business of Lifeco

        Through Great-West and London Life in Canada and GWL&A in the United States, a wide range of life insurance, health insurance, and retirement and investment products are offered to individuals, businesses and other private and public organizations. As well, through its subsidiaries, Great-West offers specialty reinsurance in specific niche segments.

        At December 31, 2002, 57% of Lifeco's total assets under administration were attributable to its Canadian business, compared to 55% at December 31, 2001, and 43% were attributable to its United States business, compared to 45% at December 31, 2001. Lifeco received 73% of its premium income for risk products in 2002 from Canada and 27% from the United States compared to 71% and 29% respectively in 2001.

Lifeco Premium Income Analysis

	For the years ended December 31
	2002	2001	2000
	(unaudited, in millions)
Business category
Individual	$2,390	$2,418	$2,663
Group	4,858	4,588	4,435
Corporate	17	16	–
Reinsurance	3,922	3,359	2,810
Property & Casualty	–	96	68

Total	11,187	10,477	9,976

Product lines
Life insurance	2,842	2,926	3,120
Annuity	1,195	990	991
Health insurance	3,228	3,106	2,987
Reinsurance	3,922	3,359	2,810
Property & Casualty	–	96	68

	11,187	10,477	9,976

Geographic
Canada	8,198	7,451	6,626
United States	2,989	3,026	3,350

Total	11,187	10,477	9,976

Segregated Fund Deposits not included above
Canada	2,812	2,631	3,490
United States	3,863	5,019	4,611

Total	6,675	7,650	8,101

Claims paid under administrative services only plans not included above
Canada	1,355	1,238	1,102
United States	8,209	8,861	7,695

Total	9,564	10,099	8,797

Premiums including segregated funds deposits and claims paid under administrative services only plans
Canada	12,365	11,320	11,218
United States	15,061	16,906	15,656

Total	$27,426	$28,226	$26,874

        The insurance business in both Canada and the United States is highly competitive and participants in the industry frequently introduce new products and utilize new marketing approaches. Great-West, London Life and GWL&A have been able to compete successfully by identifying specific product niches and developing specific products so that they have improved and expanded their product base and market share. Historically, Lifeco's strategic goals have included the following:

  •
  to increase its distribution reach by, among other things, adding new channels;

  •
  to lower manufacturing costs by combining operations and books of business;

  •
  to focus on the sale and distribution of value-added products with above-average growth potential; and

  •
  to build a strong base in Canada while maintaining a balance between Canadian and non-Canadian earnings.

Description of Business of Lifeco

Products

        The premium income analysis table above identifies the sources of consolidated premium income from various products according to the classifications described below for the three years 2000 to 2002. The amount of claims paid under Administrative Services Only health insurance plans are considered group health self-funded premium equivalents in assessing the growth of Great-West's consolidated premium income. Health care costs under ASO plans are primarily the responsibility of the employer, rather than the insurance company, which is paid administrative fees for providing the claim payment facility. This method of managing Great-West's and GWL&A's risk exposure reduces the volatility of income while at the same time provides an acceptable level of return on invested equity.

        As part of their product lines, Great-West, London Life and GWL&A have segregated investment fund assets under administration which are managed on a fee basis and total $36 billion ($38.9 billion at December 31, 2001). These funds are predominantly employed to fund retirement savings plan obligations of group and individual clients. Apart from the death and maturity benefit guarantees, clients bear the full investment risk of, and receive all the benefits from, the assets of the funds. The amount of deposits to segregated fund accounts should be considered in assessing the consolidated premium income of Lifeco.

        The major business units of Great-West in Canada are:

  Group Insurance

        Great-West provides a wide range of group insurance products and services under its own brand to more than 26,000 employers across Canada. Great-West has a significant presence in all market segments — by region, case size and product. Group insurance products include life and accidental death and dismemberment insurance, short and long-term disability insurance, health and drug coverages not provided by government plans, dental care, vision care and employee assistance plans.

  Individual Insurance and Investment Products

          Individual Life Insurance

        Great-West and London Life manufacture and service a wide range of life insurance products for individuals under their respective brands, including participating whole life and non-participating whole life, universal life and term insurance. These products are designed to meet Canadian consumers' evolving needs ranging from basic life insurance protection to advanced tax and estate planning.

          Living Benefits

        Great-West manufactures and services a range of disability and critical illness products for individuals under the Great-West brand. Great-West's disability insurance products are designed to meet the personal and business needs of professionals, partners, business owners and employees. Critical illness insurance is designed to complement disability and life insurance protection by providing a one-time lump sum benefit to help cover additional expenses associated with specified critical conditions.

          Retirement and Investment Services

        Great-West and London Life provide long-term savings and investment products for individuals and employer groups, focussing on sales and reinvestment activities on investment funds. These include 260 segregated funds as well as an exclusive family of 40 mutual funds, the Quadrus Group of Funds™, available through Quadrus Investment Services Ltd. ("Quadrus"). All of the Quadrus Group of Funds are managed by Mackenzie Financial Corporation.

        A subsidiary of London Life, Quadrus is a mutual fund dealer for registered investment representatives associated with both Great-West and Freedom 55 Financial™ (a division of London Life). Quadrus also offers investment representatives access to about 2,000 third-party mutual funds through an accommodation service.

  Reinsurance

        LRG reinsures life, property and casualty, accident and health and annuity business. Contracts are custom designed, underwritten and marketed to major insurance and reinsurance companies around the world, but primarily in the United States and Europe.

        The major business units of GWL&A in the United States are:

  Employee Benefits

        The Employee Benefits division provides a full range of employee benefit products to more than 5,000 employers across the United States. The Employee Benefits division is being reorganized into two units, one of which deals with employer groups of more than 2,000 employees and the other which deals with employer groups of less than 2,000 employees.

        GWL&A offers employers a total benefits solution — an integrated package of managed care products, group life and disability insurance and flexible spending accounts.

  Financial Services

        The Financial Services division develops, administers, and sells retirement savings and life insurance products and services for individuals, and for employees of state and local governments, hospitals, non-profit organizations, public school districts and corporations.

        GWL&A's core retirement savings business is in the public/non-profit pension segment. GWL&A provides investment products, and administrative and communication services, to employees of state and local governments (Internal Revenue Code Section 457 plans), as well as employees of hospitals, non-profit organizations, and public school districts (Internal Revenue Code Section 401, 403(b), 408, and 457 plans).

        GWL&A provides pension plan administrative services through a subsidiary company, Financial Administrative Services Corporation. GWL&A provides marketing and communication services through another subsidiary company, BenefitsCorp, Inc., and through BenefitsCorp Equities, Inc., a broker-dealer subsidiary of BenefitsCorp, Inc. (collectively, BenefitsCorp).

        GWL&A's primary marketing emphasis in the public/non-profit pension segment is group fixed and variable annuity contracts for defined contribution retirement savings plans.

        GWL&A also offers a 401(k) product by way of a group fixed and variable deferred annuity contract. The product provides a variety of funding and distribution options for employer-sponsored retirement plans that qualify under Internal Revenue Code Section 401(k).

        GWL&A has a marketing agreement with Charles Schwab & Co., Inc. to sell individual fixed and variable qualified and non-qualified deferred annuities.

        GWL&A's variable annuity products offer several investment options. GWL&A's variable annuity products provide the opportunity for contractholders to assume the risks of, and receive the benefits from, the investment of retirement assets. The variable product assets are invested, as designated by the participant, in separate accounts that in turn invest in shares of underlying funds managed by a subsidiary of GWL&A or by selected external fund managers.

        GWL&A's life insurance products include participating and non-participating term life, whole life and universal life.

Marketing and Distribution

  Canada — Great-West and London Life

        Great-West's group insurance products and services are marketed to mid-size and large organizations primarily through brokers and independent consultants, affiliated agents, and Great-West and Freedom 55 Financial™ security advisors supported by 195 group sales and service representatives located in 15 group offices across Canada. Sales to small groups (less than 35 employees) are primarily through Great-West and Freedom 55 Financial™ security advisors and intercorporate marketing agreements, supported by 164 employee benefit specialists and service representatives located in 29 Resource Centres across Canada.

        Great-West's individual life, living benefits (disability income and critical illness), and individual retirement and investment (guaranteed and segregated funds) products are marketed by 975 Great-West financial security advisors, brokers, and representatives of other financial services companies through special marketing arrangements. The most significant arrangements are with London Life, through its Freedom 55 Financial™ division, and Investors Group Inc. Career support for financial security advisors and product support for all channels is provided through 29 Resources Centres located in all provinces except Prince Edward Island.

        London Life's individual life and retirement and investment products are marketed exclusively through Freedom 55 Financial™ security advisors. Freedom 55 Financial™ has 2,850 financial security advisors and more than 230 management staff located in 66 financial centres across Canada.

        Group retirement products and services are marketed through Group Retirement Services sales and service staff located in regions throughout the country. These products are sold by Freedom 55 Financial™ and Great-West financial security advisors, as well as by group retirement brokers and consultants.

        Quadrus provides broker-dealer services to registered Great-West and Freedom 55 Financial™ investment representatives, who also market the Quadrus Group of Funds.

        Great-West and London Life also have marketing arrangements with other companies to offer third-party products through the Great-West and Freedom 55 Financial™ distribution channels. Alliances with two other leading insurers have expanded the life insurance and investment products offered by both Great-West and Freedom 55 Financial™ security advisors. These products meet client needs where Great-West or London Life could not otherwise offer sufficiently competitive products.

  United States — GWL&A

        The Employee Benefits division distributes its products and services through field sales staff located in 30 sales offices throughout the United States. Each sales office works with local insurance brokers, agents, and consultants.

        The Financial Services division primarily uses BenefitsCorp to distribute pension products and to provide communication and enrollment services to employers in the public/non-profit market. Pension products are also distributed through independent marketing agencies. At the end of 2002, a specialized sales force was established to target 401(k) sales.

        GWL&A distributes universal and joint survivor life and term insurance, as well as individual fixed and variable qualified and non-qualified deferred annuities, through Charles Schwab & Co., Inc. Individual life products are also sold through large banks and through the internet. Business-Owned Life Insurance, a product where interest- sensitive whole life and universal life policies are used to fund post-retirement benefits for employees, is currently marketed through one broker, Clark/Bardes, Inc.

Recent Developments

  Issue of Lifeco Securities

        On March 21, 2003, Lifeco completed a public offering of $600 million aggregate principal amount of debentures ("Lifeco Debentures"), which are redeemable by Lifeco at any time in whole or in part. $200 million principal amount of the Lifeco Debentures, bearing interest at a rate of 6.14% per annum, mature March 21, 2018 and $400 million principal amount of the Lifeco Debentures, bearing interest at a rate of 6.67% per annum, mature March 21, 2033. Net proceeds of approximately $595 million received from the sale will be used by Lifeco for general corporate purposes and, assuming that the acquisition of Canada Life is completed, to finance part of the purchase price of Canada Life.

        Assuming the acquisition of Canada Life is completed, Investors Group Inc. and Power Financial Corporation will invest up to $100 million and $800 million, respectively, to acquire Lifeco Common Shares from treasury. The purchase price per Lifeco Common Share will be $37.556 cash. Such purchases will be completed approximately coincident with payment for the Exchangeable Shares by Lifeco. Net proceeds will be used for general corporate purposes and to finance part of the purchase price of Canada Life.

  Acquisition Credit Facility

        Lifeco recently entered into a commitment with a Canadian chartered bank (the "Bank") pursuant to which the Bank agreed to underwrite a credit facility in favour of Lifeco or one or more of its subsidiaries. The credit facility provides short-term funding alternatives, and also offers up to $600 million of five year term financing. The purpose of the facility is to finance a portion of the cash component of the purchase price of the Exchangeable Shares.

Lifeco Documents Incorporated by Reference

        The following documents filed with the securities commissions or similar regulatory authorities in the provinces and territories of Canada are specifically incorporated by reference in and form an integral part of this Circular:

  1.
  Lifeco's Annual Information Form dated April 25, 2002, including documents incorporated by reference therein;

  2.
  Lifeco's audited consolidated comparative financial statements and the notes thereto as at and for the year ended December 31, 2002 and the report of the auditors thereon;

  3.
  Lifeco's Management's Discussion and Analysis for the year ended December 31, 2002;

  4.
  Lifeco's Management Proxy Circular dated March 8, 2002 with respect to the annual meeting of Lifeco's shareholders held on April 25, 2002, except for the sections entitled "Executive Compensation — Composition of the Compensation Committees" on pages 11 and 12 of the circular, "Executive Compensation — Report on Executive Compensation" on pages 12 and 13 of the circular and the graph titled "Five Year Total Shareholder Return Comparison" on pages 13 and 14 of the circular; and

  5.
  the material change report dated February 24, 2003 relating to the Transaction.

        All documents of the type referred to above (including interim financial statements but excluding confidential material change reports) and any press releases filed by Lifeco with any securities commission or similar regulatory authority in Canada after the date of this Circular and prior to the Closing Date or the termination of the Transaction Agreement shall be deemed to be incorporated by reference in this Circular.

        Information concerning Lifeco, its subsidiaries and their respective businesses and operations has been incorporated by reference in this Circular from documents filed with securities commissions or similar authorities in Canada (the permanent information record in Quebec). Copies of the Lifeco documents incorporated by reference herein may be obtained upon request without charge from the Vice-President, Counsel and Secretary, Canada, of Lifeco 100 Osborne Street North, Winnipeg, Manitoba R3C 3A5 (204) 946-1190. For the purpose of the Province of Québec, this Circular contains information to be completed by consulting the permanent information record. A copy of the permanent information record may also be obtained upon request without charge from the Vice-President, Counsel and Secretary, Canada of Lifeco at the above-mentioned address and telephone number. Copies may also be obtained through the internet at www.sedar.com.

        Any statement contained in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded, for the purposes of this Circular, to the extent that a statement contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes that statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes.

        The making of a modifying or superseding statement will not be deemed to be an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Circular.

Selected Historical Consolidated Financial Information of Lifeco

        The following table sets forth selected historical consolidated financial information with respect to Lifeco for the periods indicated. The information below should be read in conjunction with the consolidated financial statements of Lifeco and notes thereto incorporated by reference in this Circular. The following table shows the historical results of Lifeco and does not give effect to the Transaction or related financings. For a description of the effect of, among other things, the Transaction on the consolidated financial results of Lifeco, see Schedule D to this Circular, "Unaudited Pro Forma Consolidated Financial Statements of Lifeco", and "Lifeco and Canada Life After the Transaction — Selected Unaudited Pro Forma Consolidated Financial Information of Lifeco".

	As at or for the year ended December 31,
	2002	2001	2000
	(in millions, except per share amounts)
Statement of Operations Data:
Income
Premium income:
Life insurance, guaranteed annuities and insured health products	$7,265	$7,022	$7,098
Reinsurance & specialty general insurance	3,922	3,455	2,878
Net investment income	3,638	3,713	3,649
Fee and other income	1,807	1,858	1,641

Total income	16,632	16,048	$15,266

Benefits and Expenses
Paid or credited to policyholders	12,593	12,030	11,374
Commissions	718	696	694
Operating expenses	1,786	1,941	1,816
Premium taxes	109	124	129
Special charges (1)	—	204	—

Net operating income before income taxes	1,426	1,053	1,253
Income taxes	430	397	451

Net income before non-controlling interests	996	656	802
Non-controlling interests	34	44	63

Net income before amortization of goodwill	962	612	739
Amortization of goodwill	—	66	65

Net income (2)	$962	$546	$674

Basic Earnings Per Common Share	$2.53	$1.39	$1.72
Diluted Earnings Per Common Share	$2.50	$1.37	$1.67
Premiums and Deposits
Premium income	$11,187	$10,477	$9,976
Self-funded premium equivalents (ASO) (3)	9,564	10,099	8,797
Segregated fund deposits (3)	6,675	7,650	8,101

Total premiums and deposits	$27,426	$28,226	$26,874

Assets Under Administration:
Total general funds assets	$60,071	$59,159	$55,754
Segregated funds assets (3)	36,048	38,867	37,159

Total assets under administration	$96,119	$98,026	$92,913

Capitalization Data:
Subordinated debt	$676	$679	$646
Non-controlling interests	2,051	1,950	1,933
Capital stock	1,982	2,083	2,086
Surplus	2,382	1,951	1,868
Provision for unrealized gain on translation of net investment in foreign operations	344	363	226

Total capital stock and surplus	$4,708	$4,397	$4,180

(1)
2001 results include a non-recurring charge of $204 pre-tax ($165 after-tax) related to Alta Health & Life Insurance, an indirect wholly- owned subsidiary and part of Lifeco's United States Employee Benefits segment.

(2)
2001 results include a charge of $73 after-tax from the events of September 11, 2001.

(3)
The financial statements for the general fund of a Canadian life insurance company do not include the assets, liabilities, deposits and withdrawals of segregated funds and other assets under administration or the claims payments related to ASO contracts. However Lifeco does earn fee and other income related to these contracts. Segregated fund deposits, self-funded premium equivalent (ASO) and other deposits are an important aspect of the overall business of Lifeco and should be considered when comparing volumes, size and trends. Non-GAAP earnings measures do not have any standardized meaning prescribed by GAAP and therefore may not be comparable to similar measures presented by other Canadian life insurance companies.

Earnings Coverage Ratios

        Lifeco's annual dividend requirements on all of its preferred shares, after giving effect to the issuance of the Lifeco Series E Shares and the Lifeco Series F Shares, and adjusted to a pre-tax equivalent using an effective income tax rate of 39%, amounted to $124 million ($139 million on a pro forma basis, taking into account the acquisition of Canada Life) for the 12 months ended December 31, 2002. Lifeco's annual interest requirements on long-term debt for the 12 months ended December 31, 2002, after giving effect to the issue of the Lifeco Debentures, amounted to $117 million ($186 million on a pro forma basis, taking into account the acquisition of Canada Life).

        Lifeco's earnings before interest on long-term debt and income tax for the 12 months ended December 31, 2002 were approximately $1,493 million, which is 6.2 times (6.2 times on a pro forma basis, taking into account the acquisition of Canada Life, the issue of Lifeco Series E Shares and Lifeco Series F Shares and the issue of the Lifeco Debentures) the aggregate dividend and interest requirements for the period.

Ratings

        The Lifeco Series E Shares and Lifeco Series F Shares are rated Pfd-1 (low)n by Dominion Bond Rating Service Limited ("DBRS") which rating is under review with negative implications. The Lifeco Series E Shares and Lifeco Series F Shares are rated P-1 (low) under Standard & Poor's Corporation's ("S&P") Canadian rating scale and A/CreditWatch Negative under its global rating scale.

        Upon completion of the acquisition of Canada Life by Lifeco, DBRS has indicated that it expects that its rating of the Lifeco Series E Shares and the Lifeco Series F Shares will be lowered to Pfd-2(high)n, with a stable trend, and will be removed from the "under review" status, and S&P has stated that it expects that its global scale rating of the Lifeco Series E Shares and the Lifeco Series F Shares will be lowered by one notch but that its Canadian national scale rating will not be affected by the acquisition.

        Security ratings are intended to provide investors with an independent assessment of the credit quality of an issue or issuer of securities and do not speak to the suitability of particular securities for any particular investor. A security rating is therefore not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the rating agency.

Lifeco Share Capital

  General

        The authorized capital of Lifeco consists of an unlimited number of First Preferred Shares, issuable in series (the "Lifeco First Preferred Shares"), an unlimited number of Class A Preferred Shares, issuable in series (the "Lifeco Class A Preferred Shares"), an unlimited number of Second Preferred Shares, issuable in series (the "Lifeco Second Preferred Shares") and an unlimited number of Lifeco Common Shares. There are issued and outstanding 4,000,000 Lifeco First Preferred Shares designated as Non-Cumulative First Preferred Shares, Series C ("Lifeco Series C First Preferred Shares"), 8,000,000 Lifeco First Preferred Shares designated as Non-Cumulative First Preferred Shares, Series D ("Lifeco Series D First Preferred Shares"), 5,192,242 Lifeco Class A Preferred Shares designated as Non-Cumulative Class A Preferred Shares, Series 1 ("Lifeco Class A Preferred Shares, Series 1") and 365,907,158 Lifeco Common Shares.

        In connection with the Transaction, Lifeco will issue up to 55,958,505 Lifeco Common Shares, up to 24,000,000 Lifeco Series E Shares and up to 8,000,000 Lifeco Series F Shares.

  Lifeco Common Shares

        Each Lifeco Common Share entitles the holder to one vote at all meetings of shareholders (other than meetings exclusively of another class or series of shares), and subject to the rights of holders of Lifeco Class A Preferred Shares, Lifeco First Preferred Shares and Lifeco Second Preferred Shares, to receive any dividend on such share and to participate equally with all other holders of Lifeco Common Shares in the remaining property of Lifeco on dissolution or winding-up.

  Lifeco Class A Preferred Shares

        The Lifeco Class A Preferred Shares may be issued in one or more series with such rights, privileges, restrictions and conditions as the Lifeco Board of Directors designates. The following is a summary of the rights, privileges, restrictions and conditions attaching to the Lifeco Class A Preferred Shares as a class and the rights, privileges, restrictions and conditions attaching to the Lifeco Class A Preferred Shares, Series 1. This summary is qualified in its entirety by the articles and by-laws of Lifeco and the actual terms and conditions of the Lifeco Class A Preferred Shares as a class and the Lifeco Class A Preferred Shares, Series 1.

Certain Provisions of the Lifeco Class A Preferred Shares as a Class

  Priority

        With respect to the payment of dividends and the distribution of assets in the event of the liquidation, dissolution or winding-up of Lifeco, whether voluntary or involuntary, or any other distribution of the assets of Lifeco among its shareholders for the purpose of winding-up its affairs, the Lifeco Class A Preferred Shares of each series rank on a parity with the Lifeco Class A Preferred Shares of every other series and with the Lifeco First Preferred Shares of each series and in priority to the Lifeco Second Preferred Shares, the Lifeco Common Shares and any other shares ranking junior to the Lifeco Class A Preferred Shares. On such a distribution the rights of the holders of the Lifeco Class A Preferred Shares of each series will be subject to the prior satisfaction of all claims of all creditors of Lifeco and of holders of shares of Lifeco ranking prior to the Lifeco Class A Preferred Shares.

  Voting Rights

        The holders of Lifeco Class A Preferred Shares of any series are not entitled to notice of or to attend or to vote at any meeting of Lifeco or of its shareholders, except as may be specifically provided in the provisions attaching to the Lifeco Class A Preferred Shares of such series.

  Approval by Holders of Lifeco Class A Preferred Shares

        In addition to any shareholder approvals required by applicable law, the approval of the holders of the Lifeco Class A Preferred Shares as a class is required to delete, add to or vary any right, privilege, preference, restriction or condition attaching to the Lifeco Class A Preferred Shares as a class. The approval of all deletions from or additions to or variations of the provisions of the Lifeco Class A Preferred Shares as a class and any other approval required to be given by the holders of the Lifeco Class A Preferred Shares as a class may be given by a resolution passed by an affirmative vote of at least two-thirds of the votes cast at a general meeting of the holders of Lifeco Class A Preferred Shares duly called for the purpose. The formalities to be observed in respect of the giving of notice of any such meeting or any adjourned meeting, the appointment of proxies therefor and the conduct thereof shall be those from time to time prescribed by the CBCA and the by-laws of Lifeco with respect to meetings of shareholders, except that if at any meeting of holders of Lifeco Class A Preferred Shares the required quorum is not present or represented by proxy within one-half hour after the time appointed for such meeting, then the meeting must be adjourned to such date not less than 15 days thereafter and to such time and place as may be designated by the chairman of the meeting. Not less than 10 days' written notice must be given of such adjourned meeting. At such adjourned meeting, the holders of Lifeco Class A Preferred Shares present or represented by proxy may transact the business for which the meeting was originally called and a resolution passed at such adjourned meeting by the affirmative vote of not less than two-thirds of the votes cast at such meeting will constitute the approval of the holders of the Lifeco Class A Preferred Shares. On every poll taken at a meeting or adjourned meeting of holders of Lifeco Class A Preferred Shares as a class, or at a joint meeting of the holders of two or more series of Lifeco Class A Preferred Shares, each holder of Lifeco Class A Preferred Shares entitled to vote at such meeting will have one vote in respect of each Lifeco Class A Preferred Share held.

Certain Provisions of the Lifeco Class A Preferred Shares, Series 1

        The Lifeco Class A Preferred Shares, Series 1 rank equally with all other Lifeco Class A Preferred Shares and have a fixed non-cumulative dividend of 5.00% per annum, payable quarterly. Lifeco has the right to redeem the Lifeco Class A First Preferred Shares, Series 1 on or after October 31, 2004 in whole or in part for $25.00 cash per share plus declared and unpaid dividends. The Lifeco Class A Preferred Shares, Series 1 are convertible at the option of Lifeco on or after October 31, 2004 into that number of Lifeco Common Shares determined by dividing $25.00 plus declared and unpaid dividends by the greater of $3.00 and 95% of the weighted average trading price of the Lifeco Common Shares on the TSX for the 20 trading days ending on the last trading day ending on or before the fourth day immediately prior to the date of conversion. Lifeco also has the right on or after October 31, 2004 to designate a further series of preferred shares of Lifeco and offer the holders of Lifeco Class A Preferred Shares, Series 1 the option to convert their Lifeco Class A Preferred Shares, Series 1 into such further series of preferred shares on a share-for-share basis. The Lifeco Class A Preferred Shares, Series 1 are convertible at the option of the holder on and after January 31, 2005 into that number of Lifeco Common Shares determined by dividing $25.00 by the greater of $3.00 and 95% of the weighted average trading price of the Lifeco Common Shares on the TSX for the 20 trading days ending on the last trading day ending on or before the fourth day immediately prior to the date of conversion. If a holder elects to so convert such Lifeco Class A Preferred Shares, Series 1, Lifeco may elect to redeem such shares as described above, arrange for the sale of those shares to substitute purchasers, or exercise its right to offer holders the right to convert into another series of preferred shares of Lifeco as described above.

  Lifeco First Preferred Shares

        The Lifeco First Preferred Shares may be issued in one or more series with such rights, privileges, restrictions and conditions as the Lifeco Board of Directors designates. The following is a summary of the rights, privileges, restrictions and conditions attaching to the Lifeco First Preferred Shares as a class and the rights, privileges, restrictions and conditions attaching to the Lifeco Series C First Preferred Shares, Lifeco Series D First Preferred Shares, Lifeco Series E Shares and the Lifeco Series F Shares. This summary is qualified in its entirety by the articles and by-laws of Lifeco and the actual terms and conditions of the Lifeco First Preferred Shares as a class and each series thereof.

Certain Provisions of the Lifeco First Preferred Shares as a Class

  Priority

        With respect to the payment of dividends and the distribution of assets in the event of the liquidation, dissolution or winding-up of Lifeco, whether voluntary or involuntary, or any other distribution of the assets of Lifeco among its shareholders for the purpose of winding-up its affairs, the Lifeco First Preferred Shares of each series rank on a parity with the Lifeco First Preferred Shares of every other series and with the Lifeco Class A Preferred Shares and in priority to the Lifeco Second Preferred Shares, the Lifeco Common Shares and any other shares ranking junior to the Lifeco First Preferred Shares. On such a distribution, the rights of the holders of the Lifeco First Preferred Shares of each series will be subject to the prior satisfaction of all claims of all creditors of Lifeco and of holders of shares of Lifeco ranking prior to the Lifeco First Preferred Shares.

  Voting Rights

        Subject to the temporary voting rights discussed below, the holders of Lifeco First Preferred Shares of any series shall not be entitled to notice of or to attend or to vote at any meeting of Lifeco or of its shareholders except as may be specifically provided in the provisions attaching to the Lifeco First Preferred Shares of such series.

  Approval by Holders of Lifeco First Preferred Shares

        In addition to any shareholder approvals required by applicable law, the approval of the holders of the Lifeco First Preferred Shares as a class is required to delete, add to or vary any right, privilege, preference, restriction or condition attaching to the Lifeco First Preferred Shares as a class. The approval of all deletions from or additions to or variations of the provisions of Lifeco First Preferred Shares as a class and any other approval required to be given by the holders of Lifeco First Preferred Shares may be given by a resolution passed by an affirmative vote of at least two-thirds of the votes cast at a general meeting of the holders of Lifeco First Preferred Shares duly called for that purpose. On any vote held in respect of such a resolution, holders of Lifeco First Preferred Shares will be entitled to one vote per share. The formalities to be observed in respect of the giving of notice of any such meeting or any adjourned meeting and the conduct thereof will be those from time to time prescribed by the CBCA and the by-laws of Lifeco with respect to meetings of shareholders.

  Temporary Rights and Obligations

        Section 411 of the ICA requires that insurance companies, including Great-West, have voting shares carrying at least 35% of the voting rights attached to all of the outstanding shares of the insurance company beneficially owned by persons who do not have a "Significant Interest" in any class of voting shares of the insurance company (the "Public Voting Requirement"). The ICA provides that a person has a Significant Interest in a class of shares where the aggregate of (i) any shares of that class beneficially owned by the person and (ii) any shares of that class beneficially owned by entities controlled by the person, exceeds 10% of all the outstanding shares of that class.

        The Public Voting Requirement applicable to Great-West has been satisfied by Lifeco by provisions in Lifeco's articles relating to, among other things, the attachment of voting rights to the Lifeco First Preferred Shares and constraints on the issue and transfer of the Lifeco First Preferred Shares. Such provisions currently apply to the Lifeco First Preferred Shares and will continue to apply until the earlier of the date that: (i) Great-West satisfies the Public Voting Requirement in some other manner; (ii) Great-West is not required to satisfy the Public Voting Requirement; or (iii) the Lifeco Board of Directors determines that it is no longer in the best interests of Lifeco to satisfy the Public Voting Requirement, and the Board of Directors has thereafter removed such voting rights (such period of time, the "Temporary Period").

        The temporary rights and obligations of the holders of Lifeco First Preferred Shares during the Temporary Period are set out below.

  Temporary Voting Rights and Restrictions

        Holders of Lifeco First Preferred Shares shall be entitled to receive notice of and to attend all meetings of holders of voting shares of Lifeco during the Temporary Period. Each Lifeco First Preferred Share, from time to time, shall carry such number of votes calculated based on a formula set out in the articles of Lifeco. The formula provides that the number of votes that can be cast by holders of Lifeco Common Shares and holders of Lifeco First Preferred Shares who (i) do not hold a Significant Interest in the Lifeco Common Shares as a class or in the Lifeco First Preferred Shares as a class and (ii) are not controlled by a person who holds a Significant Interest in the Lifeco Common Shares as a class or in the Lifeco First Preferred Shares as a class, will equal 35% of the outstanding voting rights attached to all voting shares of Lifeco.

        There are restrictions on the voting rights attached to Lifeco First Preferred Shares where a person holds such shares in contravention of the Public Voting Requirement during the Temporary Period. One of these restrictions provides that where Lifeco First Preferred Shares are held by a person who has a Significant Interest in the Lifeco First Preferred Shares as a class, or an entity controlled by such person owns any Lifeco First Preferred Shares, the voting rights attached to the Lifeco First Preferred Shares of such person or entity may not be exercised.

  Temporary Constraint on Issue and Transfer

        During the Temporary Period, Lifeco First Preferred Shares may neither be issued, nor registered in the securities register of Lifeco as transferred, where such issue or transfer would result in a person acquiring a Significant Interest in the First Preferred Shares as a class.

  Declaration of Shareholder

        To facilitate the monitoring of compliance with the constraints on the issue, transfer and voting rights of the Lifeco First Preferred Shares, the Lifeco Board of Directors may, in certain circumstances, require any holder of Lifeco First Preferred Shares to furnish a declaration as to matters relevant, in the opinion of the Lifeco Board of Directors, to determine compliance with such share constraints.

Certain Provisions of the Lifeco Series C First Preferred Shares

        The Lifeco Series C First Preferred Shares rank equally with all other Lifeco First Preferred Shares and have a fixed non-cumulative dividend of 7.75% per annum, payable quarterly. Lifeco has the right to redeem the Lifeco

Series C First Preferred Shares in whole or in part for $26.00 cash per share if the redemption date is before September 29, 2003, $25.50 per share if the redemption date is on or after September 30, 2003 and on or before September 29, 2004, and $25.00 per share if the redemption date is on or after September 30, 2004, in each case plus declared and unpaid dividends. The Lifeco Series C First Preferred Shares are convertible at the option of Lifeco on or after September 30, 2004 into that number of Lifeco Common Shares determined by dividing $25.00 plus declared and unpaid dividends by the greater of $3.00 and 95% of the weighted average trading price of the Lifeco Common Shares on the TSX for the 20 trading days ending on the last trading day ending on or before the fourth day immediately prior to the date of conversion. Lifeco also has the right to designate a further series of preferred shares of Lifeco and offer the holders of Lifeco Series C First Preferred Shares the option to convert their Lifeco Series C First Preferred Shares into such further series of preferred shares on a share-for-share basis. The Lifeco Series C First Preferred Shares are convertible at the option of the holder on and after March 31, 2005 on the last day of March, June, September and December in each year into that number of Lifeco Common Shares determined by dividing $25.00 by the greater of $3.00 and 95% of the weighed average trading price of the Lifeco Common Shares on the TSX for the 20 trading days ending on the last trading day ending on or before the fourth day immediately prior to the date of conversion. If a holder elects to so convert such Lifeco Series C First Preferred Shares, Lifeco may elect to redeem such shares as described above, arrange for the sale of those shares to substitute purchasers, or exercise its right to offer holders the right to convert into another series of preferred shares of Lifeco as described above.

Certain Provisions of the Lifeco Series D First Preferred Shares

        The Lifeco Series D First Preferred Shares rank equally with all other Lifeco First Preferred Shares and have a fixed non-cumulative dividend of 4.70% per annum, payable quarterly. Lifeco has the right to redeem the Lifeco Series D First Preferred Shares on or after March 31, 2009 in whole or in part for $25.50 cash per share if redeemed during the 12 months commencing March 31, 2009, $25.25 per share if redeemed during the 12 months commencing March 31, 2010, and $25.00 per share if redeemed on or after March 31, 2011, in each case plus declared and unpaid dividends. The Lifeco Series D First Preferred Shares are convertible at the option of Lifeco on March 31, 2009, and on each dividend payment date thereafter, into that number of Lifeco Common Shares determined by dividing the then applicable redemption price plus declared and unpaid dividends by the greater of $3.00 and 95% of the weighted average trading price of the Lifeco Common Shares on the TSX for the 20 trading days ending on the last trading day ending on or before the fourth day immediately prior to the date of conversion. Lifeco also has the right on or after March 31, 2013 to designate a further series of preferred shares of Lifeco and offer the holders of Lifeco Series D First Preferred Shares the option to convert their Lifeco Series D First Preferred Shares into such further series of preferred shares on a share-for-share basis. The Lifeco Series D First Preferred Shares are convertible at the option of the holder on and after March 31, 2014 on the last day of March, June, September and December in each year into that number of Lifeco Common Shares determined by dividing $25.00 plus declared and unpaid dividends by the great of $3.00 and 95% of the weighted average trading price of the Lifeco Common Shares on the TSX for the 20 trading days ending on the last trading day ending on or before the fourth day immediately prior to the date of conversion. If a holder elects to so convert such Lifeco Series D First Preferred Shares, Lifeco may elect to redeem such shares as described above, arrange for the sale of those shares to substitute purchasers, or exercise its right to offer holders the right to convert into another series of preferred shares of Lifeco as described above.

Certain Provisions of the Lifeco Series E Shares

        The following summary assumes an issue date of July 10, 2003 and is qualified by the actual terms and conditions of the Lifeco Series E Shares.

  Dividends

        The holders of the Lifeco Series E Shares will be entitled to receive quarterly non-cumulative preferential cash dividends, if, as and when declared by the Lifeco Board of Directors, on the last day of March, June, September and December in each year at a rate equal to $0.30 per share. The initial dividend, if declared, will be payable on September 30, 2003 and will be $0.26959 per share.

  Conversion at the Option of the Holder

        On and after September 30, 2013, each Lifeco Series E Share will be convertible at the option of the holder on the last day of March, June, September and December of each year, on not less than 30 nor more than 60 days' notice, into that number of Lifeco Common Shares determined by dividing $25.00 together will all declared and unpaid dividends up to but excluding the date fixed for conversion by the greater of $3.00 and 95% of the weighted average trading price of the Lifeco Common Shares on the TSX for the 20 trading days ending on the last trading day occurring on or before the fourth day immediately prior to the date of conversion. Fractional shares will not be issued on any conversion but in lieu thereof Lifeco will make cash payments.

        Upon the receipt of any notice of conversion from a holder of the Lifeco Series E Shares, Lifeco may: (a) request the holders of the Lifeco Series E Shares subject to the conversion notice to sell on the conversion date such Lifeco Series E Shares to another purchaser or purchasers identified by Lifeco who are willing to purchase all but not less than all of such Lifeco Series E Shares for cash at a price per share equal to $25.00 plus an amount equal to all declared and unpaid dividends to but excluding the date of conversion, and such holders shall sell Lifeco Series E Shares at such price to such purchaser or purchasers; or (b) redeem such Lifeco Series E Shares for cash (See "— Redemption by Lifeco"). Alternatively, Lifeco may exercise its right to offer holders the right to convert their Lifeco Series E Shares into another series of preferred shares (See "— Conversion into Another Series of Preferred Shares").

  Redemption by Lifeco

        The Lifeco Series E Shares will not be redeemable prior to September 30, 2009. Subject to the provisions of any shares of Lifeco ranking prior to or pari passu with the Lifeco Series E Shares, and to the provisions described under "— Restrictions on Dividends and Retirement of Shares", Lifeco may redeem on or after September 30, 2009 all, or from time to time any, of the then outstanding Lifeco Series E Shares. Such redemption may be made upon payment in cash of the amount of $26.00 per share if redeemed during the 12 months commencing September 30, 2009, $25.67 if redeemed during the 12 months commencing September 30, 2010, $25.33 if redeemed during the 12 months commencing September 30, 2011 and $25.00 if redeemed on or after September 30, 2012, in each case together with an amount equal to all declared and unpaid dividends thereon to but excluding the date of redemption. Lifeco shall provide not less than 30 nor more than 60 days' notice of such redemption to each holder of Lifeco Series E Shares to be redeemed.

  Conversion at the Option of Lifeco

        The Lifeco Series E Shares will not be convertible at the option of Lifeco prior to September 30, 2009. On or after September 30, 2009, subject to the approval, if required, of the stock exchanges upon which Lifeco Common Shares are listed, each Lifeco Series E Share will be convertible at the option of Lifeco on not less than 30 nor more than 60 days' notice into that number of Lifeco Common Shares determined by dividing the then applicable redemption price together with an amount equal to all declared and unpaid dividends to but excluding the date of conversion by the greater of $3.00 and 95% of the weighted average trading price of the Lifeco Common Shares on the TSX for the 20 trading days ending on the last trading day occurring on or before the fourth day immediately prior to the date of conversion. Fractional shares will not be issued on any conversion but in lieu thereof Lifeco will make cash payments.

  Conversion into Another Series of Preferred Shares

        On and after September 30, 2013, Lifeco may to the extent permitted by law and the articles of Lifeco, at any time while any of the Lifeco Series E Shares are outstanding, designate a further series of preferred shares of Lifeco (the "New Preferred Shares") and, by prior notice, notify the holders of the Lifeco Series E Shares that they have the right pursuant to the terms of the Lifeco Series E Shares, at their option, to convert their Lifeco Series E Shares on a date specified by Lifeco in such notice into fully paid and non-assessable New Preferred Shares on a share for share basis. Any holder of Lifeco Series E Shares who has delivered a notice of conversion with respect to the conversion of Lifeco Series E Shares into Common Shares will be entitled to accept any such offer to convert Lifeco Series E Shares into New Preferred Shares. The Lifeco Series E Shares will only be convertible into New Preferred Shares if such New Preferred Shares will not, if issued, be or be deemed to be "term preferred shares" within the meaning of the Tax Act if such definition were read without reference to paragraph (f) of the definition of "term preferred share" set out in subsection 248(1) of such Act.

  Purchase for Cancellation

        Subject to the provisions described under "— Restrictions on Dividends and Retirement of Shares", and subject to the provisions of any shares of Lifeco ranking prior to or pari passu with the First Preferred Shares, Lifeco may at any time, or from time to time, purchase for cancellation all or any part of the Lifeco Series E Shares at the lowest price or prices at which such shares are obtainable in the opinion of the Lifeco Board of Directors.

  Restrictions on Dividends and Retirement of Shares

        As long as any of the Lifeco Series E Shares are outstanding, Lifeco shall not, without the approval of the holders of the Lifeco Series E Shares given as described under "— Modification of Series", among other things, (i) declare or pay any dividend (other than stock dividends in shares ranking junior to the Lifeco Series E Shares) on the Lifeco Common Shares or any other shares of Lifeco ranking junior to the Lifeco Series E Shares, (ii) except in certain circumstances, redeem, purchase or otherwise retire or make any return of capital in respect of the Lifeco Common Shares or other shares ranking junior, pari passu or in priority to the Lifeco Series E Shares, or (iii) redeem, purchase or otherwise retire or make any return of capital in respect of less than all of the Lifeco Series E Shares, unless all cumulative dividends then accrued and unpaid up to and including the most recent applicable dividend payment date on any cumulative preferred shares of Lifeco then outstanding shall have been declared and paid or set apart for payment and the dividends for the immediately preceding dividend payment period in respect of each series of non-cumulative preferred shares then issued and outstanding and on all other shares ranking prior to or pari passu with the Series E Shares shall have been declared and paid or set aside for payment.

  Rights on Liquidation

        In the event of the liquidation, dissolution or winding-up of Lifeco or other distribution of the assets of Lifeco among its shareholders for the purpose of winding-up its affairs, whether voluntary or involuntary, subject to the prior satisfaction of the claims of all creditors of Lifeco and of holders of shares of Lifeco ranking prior to the Lifeco Series E Shares, the holders of the Lifeco Series E Shares shall be entitled to be paid and to receive an amount equal to $25.00 per Lifeco Series E Shares plus declared and unpaid dividends up to and including the date of payment before any amount shall be paid or any assets of Lifeco shall be distributed to the holders of Lifeco Common Shares or of shares of any other class of Lifeco ranking junior to the Lifeco Series E Shares. After payment to the holders of the Lifeco Series E Shares of the amount so payable to them, they shall not be entitled to share in any further distribution of the assets of Lifeco.

  Modification of Series

        Approval of variations to the provisions of the Lifeco Series E Shares as a series and any other authorization required to be given by the holders of such shares may be given by a resolution passed by an affirmative vote of not less than two-thirds of the votes cast at a general meeting of the holders of Lifeco Series E Shares duly called and held upon at least 21 days' notice at which the holders of a majority of the outstanding shares of such series are present in person or represented by duly qualified proxy or, if no quorum is present at such meeting, at an adjourned meeting at which the holders of Lifeco Series E Shares then present in person or represented by proxy will form the necessary quorum. On any vote held in respect of such a resolution, holders of Lifeco Series E Shares will be entitled to one vote per share.

  Tax Election

        The provisions of the Lifeco Series E Shares as a series require Lifeco to make an election in prescribed form pursuant to the provisions of subsection 191.2(1) of the Tax Act, and within the time limits provided therein, for purposes of determining the tax payable under Part VI.1 of such Act with respect to the Lifeco Series E Shares.

Certain Provisions of the Lifeco Series F Shares

        The following summary assumes an issue date of July 10, 2003 and is qualified by the actual terms and conditions of the Lifeco Series F Shares.

  Dividends

        The holders of the Lifeco Series F Shares will be entitled to receive quarterly non-cumulative preferential cash dividends, if, as and when declared by the Lifeco Board of Directors, on the last day of March, June, September and December in each year at a rate equal to $0.36875 per share. The initial dividend, if declared, will be payable on September 30, 2003 and will be $0.33137 per share.

  Redemption by Lifeco

        The Lifeco Series F Shares will not be redeemable prior to September 30, 2008. Subject to the provisions of any shares of Lifeco ranking prior to or pari passu with the Lifeco Series F Shares, and to the provisions described under "— Restrictions on Dividends and Retirement Shares", Lifeco may redeem on or after September 30, 2008 all, or from time to time any, of the then outstanding Lifeco Series F Shares. Such redemption may be made upon payment in cash of the amount of $26.00 per share if redeemed during the 12 months commencing September 30, 2008, $25.75 if redeemed during the 12 months commencing September 30, 2009, $25.50 if redeemed during the 12 months commencing September 30, 2010, $25.25 if redeemed during the 12 months commencing September 30, 2011 and $25.00 if redeemed on or after September 30, 2012, in each case together with an amount equal to all declared and unpaid dividends thereon to but excluding the date of redemption. Lifeco shall provide not less than 30 nor more than 60 days' notice of such redemption to each holder of Lifeco Series F Shares to be redeemed.

  Purchase for Cancellation

        Subject to the provisions described under "— Restrictions on Dividends and Retirement of Shares", and subject to the provisions of any shares of Lifeco ranking prior to or pari passu with the First Preferred Shares, Lifeco may at any time, or from time to time, purchase for cancellation all or any part of the Lifeco Series F Shares at the lowest price or prices at which such shares are obtainable in the opinion of the Lifeco Board of Directors.

  Restrictions on Dividends and Retirement of Shares

        As long as any of the Lifeco Series F Shares are outstanding, Lifeco shall not, without the approval of the holders of the Lifeco Series F Shares given as described under "— Modification of Series", among other things, (i) declare or pay any dividend (other than stock dividends in shares ranking junior to the Lifeco Series F Shares) on the Lifeco Common Shares or any other shares of Lifeco ranking junior to the Lifeco Series F Shares, (ii) except in certain circumstances, redeem, purchase or otherwise retire or make any return of capital in respect of the Lifeco Common Shares or other shares ranking junior, pari passu or in priority to the Lifeco Series F Shares, or (iii) redeem, purchase or otherwise retire or make any return of capital in respect of less than all of the Lifeco Series F Shares, unless all cumulative dividends then accrued and unpaid up to and including the most recent applicable dividend payment date on any cumulative preferred shares of Lifeco then outstanding shall have been declared and paid or set apart for payment and the dividends for the immediately preceding dividend payment period in respect of each series of non-cumulative preferred shares then issued and outstanding and on all other shares ranking prior to or pari passu with the Series F Shares shall have been declared and paid or set aside for payment.

  Rights on Liquidation

        In the event of the liquidation, dissolution or winding-up of Lifeco or other distribution of the assets of Lifeco among its shareholders for the purpose of winding-up its affairs, whether voluntary or involuntary, subject to the prior satisfaction of the claims of all creditors of Lifeco and of holders of shares of Lifeco ranking prior to the Lifeco Series F Shares, the holders of the Lifeco Series F Shares shall be entitled to be paid and to receive an amount equal to $25.00 per Lifeco Series F Share plus declared and unpaid dividends up to and including the date of payment before any amount shall be paid or any assets of Lifeco shall be distributed to the holders of Lifeco Common Shares or of shares of any other class of Lifeco ranking junior to the Lifeco Series F Shares. After payment to the holders of the Lifeco Series F Shares of the amount so payable to them, they shall not be entitled to share in any further distribution of the assets of Lifeco.

  Modification of Series

        Approval of variations to the provisions of the Lifeco Series F Shares as a series and any other authorization required to be given by the holders of such shares may be given by a resolution passed by an affirmative vote of not less than two-thirds of the votes cast at a general meeting of the holders of Lifeco Series F Shares duly called for such purpose and held upon at least 21 days' notice at which the holders of a majority of the outstanding shares of such series are present in person or represented by duly qualified proxy or, if no quorum is present at such meeting, at an adjourned meeting at which the holders of Lifeco Series F Shares then present in person or represented by proxy will form the necessary quorum. On any vote held in respect of such a resolution, holders of Lifeco Series F Shares will be entitled to one vote per share.

  Tax Election

        The provisions of the Lifeco Series F Shares as a series require Lifeco to make an election in prescribed form pursuant to the provisions of subsection 191.2(1) of the Tax Act, and within the time limits provided therein, for purposes of determining the tax payable under Part VI.1 of such Act with respect to the Lifeco Series F Shares.

Lifeco Second Preferred Shares

        The Lifeco Second Preferred Shares may be issued in one or more series with such rights, privileges, restrictions and conditions as the Lifeco Board of Directors designates. The following is a summary of the rights, privileges, restrictions and conditions attaching to the Lifeco Second Preferred Shares as a class. This summary is qualified in its entirety by the articles and by-laws of Lifeco and the actual terms and conditions of the Lifeco Second Preferred Shares as a class and each series thereof.

Certain Provisions of the Lifeco Second Preferred Shares as a Class

  Priority

        With respect to the payment of dividends and the distribution of assets in the event of the liquidation, dissolution or winding-up of Lifeco, whether voluntary or involuntary, or any other distribution of the assets of Lifeco among its shareholders for the purpose of winding-up its affairs, the Lifeco Second Preferred Shares of each series rank on a parity with the Lifeco Second Preferred Shares of every other series and in priority to the Lifeco Common Shares and any other shares ranking junior to the Lifeco Second Preferred Shares. On such a distribution, the rights of the holders of the Lifeco Second Preferred Shares of each series will be subject to the prior satisfaction of all claims of all creditors of Lifeco and of holders of shares of Lifeco ranking prior to the Lifeco Second Preferred Shares.

  Voting Rights

        The holders of Lifeco Second Preferred Shares of any series are not entitled to notice of or to attend or to vote at any meeting of Lifeco or of its shareholders except as may be specifically provided in the provisions attaching to the Lifeco Second Preferred Shares of such series.

  Approval of Holders of Lifeco Second Preferred Shares

        In addition to any shareholder approvals required by applicable law, the approval of the holders of the Lifeco Second Preferred Shares as a class is required to delete, add to or vary any right, privilege, preference, restriction or condition attaching to the Lifeco Second Preferred Shares as a class. The approval of all deletions from or additions to or variations of the provisions of Lifeco Second Preferred Shares as a class and any other approval required to be given by the holders of Lifeco Second Preferred Shares may be given by a resolution passed by an affirmative vote of at least two-thirds of the votes cast at a general meeting of the holders of Lifeco Second Preferred Shares duly called for that purpose. On any vote held in respect of such a resolution, holders of Lifeco Second Preferred Shares will be entitled to one vote per share. The formalities to be observed in respect of the giving of notice of any such meeting or any adjourned meeting and the conduct thereof will be those from time to time prescribed by the CBCA and the by-laws of Lifeco with respect to meetings of shareholders.

Trading History of Lifeco Common Shares

        The Lifeco Common Shares are listed and posted for trading on the TSX. The table below sets out the market price ranges and trading volume of the Lifeco Common Shares on the TSX for the periods indicated.

	Price Range
			Volume (000s)
	High	Low
2001
First Quarter	$40.04	$30.60	5,698
Second Quarter	$38.80	$32.50	5,563
Third Quarter	$36.00	$30.35	6,536
Fourth Quarter	$35.70	$31.45	5,836
2002
First Quarter	$36.81	$33.05	6,402
Second Quarter	$40.30	$34.75	6,930
Third Quarter	$39.10	$32.04	7,395
Fourth Quarter	$38.60	$32.30	7,878
2003
January	$39.00	$36.75	2,099
February	$38.65	$34.88	9,989
March 1 – March 21	$37.50	$34.95	6,969

        On February 14, 2003, the last trading day prior to the announcement of the Transaction, the closing price of the Lifeco Common Shares was $37.52.

Auditors

        The auditors of Lifeco are Deloitte & Touche LLP, Chartered Accountants, 360 Main Street, Ste. 2300, Winnipeg, Manitoba, Canada, R3C 3Z3.

Transfer Agent and Registrar

        The transfer agent and registrar for the Lifeco Common Shares, the Lifeco Series E Shares and the Lifeco Series F Shares is Computershare at its principal office in Calgary, Canada.

INVESTMENT CONSIDERATIONS RELATING TO LIFECO SHARES

        The following investment considerations should be considered by Shareholders in evaluating whether to approve the Transaction. These investment considerations should be considered in conjunction with the other information included in this Circular and in the documents incorporated by reference in and forming part of this Circular.

Possible Volatility of Stock Prices

        The market price of Lifeco Common Shares or Canada Life Shares could each fluctuate significantly prior to the Closing Date in response to various factors and events, including the differences between Lifeco's and Canada Life's actual financial or operating results and those expected by investors and analysts, changes in analysts' projections or recommendations, changes in general economic or market conditions, and broad market fluctuations. As a result of such fluctuations, historical market prices are not indicative of future market prices or the market value of the Lifeco Common Shares that holders of Canada Life Shares may receive on the Closing Date. There can be no assurance that the market value of the Lifeco Common Shares that the holders of Canada Life Shares may receive on the Closing Date will equal or exceed the market value of the Canada Life Shares held by such Shareholders prior to the Closing Date.

        Similarly, there can be no assurance that the trading price of Lifeco Shares will not decline following the completion of the Transaction.

Risks of Integration

        The Transaction has been entered into with the expectation that its successful completion will result in long-term strategic benefits, economies of scale and synergies. These anticipated benefits, economies of scale and synergies will depend in part on whether Lifeco's and Canada Life's operations can be integrated in an efficient and effective manner. It is possible that this may not occur as planned, or that the financial benefits may be less than anticipated. In addition, the integration of the operations will give rise to restructuring costs and charges and these may be greater than currently anticipated. Further, the operating results and financial condition of Lifeco could be materially adversely impacted by the focus on integration, and by geographical, regulatory and product differences in Canada Life's businesses, particularly in respect of Canada Life's operations in the United Kingdom.

Risk Factors Associated with Lifeco and Canada Life

        Shareholders should carefully consider any risks that may be described in filings Lifeco and Canada Life make with securities regulators including, without limitation, Lifeco's "Management's Discussion and Analysis" and Canada Life's "Management's Discussion and Analysis" incorporated by reference herein. These analyses discuss, among other things, certain known material trends and events, and risks and uncertainties that have had a material effect on, and may reasonably be expected to have a material effect on, Lifeco's and Canada Life's respective consolidated business, financial condition or results of operations.

Operational Risk

        The businesses conducted by Lifeco and its subsidiaries are subject to risks including competition from other businesses, dependence on key personnel, reliance on information technology systems, investment performance and underwriting experience of morbidity, mortality and catastrophic risk. The businesses conducted by Lifeco and its subsidiaries may be adversely affected, directly or indirectly, by global military actions, retaliatory strikes, sabotage and terrorism.

Regulatory Environment

        The businesses of Lifeco and its subsidiaries are subject to various regulatory requirements imposed by legislation and regulations in Canada and the United States and, following completion of the Transaction, the United Kingdom and other jurisdictions, applicable to insurance companies and companies providing financial services. Material changes in the regulatory framework or the failure to comply with regulatory requirements could have an adverse effect on Lifeco and its subsidiaries.

Holding Company Structure

        As a holding company, Lifeco's ability to pay interest, dividends and other operating expenses and to meet its obligations generally depends upon receipt of sufficient funds from its principal subsidiaries and its ability to raise additional capital. The likelihood that holders of Lifeco Series E Shares and Lifeco Series F Shares will receive the payments owing to them in connection with such shares will be dependent upon the financial position and creditworthiness of Great-West, GWL&A, London Life and, following completion of the Transaction, Canada Life. In the event of the bankruptcy, liquidation or reorganization of any of these subsidiaries, all policy liabilities of these subsidiaries will be completely provided for before any assets of such subsidiaries are made available for distribution to Lifeco; in addition, the other creditors of these subsidiaries will generally be entitled to the payment of their claims before any assets are made available for distribution to Lifeco except to the extent that Lifeco is recognized as a creditor of the relevant subsidiaries. The payment of interest and dividends by the principal subsidiaries is also subject to restrictions set forth in the insurance, securities and corporate laws and regulations which require that solvency and capital standards be maintained by Great-West, GWL&A, London Life and, following completion of the Transaction, Canada Life.

Changes in Creditworthiness or Security Ratings

        There is no assurance that the creditworthiness of Lifeco or that any security rating assigned to the Lifeco Series E Shares or Lifeco Series F Shares will remain in effect for any given period of time or that the ratings will not be lowered or withdrawn entirely by the relevant rating agency. See "Information Concerning Lifeco — Ratings". A lowering or withdrawal of such ratings may have an adverse effect on the market price or value and the liquidity of the Lifeco Series E Shares and Lifeco Series F Shares.

General Economic Conditions

        Unfavourable economic conditions may materially adversely affect the businesses and financial condition of Lifeco and its subsidiaries.

TAX CONSIDERATIONS FOR CANADA LIFE SHAREHOLDERS

Canadian Federal Income Tax Considerations

        In the opinion of McCarthy Tétrault LLP, counsel to Canada Life, the following is a summary of the principal Canadian federal income tax consequences under the Tax Act of the Transaction for certain holders of Canada Life Shares.

        The summary is based on the current provisions of the Tax Act, the regulations thereunder, and counsel's understanding of the current published administrative practices of CCRA. The summary takes into account all specific proposals to amend the Tax Act and the regulations publicly announced by the Minister of Finance prior to the date hereof, although there is no certainty that such proposals will be enacted in the form proposed, if at all. The summary does not otherwise take into account or anticipate any changes in law, whether by judicial, governmental or legislative decision or action, or changes in administrative practices of CCRA, nor does it take into account provincial, territorial or foreign income tax legislation or considerations. The provisions of provincial income tax legislation vary from province to province in Canada and in some cases differ from federal income tax legislation. The summary assumes that the Exchangeable Shares, the Lifeco Series E Shares, the Lifeco Series F Shares and the Lifeco Common Shares will be listed on a prescribed stock exchange in Canada at all relevant times. The TSX has conditionally approved the listing of the Exchangeable Shares effective at the time they are issued by Canada Life and the Lifeco Series E Shares and the Lifeco Series F Shares effective at the time they are issued by Lifeco. This summary also assumes that there is no value to the rights under the Rights Plan and that no amount will be allocated to any rights acquired by Lifeco or otherwise disposed of in the course of the Transaction.

        The Tax Act contains certain provisions relating to securities held by certain financial institutions (the "mark-to-market rules"). The summary does not take into account the mark-to-market rules, and any Shareholders that are "financial institutions" for the purpose of those rules should consult their own tax advisors.

        The summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice or representations to any particular holder of Canada Life Shares. Accordingly, Shareholders should consult their own tax advisors with respect to their particular circumstances, including the application and effect of the income and other tax laws of any country, province, state or local tax authority.

Foreign Currency Translation

        Any amounts denominated in a currency other than Canadian dollars must be converted into Canadian dollars at the exchange rate prevailing at the date such amounts arise for purposes of computing income under the Tax Act.

Residents of Canada

        The following summary is generally applicable to a Shareholder who, at all relevant times, for purposes of the Tax Act and any applicable income tax treaty, is, or is deemed to be, resident in Canada, deals at arm's length with Canada Life and Lifeco, is not affiliated with Canada Life or Lifeco and holds his or her Canada Life Shares, and will hold his or her Exchangeable Shares and Lifeco Shares, as capital property. Canada Life Shares, Exchangeable Shares and Lifeco Shares will generally be considered to be capital property to a Shareholder unless the Shareholder holds such shares in the course of carrying on a business of trading or dealing in securities or otherwise as part of a business of buying and selling securities, or the Shareholder has acquired them in a transaction or transactions considered to be an adventure in the nature of trade. Certain Shareholders whose Canada Life Shares, Exchangeable Shares or Lifeco Shares (other than Lifeco Shares received by a Shareholder who makes a joint election with Lifeco under Section 85 of the Tax Act) might not otherwise qualify as capital property may, in certain circumstances, treat such shares as capital property by making the irrevocable election permitted by subsection 39(4) of the Tax Act.

  Change of Canada Life Shares into Exchangeable Shares

        A Shareholder will not realize a capital gain or a capital loss on the change of such Shareholder's Canada Life Shares into Exchangeable Shares. The adjusted cost base of the Canada Life Shares to such Shareholder immediately before the exchange will be the cost to the Shareholder of the Exchangeable Shares acquired on the exchange.

  Exchange for One Class or Series of Lifeco Shares Only

        A Shareholder whose Exchangeable Shares are exchanged solely for Lifeco Common Shares, Lifeco Series E Shares or Lifeco Series F Shares, as the case may be, under the Common Share Alternative, the Series E Alternative or the Series F Alternative, respectively, will be deemed to have disposed of the Exchangeable Shares for proceeds of disposition equal to the aggregate adjusted cost base thereof to such Shareholder immediately before the exchange, and to have acquired the Lifeco Shares (including any fractional Lifeco Share) received in exchange therefor at a cost equal to such aggregate adjusted cost base, unless the Shareholder chooses to include in computing income, and to report in the Shareholder's return of income, for the year in which the disposition occurs any portion of the capital gain or capital loss otherwise arising on such disposition. The cost of the Lifeco Shares so acquired by the Shareholder will be averaged with the adjusted cost base of all other Lifeco Shares of the same class or series held by the Shareholder as capital property immediately prior to the exchange for the purpose of determining thereafter the adjusted cost base of each Lifeco Share held by such Shareholder.

        The disposition of any fractional Lifeco Share to which a Shareholder might otherwise be entitled in respect of the Transaction will result in a capital gain or loss to the extent that the proceeds of disposition of such fractional Lifeco Share exceed (or are less than) the aggregate of the adjusted cost base of such share and any reasonable costs of disposition. Consequently, a Shareholder who receives only Lifeco Shares of a single class or series and who has, by way of example, an adjusted cost base of nil in the Exchangeable Shares generally will realize a capital gain equal to the amount of cash received in lieu of a fractional Lifeco Share. The general tax treatment of capital gains and losses is discussed below under the heading "Taxation of Capital Gains and Losses".

  Exchange for Cash Only or any Combination of Consideration

        Subject to the availability of the joint election referred to below, a Shareholder whose Exchangeable Shares are exchanged for cash only under the Cash Alternative or for any combination of cash, Lifeco Common Shares, Lifeco Series E Shares or Lifeco Series F Shares, whether under the Combination Alternative, as a result of proration or otherwise, will be considered to have disposed of such Exchangeable Shares for proceeds of disposition equal to the sum of (i) any cash received by such Shareholder, and (ii) the fair market value as at the Closing Date of any Lifeco Shares (including any fractional Lifeco Share) acquired by such Shareholder on the exchange. As a result, the Shareholder generally will realize a capital gain (or capital loss) to the extent that such proceeds of disposition exceed (or are less than) the aggregate of the adjusted cost base to the Shareholder of the Exchangeable Shares and any reasonable costs of disposition. The cost to a holder of any Lifeco Shares acquired on the exchange will be equal to the fair market value of those shares as at the time of acquisition. The cost of Lifeco Shares so acquired by the Shareholder will be averaged with the adjusted cost base of all other Lifeco Shares of the same class or series held by the Shareholder as capital property immediately prior to the exchange for the purpose of determining thereafter the adjusted cost base of each Lifeco Share held by such Shareholder.

        A Shareholder who receives cash in lieu of a fractional Lifeco Share will be considered to have disposed of such fractional share and generally will realize a capital gain (or capital loss) to the extent that such cash amount exceeds (or is less than) the aggregate of the adjusted cost base to the Shareholder of the fractional Lifeco Share and any reasonable costs of disposition. The general tax treatment of capital gains and losses is discussed below under the heading "Taxation of Capital Gains and Losses".

  Election under Section 85 of the Tax Act

        An Eligible Holder who receives Lifeco Shares of any class or series, whether or not in combination with cash, on the exchange of Exchangeable Shares may make a joint election with Lifeco pursuant to section 85 of the Tax Act and thereby obtain a full or partial tax-deferred "rollover" for Canadian income tax purposes. So long as, at the time of the exchange, the adjusted cost base to an Eligible Holder of the holder's Exchangeable Shares equals or exceeds the amount of any cash received on the exchange by such holder, the Eligible Holder may select an "Elected Amount" so as to not realize a capital gain for the purposes of the Tax Act on the exchange. The "Elected Amount" means the amount selected by an Eligible Holder, subject to the limitations described below, in the election made pursuant to section 85 of the Tax Act to be treated as the proceeds of disposition of the Exchangeable Shares.

        In general, the Elected Amount must comply with the following rules:

  (a)
  the Elected Amount may not be less than the amount of cash received by the Eligible Holder on the exchange;

  (b)
  the Elected Amount may not be less than the lesser of the adjusted cost base to the Eligible Holder of the Exchangeable Shares exchanged, determined immediately before the time of the exchange, and the fair market value of the Exchangeable Shares at the time of the exchange; and

  (c)
  the Elected Amount may not exceed the fair market value of the Exchangeable Shares at the time of the exchange.

        Where an Eligible Holder and Lifeco make an election at an Elected Amount that complies with the above rules, the tax treatment to the Eligible Holder generally will be as follows:

  (a)
  the Exchangeable Shares will be deemed to have been disposed of by the Eligible Holder for proceeds of disposition equal to the Elected Amount;

  (b)
  if such proceeds of disposition of the Exchangeable Shares are equal to the aggregate of the adjusted cost base to the Eligible Holder of the Exchangeable Shares, determined immediately before the exchange, and any reasonable costs of disposition, no capital gain or capital loss will be realized by the Eligible Holder;

  (c)
  to the extent that such proceeds of disposition of the Exchangeable Shares exceed (or are less than) the aggregate of the adjusted cost base thereof to the Eligible Holder and any reasonable costs of disposition, the Eligible Holder will in general realize a capital gain (or capital loss);

  (d)
  the cost to the Eligible Holder of any Lifeco Series E Shares received on the exchange will be equal to that proportion of the amount, if any, by which the lesser of the Elected Amount and the fair market value of such Lifeco Series E Shares exceeds the amount of cash received by the Eligible Holder, that (i) the fair market value of such Lifeco Series E Shares is of (ii) the aggregate fair market value of such Lifeco Series E Shares and any Lifeco Series F Shares received, determined in each case immediately after the exchange;

  (e)
  the cost to the Eligible Holder of any Lifeco Series F Shares received on the exchange will be equal to that proportion of the amount, if any, by which the lesser of the Elected Amount and the fair market value of such Lifeco Series F Shares exceeds the amount of cash received by the Eligible Holder, that (i) the fair market value of such Lifeco Series F Shares is of (ii) the aggregate fair market value of any Lifeco Series E Shares and such Lifeco Series F Shares received, determined in each case immediately after the exchange; and

  (f)
  the cost to the Eligible Holder of Lifeco Common Shares acquired on the exchange will be equal to the amount, if any, by which the Elected Amount exceeds the aggregate of the amount of any cash received by the Eligible Holder, the cost of any Lifeco Series E Share received (as determined in (d) above) and the cost of any Lifeco Series F Shares received (as determined in (e) above).

        The cost of Lifeco Shares so acquired will be averaged with the adjusted cost base of all other Lifeco Shares of the same class or series held by the Shareholder as capital property for the purpose of determining thereafter the adjusted cost base of each Lifeco Share held by such Shareholder.

        An Eligible Holder interested in making an election, including an Eligible Holder who elects the Cash Alternative but who would want to make the section 85 election if he or she receives Lifeco Shares as a result of the proration provisions of the Transaction, should indicate that intention in the Letter of Election Form or Letter of Transmittal and Election Form, as applicable, in the space provided therein and a Tax Election Package will be sent to the Eligible Holder at or about the time that the Eligible Holder receives the consideration for his or her Exchangeable Shares to which he or she is entitled. Eligible Holders should note that, because of the proration provisions of the Transaction, an Eligible Holder who elects to receive only Lifeco Shares may receive cash or Lifeco Shares of more than one class or series. Depending on the particular circumstances, the receipt of this cash or these shares could give rise to a capital gain.

        In order to make an election, an Eligible Holder must ensure that two signed copies of the necessary election forms are duly completed and are delivered to Lifeco. Subject to the election forms complying with the provisions of the Tax Act (or applicable provincial income tax law), the forms will be signed and mailed by Lifeco to the CCRA (and any applicable provincial tax authority).

        Lifeco will make an election under section 85 of the Tax Act (and the corresponding provisions of any applicable provincial tax legislation) only with an Eligible Holder, and at the amount selected by the Eligible Holder subject to the limitations set out in the Tax Act (and any applicable provincial tax legislation). Lifeco will not be responsible for the proper completion of any election and the Eligible Holder will be solely responsible for the payment of any late filing penalty. Lifeco agrees only to execute any properly completed election and to forward such election by mail (within 30 days after the receipt thereof) to the CCRA and any relevant provincial taxing authority. With the exception of execution and mailing of the election by Lifeco, compliance with the requirements for a valid election will be the sole responsibility of the Eligible Holder making the election. Accordingly, neither Lifeco nor the Transfer Agent will be responsible or liable for taxes, interest, penalties, damages or expenses resulting from the failure by anyone to deliver any election to Lifeco or to properly complete any election within the time prescribed and in the form prescribed under the Tax Act (or the corresponding provisions of any applicable provincial tax legislation).

        In order for the CCRA (and any applicable provincial tax authority) to accept a tax election without a late filing penalty being paid by an Eligible Holder, the election must be received by such revenue authorities on or before the day that is the earliest of the days on or before which either Lifeco or the Eligible Holder is required to file an income tax return for the taxation year in which the exchange occurs. Lifeco's 2003 taxation year is scheduled to end December 31, 2003 and Lifeco is required to file its tax return for the year on or before June 30, 2004. Eligible Holders are urged to consult their own advisers as soon as possible respecting the deadlines applicable to their own particular circumstances. Regardless of such deadline, however, the tax election forms of an Eligible Holder must be received by Lifeco no later than 120 days after the Closing Date.

        Any Eligible Holder who does not ensure that duly completed election forms have been received by Lifeco will not be entitled to benefit from the elective rollover provisions of the Tax Act (or the corresponding provisions of any applicable provincial tax legislation) and may realize a taxable capital gain. Eligible Holders are referred to Information Circular 76-19R3 and Interpretation Bulletin IT-291R2 issued by CCRA for further information respecting the election. Eligible Holders wishing to make the election should consult their own tax advisors. The comments herein with respect to such elections are provided for general assistance only. The law in this area is complex and contains numerous technical requirements.

  Dissenting Shareholders

        The tax consequences to a Shareholder who receives cash as a result of exercising his or her Dissent Right in respect of Canada Life Shares generally will be as described above for Shareholders who elect the Cash Alternative. In certain circumstances, additional amounts payable by Lifeco may be considered to be interest or other income received by such Shareholder.

  Holding Lifeco Shares

        A Shareholder that is a corporation (other than a "specified financial institution" as defined in the Tax Act) will generally be required to include in computing its income any dividends (including deemed dividends) received on Lifeco Shares, but normally such dividends will also be deductible in computing its taxable income. A corporation that is a "specified financial institution" must also include in computing income any dividends (including deemed dividends) received on Lifeco Shares, but should consult its own tax advisers as to its entitlement to deduct in computing taxable income the amount of a dividend (including a deemed dividend) received on Lifeco Series E Shares or Lifeco Series F Shares where, at the time the dividend is paid, dividends in respect of more than 10% of the Lifeco Series E Shares or Lifeco Series F Shares, respectively, are paid to the corporation or to such corporation and one or more persons with whom the corporation does not deal at arm's length.

        The Lifeco Series E Shares and Lifeco Series F Shares will be taxable preferred shares as defined in the Tax Act. The terms of the Lifeco Series E Shares and Lifeco Series F Shares require Lifeco to make an election under Part VI.1 of the Tax Act so that corporate shareholders will not be subject to tax under Part IV.1 of the Tax Act on dividends received (or deemed to be received) on the Lifeco Series E Shares or Lifeco Series F Shares. A Shareholder that is a "private corporation" or a "subject corporation" (as such terms are defined in the Tax Act) may be liable to pay the 33 1/3% refundable tax under Part IV of the Tax Act on dividends received or deemed to be received to the extent that such dividends are deductible in computing the corporation's taxable income.

        In the case of a Shareholder who is an individual, dividends (including deemed dividends) received on Lifeco Shares will be included in computing the Shareholder's income and generally will be subject to the gross-up and dividend tax credit rules normally applicable to taxable dividends paid by a taxable Canadian corporation.

        If Lifeco redeems for cash or otherwise acquires the Lifeco Series E Shares or the Lifeco Series F Shares, respectively, other than by a conversion or a purchase in the open market in the manner in which these shares are normally purchased by a member of the public in the open market, the holder will be deemed to have received a dividend equal to the amount, if any, paid by Lifeco, in excess of the paid-up capital of such shares at such time. The difference between the amount paid and the amount of the deemed dividend will be treated as proceeds of disposition for the purposes of computing the capital gain or capital loss arising on the disposition of such shares. In the case of a corporate shareholder, it is possible that in certain circumstances all or part of the amount so deemed to be a dividend may be treated as proceeds of disposition and not as a dividend. Because of the possibility that some Shareholders may have obtained a full or partial tax-deferred rollover on acquiring Lifeco Shares as described above, the paid-up capital of the Lifeco Series E Shares and Lifeco Series F Shares to all Shareholders may be significantly less than $25 each, respectively, and therefore, a significant deemed dividend could arise on redemption or other acquisition by Lifeco.

        A conversion of the Lifeco Series E Shares into Lifeco shares will be deemed not to constitute a disposition of such Lifeco Series E Shares and will not give rise to a deemed dividend or capital gain or capital loss. The cost to the Shareholder of the Lifeco shares issued on such conversion will, subject to averaging rules contained in the Tax Act, be equal to the adjusted cost base to such Shareholder of such Lifeco Series E Shares immediately before such conversion.

        Counsel understands that under the CCRA's current administrative practice, a Shareholder who holds Lifeco Series E Shares and who, on conversion into Lifeco shares, receives cash not exceeding $200 in lieu of a fractional share will have the option of recognizing the capital gain or capital loss arising on the disposition of the fractional share in computing the Shareholder's income for the taxation year in which the conversion occurs or, alternatively, of reducing the adjusted cost base of the Lifeco shares received at the time of the conversion by the amount of cash received by the Shareholder.

        The fair market value of Lifeco shares received on a conversion of Lifeco Series E Shares (determined at such time) in respect of declared and unpaid dividends will be included in a Shareholder's income as a dividend and, subject to the averaging rules contained in the Tax Act, will be the cost to the Shareholder of such Lifeco shares.

        A Shareholder who otherwise disposes of or is deemed to dispose of a Lifeco Share (including pursuant to the Small Lot Election) will generally realize a capital gain (or capital loss) to the extent that the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the Shareholder of the Lifeco Share.

  Taxation of Capital Gains and Losses

        A Shareholder who realizes a capital gain or a capital loss on the disposition of Exchangeable Shares or Lifeco Shares generally will be required to include in income one half of any such capital gain ("taxable capital gain") and may apply one half of any such capital loss ("allowable capital loss") against taxable capital gains in accordance with the detailed provisions in the Tax Act. Allowable capital losses in excess of taxable capital gains may be carried back and deducted in any of the three preceding years or carried forward and deducted in any following year against taxable capital gains realized in such year in accordance with the detailed provisions of the Tax Act.

        If the Shareholder is a corporation, or a partnership or trust of which a corporation, partnership or trust is a partner or a beneficiary, any capital loss realized on the disposition of any such shares may be reduced by the amount of certain dividends, including deemed dividends, previously received in accordance with detailed provisions of the Tax Act. Shareholders should consult their tax advisors for specific information regarding the application of these provisions.

        A "Canadian-controlled private corporation" (as defined in the Tax Act) may be liable to pay an additional 6 2/3% refundable tax on certain investment income, including taxable capital gains.

        The realization of a capital gain or capital loss by an individual (including most trusts) may affect the individual's liability for alternative minimum tax under the Tax Act.

Non-Residents of Canada

        The following summary is generally applicable to a Shareholder who, at all relevant times, for purposes of the Tax Act and any applicable income tax treaty, is neither resident nor deemed to be resident in Canada, deals at arm's length with Canada Life and Lifeco, is not affiliated with Canada Life or Lifeco, holds his or her Canada Life Shares, and will hold his or her Exchangeable Shares and Lifeco Shares, as capital property and does not use or hold, and is not deemed to use or hold, such shares in connection with carrying on business in Canada. Special rules that are not discussed in this summary may apply to a non-resident Shareholder that is an insurer for whom Canada Life Shares, Exchangeable Shares or Lifeco Shares are "designated insurance property" under the Tax Act.

        A non-resident Shareholder will not realize a capital gain or a capital loss on the exchange of such Shareholder's Canada Life Shares for Exchangeable Shares. The adjusted cost base of the Canada Life Shares to such Shareholder immediately before the exchange will be the cost to the Shareholder of the Exchangeable Shares acquired on the exchange.

        A non-resident Shareholder will not be subject to tax under the Tax Act on any capital gain realized on a disposition of Exchangeable Shares or Lifeco Shares unless those shares constitute "taxable Canadian property" to the Shareholder. A share listed on a prescribed stock exchange (which includes the TSX) generally will not be taxable Canadian property to a non-resident Shareholder unless, at any time during the five-year period immediately preceding the disposition of such share, the non-resident Shareholder, persons with whom the non-resident Shareholder did not deal at arm's length, or the non-resident Shareholder together with all such persons, owned 25% or more of the shares of any class or series of the corporation that issued such share. A Lifeco Share will also be taxable Canadian property to a holder thereof where the Exchangeable Share for which it was exchanged was taxable Canadian property to such holder and Lifeco Shares of the same class or series as such Lifeco Share were the sole consideration received by the holder for his or her Exchangeable Shares.

        Even if a share is taxable Canadian property to the holder, a taxable capital gain or an allowable capital loss resulting from the disposition thereof will not be included in computing the non-resident Shareholder's income for the purposes of the Tax Act if the share is "treaty-protected property" as defined in the Tax Act. Lifeco Shares and Exchangeable Shares owned by a non-resident Shareholder will generally be treaty-protected property if the capital gain from the disposition of such property would be exempt from tax under the Tax Act because of an applicable income tax treaty to which Canada is a party. In general, the provisions of the Canada-U.S. Income Tax Convention (the "U.S. Treaty"), for example, exempt such gain for persons resident at all times in the United States for purposes of the U.S. Treaty.

        In the event that an Exchangeable Share is taxable Canadian property and not treaty protected property to a particular non-resident Shareholder, the non-resident Shareholder will be an Eligible Holder and may, if Lifeco Shares were received, make a joint tax election with Lifeco in order that the exchange occur on a full or partial tax-deferred basis as described above under "Residents of Canada — Election under Section 85 of the Tax Act". If such election is made, the Lifeco Shares received will be deemed to be taxable Canadian property to such non-resident Shareholder. Non-resident Shareholders who are Eligible Holders should consult their own tax advisors.

        The tax consequences to a non-resident Shareholder who exercises his or her Dissent Right in respect of Canada Life Shares will be generally as described above for a non-resident Shareholder. Additional amounts considered to be interest or other income may be subject to withholding tax.

        Dividends paid or deemed to be paid to a non-resident Shareholder on Lifeco Shares (including any dividend arising on a conversion of Lifeco Series E Shares) will be subject to Canadian withholding tax at a rate of 25%. Such rate may be reduced under the provisions of an applicable income tax treaty to which Canada is a party. For example, the rate generally applicable under the U.S. Treaty is 15%. A significant deemed dividend could arise on the redemption or other acquisition of Lifeco Series E Shares or Lifeco Series F Shares as described above under "Residents of Canada — Holding Lifeco Shares".

        This summary is of a general nature only and is not intended to be, and should not be construed to be, legal or tax advice to any particular Shareholder. No representation with respect to the Canadian federal income tax consequences to any particular Shareholder is made herein. Consequently, Shareholders are urged to seek independent tax advice in respect of the consequences to them of the Transaction in their particular circumstances.

United States Federal Income Tax Considerations

        In the opinion of LeBoeuf, Lamb, Greene & MacRae, L.L.P., United States counsel to Canada Life ("United States Counsel"), the following summary fairly describes the principal United States federal income tax consequences generally applicable to (i) a United States Holder (as defined below) of Canada Life Shares on the change of such United States Holder's Canada Life Shares into Exchangeable Shares and the automatic exchange of such United States Holder's Exchangeable Shares for Lifeco Shares (together, the "Share Exchange") or cash, (ii) a dissenting United States Holder who exchanges Canada Life Shares for cash (the "Dissenter's Share Exchange") and (iii) a United States Holder who holds or disposes of Lifeco Shares so acquired.

        A "United States Holder" is a citizen or resident individual of the United States, a corporation or any other entity taxable as a corporation, in either case organized in or under the laws of the United States or any state or political subdivision thereof, or an estate or trust that is subject to United States federal income taxation without regard to the source of its income. A United States Holder does not include, and this discussion does not address the tax consequences to, certain persons subject to special provisions of United States federal income tax law, such as tax-exempt organizations, qualified retirement plans, financial institutions, insurance companies, partnerships, real estate investment trusts, regulated investment companies, broker-dealers, persons who hold their shares as part of a straddle, a hedge, a constructive sale or a conversion transaction, holders of Canada Life Shares whose functional currency is other than the United States dollar, persons owning (directly, indirectly or constructively) 10% or more of the voting stock of Canada Life or Lifeco, pass-through entities and investors therein, persons who acquired their stock through the exercise of employee stock options or otherwise as compensation, or persons who hold their shares as ordinary assets and not as capital assets.

        This summary is based on the United States Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Regulations promulgated thereunder, and judicial and administrative interpretations thereof, all as in effect on the date of this Circular and all of which are subject to change (possibly on a retroactive basis). This summary does not address all of the United States federal income tax consequences that may be relevant to the particular circumstances of a United States Holder of Canada Life Shares or a United States Holder who disposes of Lifeco Shares, nor does it not address the effect of any state or local tax law on a United States Holder of Canada Life Shares or a United States Holder who disposes of Lifeco Shares.

        This summary is for general information purposes only and is not intended to be, and should not be construed to be, legal or tax advice to any particular Shareholder. Consequently, United States Holders of the Canada Life Shares are advised to consult their own tax advisors to determine the particular tax consequences of the transaction, and of acquiring, exchanging, holding or disposing of Exchangeable Shares or Lifeco Shares.

  Tax Consequences of the Share Exchange

        In the opinion of United States Counsel, the Transaction will constitute a taxable transaction for United States federal income tax purposes. Each United States Holder will recognize capital gain or loss on the Share Exchange in an amount equal to the difference, if any, between (i) the aggregate consideration received by such United States Holder pursuant to the Share Exchange (i.e., the aggregate fair market value of Lifeco Shares and the United States dollar equivalent of any cash received by such United States Holder) and (ii) such United States Holder's adjusted tax basis in the Canada Life Shares exchanged. If a United States Holder received his or her Canada Life Shares in the demutualization of Canada Life, the adjusted tax basis in such Canada Life Shares is zero. Any such capital gain or loss will be long-term capital gain or loss if the United States Holder has held the Canada Life Shares for more than one year at the Closing Date, and otherwise will be short-term capital gain or loss. Gains and losses are netted and combined according to special rules in arriving at the overall capital gain or loss for a particular taxable year. Corporations (other than corporations subject to subchapter S of the Code) generally are taxed at the same tax rates on capital gains and ordinary income (with a maximum tax rate of 35%). With certain exceptions, the highest tax rate on long-term capital gains of individuals (and estates and trusts) currently is 20% while the highest tax rate on short-term capital gains of individuals (and estates and trusts) currently is 38.6%. Deductions for net capital losses are subject to significant limitations. For United States Holders who are individuals, any unused portion of such net capital loss may be carried over in later taxable years until such net capital loss is thereby exhausted. For United States Holders that are corporations (other than corporations subject to subchapter S of the Code), any unused net capital loss may be carried back three years from the loss year and carried forward five years from the loss year to be offset against net capital gains until such net capital loss is thereby exhausted or expires. Capital gains or losses recognized by United States Holders on the Share Exchange generally will be treated as arising from United States sources.

        In the opinion of United States Counsel, the Dissenter's Share Exchange will constitute a taxable transaction for United States federal income tax purposes. The tax consequences to United States Holders who receive cash as a result of exercising the Dissent Right will be substantially the same as the tax consequences described in the preceding paragraph.

  Tax Consequences of Holding the Lifeco Shares

        The initial tax basis of a United States Holder in the Lifeco Shares acquired in the Transaction will be the fair market value of the Lifeco Shares on the date on which the Lifeco Shares are acquired. A United States Holder's holding period for such Lifeco Shares will begin on the day after the date upon which such Lifeco Shares are acquired.

        For United States federal income tax purposes, the gross amount of a distribution (including a constructive distribution) in respect of the Lifeco Shares (including the amount of any Canadian federal income tax withheld), will be taxed to a United States Holder as ordinary income to the extent of Lifeco's current and accumulated earnings and profits as determined under United States federal income tax rules ("E&P"). The highest tax rate on ordinary income of individuals (and estates and trusts) is currently 38.6%, while the highest tax rate on ordinary income for corporations (other than corporations subject to subchapter S of the Code), as stated above, is 35%. Any amount distributed in excess of Lifeco's E&P will be treated first as a non-taxable return of capital to the extent of the United States Holder's adjusted tax basis in the Lifeco Shares, and then as taxable capital gain. A United States Holder that is a corporation will not be entitled to a "dividends received deduction" in respect of dividends it receives on the Lifeco Shares. If a dividend is paid in Canadian dollars, the amount includible in a United States Holder's income will be the United States dollar value of the Canadian dollars distributed, based upon the spot exchange rate in effect as of the date of receipt by the holder or by a nominee, custodian, or other agent of the holder. A United States Holder will have a tax basis in such Canadian dollars for United States federal income tax purposes equal to their United States dollar value on the date of receipt. Any subsequent gain or loss in respect of the disposition of such Canadian dollars will be ordinary income or loss.

        Subject to the limitations and restrictions set forth in the Code, United States Holders may elect to claim a foreign tax credit against their United States federal income tax liability for Canadian income tax withheld from dividends received on the Lifeco Shares. The overall limitation on foreign taxes eligible for credit against United States federal income tax is calculated separately with respect to specific categories of income. Dividends on the

Lifeco Shares generally will constitute foreign source passive income for United States foreign tax credit purposes. A United States Holder who is an individual with no more than US$300 (or US$600 in the case of United States Holders filing jointly) of creditable foreign taxes, and no foreign source income other than certain passive income, may be eligible to credit such foreign taxes against his or her United States federal income tax liability without regard to the general foreign tax credit limitation rules. The rules governing determination of the foreign tax credit for United States federal income tax purposes are complex and prospective United States Holders of such Lifeco Shares should consult their own tax advisors to determine whether and to what extent they would be entitled to a foreign tax credit. United States Holders that do not elect to claim a foreign tax credit may instead be able to claim a deduction for Canadian income tax withheld, subject to certain limitations.

        The sale or other disposition of the Lifeco Shares generally will result in the recognition of capital gain or loss for United States federal income tax purposes. Gain realized by a United States Holder on the sale or other disposition of the Lifeco Shares generally will be treated as income from sources within the United States. Since redemption of Lifeco Series E Shares and Lifeco Series F Shares may be subject to special tax rules, United States Holders of Lifeco Series E Shares and Lifeco Series F Shares are urged to consult their tax advisors in respect of any such redemption.

  Information Reporting and Backup Withholding

        Distributions (including constructive distributions) received by a United States Holder in respect of the Lifeco Shares and proceeds received by a United States Holder in respect of the disposition of Canada Life Shares or Lifeco Shares may be subject to information reporting. A United States Holder may, under certain circumstances, be subject to "backup withholding" currently at a rate of 30% with respect to certain payments to such holder, such as the proceeds from the Share Exchange or dividends paid with respect to such Shares, unless such holder (i) is a corporation or otherwise is an exempt recipient, and demonstrates that fact when so required, or (ii) provides a correct taxpayer identification number ("TIN") on a properly completed Internal Revenue Service Form W-9, certifies whenever necessary that the TIN is correct and that the holder is not subject to backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A United States Holder may also be subject to a US$50 penalty if the correct TIN and certifications are not provided. Any amount withheld under the backup withholding rules will be creditable against the United States Holder's United States federal income tax liability and may entitle the United States Holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

United Kingdom Tax Considerations

        Slaughter and May, United Kingdom counsel to Canada Life, have advised Canada Life that the following summary fairly presents the main expected United Kingdom taxation consequences of the Transaction for Shareholders. The summary is based on current law and an understanding of current Inland Revenue practice as at the date of this Circular.

        This summary is intended as a general guide only and is not intended to be, nor should it be construed to be, legal or tax advice or representations to any particular holder of Canada Life Shares. It applies only to Shareholders resident or ordinarily resident in the United Kingdom who hold Canada Life Shares as an investment. It assumes that Shareholders are the absolute beneficial owners of their Canada Life Shares. It also assumes that there is no value to the rights under the Rights Plan and that no amount will be allocated to any rights acquired by Lifeco or otherwise disposed of in the course of the Transaction. Shareholders who are in any doubt about their taxation position, or who are resident or otherwise subject to taxation in a jurisdiction outside the United Kingdom, should consult their own professional advisers immediately.

  Change of Canada Life Shares into Exchangeable Shares

        As a matter of Canadian law it is understood that Canada Life Shares held by all Shareholders (other than certain Canada Life Shares held by Lifeco and its subsidiaries) will be "changed" into Exchangeable Shares on a one for one basis immediately before the Closing Time. While the position is not free from doubt, it is considered that the better view is that the change will be accepted as not giving rise to a disposal for the purposes of United Kingdom taxation of chargeable gains with the result that a Shareholder's Exchangeable Shares will be treated as the same asset as the Shareholder's previous Canada Life Shares, acquired at the same time and for the same acquisition cost as those previous Canada Life Shares.

  Exchange for Lifeco Shares only

        Any Shareholder who, alone or together with persons connected with him or her, does not hold more than 5% of, or of any class of, shares or debentures in Canada Life will not be treated as making a disposal for the purposes of United Kingdom taxation of chargeable gains to the extent that such person receives Lifeco Shares in exchange for Exchangeable Shares under the Transaction. Any chargeable gain or allowable loss which would otherwise have arisen on a disposal of such Exchangeable Shares will be "rolled over" under the relevant provisions of the Taxation of Chargeable Gains Act 1992 into such person's newly issued Lifeco Shares and those Shares will be treated as the same asset as such Exchangeable Shares, acquired at the same time and for the same acquisition cost, as those Exchangeable Shares.

        Any Shareholder who, alone or together with persons connected with him or her, holds more than 5% of, or of any class of, shares or debentures in Canada Life will be eligible for the treatment described in the preceding paragraph only if the acquisition of the Exchangeable Shares by Lifeco in exchange for Lifeco Shares is effected for bona fide commercial reasons and does not form part of a scheme or arrangement of which the main purpose, or one of the main purposes, is an avoidance of liability to capital gains tax or corporation tax. Any such Shareholders are advised that an application for clearance in respect of this under section 138 of the Taxation of Chargeable Gains Act 1992 has not been and will not be made.

  Exchange for Cash only or any Combination of Consideration

        To the extent that any Shareholder receives cash for Exchangeable Shares, that will constitute a disposal, or part disposal, of such Exchangeable Shares for the purposes of United Kingdom taxation of chargeable gains which may, depending on the Shareholder's individual circumstances (including the availability of exemptions and allowable losses), give rise to a liability to United Kingdom taxation of chargeable gains. Irrespective of whether a Shareholder elects to receive the cash consideration in Canadian dollars or receives the cash consideration in sterling, in order to calculate the liability to United Kingdom taxation of chargeable gains it will be necessary to translate the Canadian dollar amounts to which such Shareholder is entitled into sterling at the spot rate applying at the relevant time. A Shareholder to whom Lifeco makes a payment in sterling (i.e. a Shareholder resident in the United Kingdom who has not elected to receive payment in Canadian dollars) will be treated as having disposed of the relevant shares for an amount in Canadian dollars (which has to be translated into sterling at the relevant time) and the Shareholder will thereafter be treated as disposing of the Canadian dollars received on the disposal of the relevant shares referred to above when Lifeco converts such Canadian dollars into sterling. Shareholders should note that these amounts may be more or less than the amount of the sterling cheque they receive (which will also take into account any associated costs of conversion).

        Where a Shareholder receives a combination of consideration consisting of cash and Lifeco Shares, or to the extent that any Shareholder receives cash in lieu of fractional entitlements, and the amount of cash received by that Shareholder is "small" as compared with the value of his or her Exchangeable Shares, the receipt of the cash will not generally trigger a taxable disposal at that time. Instead the amount received may be deducted from the acquisition cost otherwise attributable to the Lifeco Shares issued to him or her and a disposal will be triggered only when the Lifeco Shares are disposed of. Current Inland Revenue practice is to regard a sum as "small" for these purposes if either (i) it is 5% or less of the value of the Exchangeable Shares held by the particular Shareholder; or (ii) it is £3,000 or less, regardless of whether it satisfies the 5% test. This treatment is, however, only applicable to Shareholders to the extent they have acquisition cost otherwise attributable to Lifeco Shares. Shareholders who acquired all their Canada Life Shares on the demutualization of Canada Life will not be eligible for this treatment as they will have no such acquisition cost.

  Dissenting Shareholders

        The exercise of a Dissent Right will give rise to a disposal of Exchangeable Shares which may, depending on the Dissenting Shareholders' individual circumstances (including the availability of exemptions and allowable losses) give rise to a liability to United Kingdom taxation of chargeable gains. In certain circumstances, however, additional amounts payable by Lifeco pursuant to the arbitration provisions set out in the Dissent Rights Agreement may be considered to be interest or other income received by such Dissenting Shareholder.

  Future Disposal of Lifeco Shares

        A subsequent disposal (including upon redemption of any Lifeco Series E Shares or Lifeco Series F Shares) by a Shareholder of all or any Lifeco Shares acquired under the Transaction (including any disposal pursuant to the Small Lot Election (in which case the rules referred to above regarding exchange rate calculations and the disposal of Canadian dollars will apply)) may result in a liability to United Kingdom taxation on chargeable gains depending on the Shareholder's individual circumstances (including the availability of exemptions and allowable losses).

  Conversion of Lifeco Series E Shares

        A conversion of the Lifeco Series E Shares should not give rise to a disposal for the purposes of United Kingdom taxation of chargeable gains with the result that the Lifeco shares acquired on such conversion should be treated as the same asset as the converted Lifeco Series E Shares acquired at the same time and for the same acquisition cost as the converted Lifeco Series E Shares.

  Taxation of Dividends Payable on Lifeco Shares

        The United Kingdom tax treatment of dividends received from Lifeco by UK resident Shareholders who receive Lifeco Shares in exchange for their Exchangeable Shares should generally be the same as the treatment that would have applied in respect of dividends received by them from Canada Life on their Canada Life Shares had those Shareholders continued to retain those Canada Life Shares.

  Stamp Duty and Stamp Duty Reserve Tax

        No stamp duty or stamp duty reserve tax should be payable by Shareholders as a result of the Transaction.

Ireland Tax Considerations

        In the opinion of Arthur Cox, Irish counsel to Canada Life, the following is a summary of the principal consequences under Irish tax law applicable to certain holders of Canada Life Shares. This summary is based upon the current provisions of Irish tax law, the regulations thereunder and counsel's understanding of the current administrative practices of the Irish Revenue Commissioners.

        This summary takes into account all specific proposals to amend Irish tax law and the regulations thereunder that have been publicly announced by the Minister for Finance prior to the date hereof (the "Irish Tax Proposals"), but does not otherwise take into account or anticipate any changes in law, whether by judicial, governmental or legislative decision or action, or changes in administrative practices of the Irish Revenue Commissioners. No assurances can be given that the Irish Tax Proposals will be enacted as proposed, if at all.

        Certain practices of the Irish Revenue Commissioners exist in relation to securities held by certain financial institutions (the "Irish mark-to-market rules"). This summary does not take into account the Irish mark-to-market rules and Shareholders that are financial institutions for the purpose of those rules should consult their own tax advisors.

        The summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Shareholder. Accordingly, Shareholders should consult their own tax advisors with respect to their particular circumstances.

Residents of Ireland

        The following summary is applicable to Shareholders who are resident for tax purposes in Ireland, who hold their Canada Life Shares as capital assets. Canada Life Shares will generally constitute capital assets to a holder thereof unless the holder holds such Canada Life Shares in the course of carrying on a business of trading or dealing in securities or otherwise as part of a business of buying and selling securities or has acquired such Canada Life Shares in a transaction or transactions considered to be an adventure in the nature of trade. Shareholders who do not hold their Canada Life Shares as capital assets should consult their own tax advisors regarding their particular circumstances, as the following summary does not apply to such Shareholders.

  Change of Canada Life Shares into Exchangeable Shares

        The exchange should be treated as a re-organisation for Irish capital gains tax purposes and as such should not give rise to a disposal for capital gains tax purposes. In computing the amount of Irish capital gains tax on a subsequent disposal of the Exchangeable Shares the base cost of such shares for computation purposes will be the base cost of the original Canada Life Shares.

  Exchange of Exchangeable Shares for Lifeco Shares Only

        A Shareholder whose Exchangeable Shares are exchanged solely for Lifeco Common Shares, Lifeco Series E Shares or Lifeco Series F Shares, as the case may be, under the Common Share Alternative, the Series E Alternative or the Series F Alternative, respectively, will be deemed to have disposed of the Exchangeable Shares and the provisions of Section 586 of the Taxes Consolidation Act 1997, ("Section 586") will apply so that no disposal for tax purposes is treated as occurring. The Exchangeable Shares and the Lifeco Shares acquire the same acquisition date as the Canada Life Shares. When the Lifeco Shares are subsequently disposed of the base cost for the calculation of capital gains tax will be the original base cost of the Canada Life Shares.

  Exchange of Exchangeable Shares for Cash

        A shareholder whose Exchangeable Shares are exchanged for cash under the Cash Alternative will be treated as having made a disposal for capital gains tax purposes. The shareholder may realise a capital gain or a capital loss by reference to the cash proceeds received. The base cost of the Exchangeable Shares for capital gains tax computation will be the acquisition cost of the Canada Life Shares. Reasonable costs of acquisition and reasonable costs of disposal can be deducted before arriving at a chargeable gain. The base cost, together with reasonable costs of acquisition will be adjusted in respect of movements in the consumer price index up to December 31, 2002. A Shareholder who receives cash in lieu of a fractional Lifeco Share will be deemed to have made a part disposal and the part disposal rules will apply.

  Exchange of Exchangeable Shares for Cash and Lifeco Shares

        A Shareholder whose Exchangeable Shares are exchanged for cash and Lifeco Shares will be treated as having made a part disposal of his or her Exchangeable Shares by reference to the cash proceeds received. The Shareholder will realize a capital gain (or capital loss) by reference to the cash proceeds received for such Exchangeable Shares, net of any reasonable costs of disposition, to the extent that such cash proceeds exceed (or are less than) the appropriate portion of the adjusted base cost to the holder of such Exchangeable Shares ("the part disposal base cost"). In this regard, for the purposes of computing the capital gain or loss, as appropriate, the part disposal base cost of the Exchangeable Shares is determined by reference to the following formula:

        Total base cost x     A
A + B

        Where A is the cash proceeds received, and B is the value of the Lifeco Shares that are received on the Transaction.

        In computing the capital gain or loss, as appropriate, it is only possible to adjust the part disposal base cost for inflation in respect of movements in the consumer price index up to December 31, 2002.

        To the extent that Lifeco Shares are received in exchange for Exchangeable Shares, Section 586 will apply such that no disposal for tax purposes is treated as occurring. The effect of Section 586 is that such Lifeco Shares acquire the same acquisition date as the Canada Life Shares. In the context of subsequent disposals for tax purposes of such Lifeco Shares, the base cost for computational purposes will be the original base cost of the Canada Life Shares less the part disposal base cost. A Shareholder who received cash in lieu of a fractional Lifeco Share will be deemed to have made a part disposal and the part disposal rules will apply.

  Dissenting Shareholders

        The tax consequences to a Shareholder who exercises his or her Dissent Right will be generally as described above for Shareholders who elect the Cash Alternative.

  Taxation of Dividends on Holding Lifeco Shares

        The tax position of Shareholders who receive Lifeco Shares in exchange for their Exchangeable Shares and who receive dividends in respect of such Shares will be similar to that which would have applied had such Shareholders continued to hold and receive dividends on Canada Life Shares.

  Taxation of Capital Gains and Losses

        The rate of Irish capital gains tax is currently 20%. In computing the taxable amount on capital gains in a tax year, an individual is not taxable on the first €1,270 of gains realised. Capital gains must be computed in euro. Where foreign currency proceeds are received, it is necessary to convert them to euro at the exchange rate prevailing at the date of the disposal. Similarly, acquisition costs incurred in a foreign currency must be converted to euro by reference to the rate prevailing at the date of acquisition.

        If the Shareholder is an individual, trust or other non-corporate person, and a capital gain is realised in the tax year 2003, tax on that capital gain must be paid by October 31, 2003 if the gain arises in the period from January 1, 2003 to September 30, 2003. If the capital gain is realised in the period after September 30, 2003 up to December 31, 2003, the tax thereon will be payable by January 31, 2004. Irish capital gains tax is subject to self-assessment rules and a return of any capital gains realised in a tax year must be filed by October 31 in the tax year following that in which such gains were realised if a surcharge for late filing of a tax return is to be avoided.

        If the Shareholder is a company, its capital gains are subject to corporation tax at an effective rate of 20%. Ireland is currently in a transitional period in relation to arrangements for the payment of corporation tax by companies. These arrangements will ultimately result in a company having to pay 90% of its tax liability one month before the end of its accounting period. For accounting periods ending on or after January 1, 2003, a minimum payment of 36% of the company's final corporation tax liability must be paid within one month before the end of the company's accounting period. At least another 54% of the final corporation tax liability must be paid within the period ending six months after the end of the company's accounting period, and the balance is payable within the period ending nine months after the end of the company's accounting period. If any gain arises in an accounting period ending after 2003, the minimum payment will differ from those noted above.

        If any Shareholder realises a capital loss, that loss may (with some limited exceptions) be offset against other capital gains arising during the same tax year or accounting period, as appropriate. Any balance unused can be carried forward indefinitely for offset against capital gains of future tax years or accounting periods.

  Redemption of Lifeco Series E Shares and Lifeco Series F Shares

        Where Lifeco Series E Shares and Lifeco Series F Shares are listed in the official list of a stock exchange or dealt in on an unlisted securities market and where Lifeco redeems such shares, whether by purchase in the open market or otherwise, the holder will be deemed to have disposed of such shares and the capital gains tax rules described above will apply. No part of any payment received is treated as a distribution.

  Stamp Duty

        Irish stamp duty (which is a tax levied on instruments for the transfer of property, including shares) should not arise in respect of the Transaction pursuant to section 88(1)(b)(iv) of the Stamp Duties Consolidation Act 1999 as the shares to be transferred are shares of a company that is not registered in Ireland.

GENERAL PROXY INFORMATION

General

        This Circular is furnished in connection with the solicitation of proxies by and on behalf of management of Canada Life to be used at the Special Meeting to be held on Monday May 5, 2003 at 10:30 a.m. (Toronto time) at the Metro Toronto Convention Centre, North Building, 255 Front Street West, Rooms 105 and 106, Toronto, Canada, and at any and all adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of Special Meeting.

Voting Rights, Record Date and Proxy Information

        To be used at the Special Meeting, a proxy must be deposited with Computershare, 100 University Avenue, Toronto, Canada, M5J 2Y1 or faxed to Computershare (fax numbers 416-263-9524 or 1-888-249-7775 (North America only)), at any time prior to 6:00 p.m. (Toronto time) on May 2, 2003 or, if the Special Meeting is adjourned or postponed, prior to 6:00 p.m. (Toronto time) on the day (excluding Saturdays, Sundays and statutory or civic holidays in Toronto, Canada) preceding the date to which the Special Meeting is adjourned or postponed or, in either case, in person with the Chair or the scrutineers of the Special Meeting at any time prior to the commencement of the Special Meeting (as scheduled or adjourned or postponed). Failure to so deposit a proxy may result in its invalidation. The time limit for depositing proxies prior to the Special Meeting may be waived by the Board in its discretion without notice.

        In order to be effective, a form of proxy must be executed by a Registered Shareholder or the attorney thereof duly authorized in writing or, if the Registered Shareholder is a corporation, the proxy must be signed by an officer of such corporation or by such corporation's duly authorized attorney. Where a proxy has been executed by an officer or attorney, it must be accompanied by evidence of the officer's or attorney's authority.

        Only Registered Shareholders as at the close of business on March 26, 2003 will be entitled to vote, in person or by proxy, at the Special Meeting, except to the extent that a Registered Shareholder has transferred ownership of Canada Life Shares after such date and the transferee of such shares establishes ownership thereof and makes a written request to the Corporate Secretary of Canada Life, 330 University Avenue, Toronto, Canada M5G 1R8, not later than the close of business 10 days before the Special Meeting or the date to which the Special Meeting is adjourned or postponed, as the case may be, to be included in a list of Shareholders entitled to vote at the Special Meeting, in which case the transferee, and not the holder of record on March 26, 2003, will be entitled to vote such Canada Life Shares at the Special Meeting.

        The only persons entitled to attend the Special Meeting are Registered Shareholders, their proxyholders, officers and directors of Canada Life and Lifeco, the Chair of the Special Meeting and the professional, legal and financial advisors of each of Canada Life, the Special Committee, Lifeco and the Chair of the Special Meeting. The Chair of the Special Meeting shall have the discretion to admit any other persons to the Special Meeting.

        Beneficial owners of Canada Life Shares registered in the name of a broker, custodian, nominee or other Intermediary should contact such Intermediary for instructions on how to vote.

        As of the date hereof, there are 160,367,247 Canada Life Shares outstanding. With respect to each matter properly before the Special Meeting, Shareholders will be entitled to one vote for each Canada Life Share registered in the name of such Shareholder with respect to the Transaction Resolution.

        See "Other Terms of the Transaction Agreement — Conditions to the Transaction Becoming Effective — Shareholder Approvals".

        Canada Life has retained Georgeson Shareholder to act as proxy solicitation agent and BMO Nesbitt Burns and Merrill Lynch as soliciting dealers in connection with the Meeting. In addition, Canada Life may form a soliciting dealer group to solicit proxies. All of the fees and expenses of such proxy solicitation will be paid by Canada Life.

Appointment of Proxyholders

        Registered Shareholders who are unable to be present at the Special Meeting may still vote through the use of a proxy. If you are a Registered Shareholder and are unable to attend the Special Meeting, you should complete and execute the enclosed form of proxy and deliver it or return it by mail or fax so that it is received by Computershare by the stated deadline or deposited with the Chair or the scrutineers of the Special Meeting (as scheduled or as adjourned or postponed) prior to the commencement thereof. By completing, executing and returning the enclosed form of proxy by the deadline, you can participate in the Special Meeting through the person or persons named on the form of proxy. The persons named on the enclosed form of proxy will vote "FOR" or "AGAINST" the Transaction Resolution for such number of Canada Life Shares with respect to which such persons are appointed proxy on the ballot to be cast with respect to the Transaction Resolution in accordance with the instructions of the Registered Shareholders appointing them. If you do not indicate your voting instructions and the form of proxy is executed in favour of the management appointees named on the form of proxy and deposited as provided in the Notice of Meeting, your voting rights will be voted in favour of the Transaction Resolution.

        The persons named in the enclosed form of proxy are directors or officers of Canada Life. Registered Shareholders have the right to appoint a person other than the management appointees designated on the enclosed form of proxy by inserting such person's name in the blank space provided in the form of proxy or by completing another form of proxy and, in either case, delivering it or returning it by mail or fax so that it is received by Computershare by the stated deadline or submitting it to the Chair or the scrutineers of the Special Meeting (as scheduled or as adjourned or postponed) prior to the commencement thereof. A person named as a proxy in the form of proxy need not be a Shareholder.

Discretionary Authority of Proxies

        The enclosed form of proxy confers discretionary authority upon the management appointees or such other person(s) as may be named therein with respect to amendments to or variations of matters identified in the accompanying Notice of Special Meeting and with respect to other matters that may properly come before the Special Meeting or any adjournment or postponement thereof. This discretionary authority would include authority to vote in favour of any amended Transaction proposed by Lifeco and recommended by the Board. At the date of this Circular, management of Canada Life knows of no such amendments, variations or other matters to come before the Special Meeting. If, however, variations, amendments or other matters which are not now known to management of Canada Life should properly come before the Special Meeting, the Canada Life Shares represented by proxies given to management nominees will be voted on such matters in the discretion of such nominees, absent contrary instructions.

Revocation of Proxies

        A Registered Shareholder who has deposited or given a proxy may revoke it at any time before it is exercised. In addition to revocation in any manner permitted by law or by attending the Special Meeting or any adjournment or postponement thereof and registering with the scrutineers as a Registered Shareholder present in person, a Registered Shareholder may revoke a proxy by signing a form of proxy bearing a later date and depositing it as provided under "Voting Rights, Record Date and Proxy Information" or by depositing an instrument in writing executed by such person or such person's attorney authorized in writing (a "notice of revocation") and either delivering or faxing the notice of revocation: (i) to Canada Life, c/o the offices of Computershare Trust Company of Canada, 100 University Avenue, Toronto, Canada, M5J 2Y1, Attention: Proxy Department fax number 416-263-9524 or 1-866-249-7775 (North America only), at any time prior to 6:00 p.m. (Toronto time) up to and including the last day (excluding Saturdays, Sundays and statutory or civic holidays in Toronto, Canada) preceding the date of the Special Meeting (as scheduled or as adjourned or postponed) at which the proxy is to be used or, (ii) to the Chair or scrutineers of the Special Meeting prior to the commencement of the Special Meeting (as scheduled or as adjourned or postponed).

LEGAL MATTERS

        Certain legal matters in connection with the Transaction will be passed upon by McCarthy Tétrault LLP, Toronto, Ontario on behalf of Canada Life and by Blake, Cassels & Graydon LLP on behalf of Lifeco. As at the date of this Circular, partners and associates of McCarthy Tétrault LLP own beneficially, directly or indirectly, less than 1% of the outstanding securities of Lifeco, Canada Life and their respective associates and affiliates. As at the date of this Circular, partners and associates of Blake, Cassels & Graydon LLP own beneficially, directly or indirectly, less than 1% of the outstanding securities of Lifeco, Canada Life and their respective associates and affiliates.

APPROVAL OF CANADA LIFE

        The contents and mailing to Shareholders of this Circular have been approved by the Board.

Toronto, Ontario	(Signed) ROY W. LINDEN
March 22, 2003	Secretary

SCHEDULE A

TRANSACTION RESOLUTION

BE IT RESOLVED AS A SPECIAL RESOLUTION THAT:

1.
the amendments to By-law No. 1 of the Company attached as Appendix 1 to Schedule A to the Circular whereby:

(a)
a new class of Exchangeable Shares of the Company will be created;

(b)
the terms of the Canada Life Shares will be amended to provide that each outstanding Canada Life Share, other than those beneficially owned by Lifeco and its subsidiaries that have not been allocated to a segregated or other investment fund established and maintained by any such subsidiary, will be changed into one Exchangeable Share at the Effective Time (as defined in the attached Appendix 1); and

(c)
each Exchangeable Share will thereupon be automatically transferred to Lifeco in exchange for consideration per share,

(i)
subject to election and proration, consisting of: (1) $44.50 in cash (to an aggregate maximum of $4,372,161,384, less an amount equal to $44.50 multiplied by the aggregate of (i) the number of Canada Life Shares owned by Dissenting Shareholders, (ii) the total number of Canada Life Shares issuable pursuant to all Canada Life Options outstanding on the Closing Date, and (iii) the total number of Canada Life Shares acquired by Canada Life or its subsidiaries subsequent to December 31, 2002 and prior to the Closing Date), or (2) 1.78 Lifeco Series E Shares (to an aggregate maximum of 24,000,000 Lifeco Series E Shares); or (3) 1.78 Lifeco Series F Shares (to an aggregate maximum of 8,000,000 Lifeco Series F Shares); or (4) 1.1849 Lifeco Common Shares (to an aggregate maximum of 55,958,505 Lifeco Common Shares) or (5) any combination of the foregoing, in the case of Exchangeable Shares that are not Dissent Shares, or

(ii)
consisting of the right to receive a cash amount to be determined in accordance with the Dissent Rights Agreement, in the case of Exchangeable Shares that are Dissent Shares,

  are confirmed;

2.
the waiver by the Company at the Effective Time of the application of section 3.1 of the shareholder rights plan agreement dated as of April 13, 2000 between the Company and Montreal Trust Company of Canada to the transaction contemplated by the by-law amendments set out in Appendix 1 hereto is hereby consented to and approved, and

3.
any one director or officer of the Company is hereby authorized and directed, for and on behalf of the Company, to execute and deliver all documents and instruments and take such other action as he or she may determine to be necessary or desirable to implement this special resolution and the matters authorized hereby, such determination to be conclusively evidenced by the execution and delivery of any such documents or instruments and the taking of any such actions.

        The directors of the Company may, without further approval of the shareholders of the Company, revoke the amendments to By-Law No. 1 of the Company in the event that the Transaction Agreement is terminated in accordance with its terms or the transactions contemplated by the Transaction Agreement do not proceed in accordance with the terms of the Transaction Agreement.

        Defined terms used but not defined in this special resolution have the meaning given to them in the Circular and in Schedule 1 to the attached Appendix 1.

APPENDIX 1

AMENDMENT TO CANADA LIFE FINANCIAL CORPORATION BY-LAWS

BY-LAW NO. 2

        In this By-Law No. 2, "Company" means CANADA LIFE FINANCIAL CORPORATION.

        By-Law No. 1 of the Company is hereby amended:

1.
by deleting therefrom the following:

  "The Company shall have two classes of shares, designated as common shares and preferred shares, and the Company is authorized to issue an unlimited number of shares of each class";

2.
by replacing the deleted text with the following:

  "The Company shall have three classes of shares, designated as common shares, exchangeable shares and preferred shares, and the Company is authorized to issue an unlimited number of shares of each class.

  Effective at 8:00 a.m. (Toronto time) on the later of (i) July 10, 2003 and (ii) the twelfth business day after all conditions to the completion of the Transaction have been satisfied or waived or at such other time and/or such earlier or later date as the Company and Great-West Lifeco Inc. ("Lifeco") may agree in writing (in any case, the "Effective Time"), then:

  (i)
  each outstanding common share (other than those beneficially owned by Lifeco or any of its subsidiaries that have not been allocated to a segregated or other investment fund established and maintained by any Lifeco subsidiary) shall be changed into one exchangeable share of the Company having the rights, privileges, restrictions and conditions set forth in Schedule 1 without further action by the holders thereof or by the Company; and

  (ii)
  immediately thereafter (such time being the "Automatic Exchange Time"), the Automatic Exchange (as defined in such Schedule 1) shall occur; and

3.
by appending to By-Law No. 1 the Schedule 1 attached to this By-Law No. 2.

Provided that the foregoing amendments to By-Law No. 1 of the Company have been confirmed by the shareholders of the Company in the manner and to the extent required by the Insurance Companies Act (Canada), such amendments shall become effective immediately prior to the Effective Time (as defined in paragraph 2 above).

SCHEDULE 1

EXCHANGEABLE SHARES

        The Exchangeable Shares shall have attached thereto the following rights, privileges, restrictions and conditions (collectively, the "Exchangeable Share Provisions"):

1    Interpretation

1.1  Definitions

        The following words and phrases whenever used in the Exchangeable Share Provisions shall have the following meanings, unless the context indicates otherwise:

  (a)
  "Act" means the Insurance Companies Act (Canada), as amended;
  (b)
  "Automatic Exchange" means the automatic transfer to Lifeco of (i) Exchangeable Shares that are not Dissent Shares for the Elected Consideration pursuant to section 5.1(a) hereof and (ii) Exchangeable Shares that are Dissent Shares for the right to receive a cash payment pursuant to section 5.1(b) hereof;
  (c)
  "Automatic Exchange Time" means the time specified in By-Law No. 2 of the Company;
  (d)
  "business day" means a day which is not a Saturday, Sunday or statutory holiday in Ontario and Manitoba;
  (e)
  "common shares" means common shares in the capital of the Company;
  (f)
  "Current Market Price" at any date shall mean the weighted average price per share at which Lifeco Shares have traded on The Toronto Stock Exchange (or, if the Lifeco Shares are not listed on The Toronto Stock Exchange, on such stock exchange on which such shares are listed as may be selected for that purpose by the directors of the Company) during the 20 consecutive trading days ending on a date not earlier than the third day preceding the Automatic Exchange. The weighted average price shall be determined by dividing the aggregate sale price of all Lifeco Shares sold on the said exchange, during the said 20 consecutive trading days, by the total number of Lifeco Shares so sold;
  (g)
  "Depositary" means Computershare Trust Company of Canada;
  (h)
  "Dissent Rights Agreement" means the dissent rights agreement made between the Company, Lifeco and each registered holder of common shares who dissents in respect of the special resolution of the holders of common shares of the Company approving, among other things, By-Law No. 2 of the Company;
  (i)
  "Dissent Share" means an Exchangeable Share issued at the Effective Time (as defined in By-Law No. 2 of the Company) to a person who was at the Effective Time a Dissenting Shareholder (as defined in the Dissent Rights Agreement) in respect of the common share which was changed into such Exchangeable Share;
  (j)
  "Elected Consideration" means consideration, subject to election and proration, consisting of (i) $44.50 in cash (to an aggregate maximum equal to the Maximum Cash Consideration), or (ii) 1.78 Lifeco Series E Shares (to an aggregate maximum of 24,000,000 Lifeco Series E Shares), or (iii) 1.78 Lifeco Series F Shares (to an aggregate maximum of 8,000,000 Lifeco Series F Shares), or (iv) 1.1849 Lifeco Common Shares (to an aggregate maximum of 55,958,505 Lifeco Common Shares), or (v) any combination of the foregoing per Exchangeable Share.
  (k)
  "Exchange Ratios" means the Lifeco Common Share Exchange Ratio, the Lifeco Series E Share Exchange Ratio and the Lifeco Series F Exchange Ratio, as applicable;
  (l)
  "holder" means the registered holder from time to time of an Exchangeable Share;
  (m)
  "Lifeco" means Great-West Lifeco Inc., a corporation existing under the CBCA and includes any successor thereto;
  (n)
  "Lifeco Common Shares" means the common shares in the capital of Lifeco;
  (o)
  "Lifeco Common Shares Exchange Ratio" mean 1.1849 Lifeco Common Shares for each Exchangeable Share, as may be adjusted pursuant to section 6 hereof;

  (p)
  "Lifeco Convertible Security" means any security convertible into, exchangeable or exercisable for, or otherwise carrying the right to acquire Lifeco Shares, including rights, options or warrants to acquire Lifeco Shares;
  (q)
  "Lifeco Series E Shares" means the 4.80% Non-Cumulative First Preferred Shares, Series E of Lifeco;
  (r)
  "Lifeco Series E Shares Exchange Ratio" means 1.78 Lifeco Series E Shares for each Exchangeable Share, as may be adjusted pursuant to section 6 hereof;
  (s)
  "Lifeco Series F Shares" means the 5.90% Non-Cumulative First Preferred Shares, Series F of Lifeco;
  (t)
  "Lifeco Series F Share Exchange Ratio" means 1.78 Lifeco Series F Shares for each Exchangeable Share, as may be adjusted pursuant to section 6 hereof;
  (u)
  "Lifeco Shares" means, as applicable, the Lifeco Common Shares, the Lifeco Series E Shares and the Lifeco Series F Shares;
  (v)
  "Maximum Cash Consideration" means $4,372,161,384, less an amount equal to $44.50 multiplied by the aggregate of (i) the number of Canada Life Shares owned by Dissenting Shareholders, (ii) the total number of Canada Life Shares issuable pursuant to all Canada Life Options outstanding on the Closing Date and (iii) the total number of Canada Life Shares acquired by Canada Life or its subsidiaries subsequent to December 31, 2002 and prior to the Closing Date;
  (w)
  "Transaction Agreement" means the amended and restated transaction agreement made between the Company and Lifeco as of February 14, 2003 as the same may be amended from time to time.

1.2  Non-Business Day

        If any day on which or by which any other action is required to be taken hereunder is not a business day, then such action shall be required to be taken on the next succeeding day that is a business day.

1.3  Herein, Hereto, etc.

        The words "herein", "hereto", "hereof" and similar words refer, unless the context clearly indicates the contrary, to the whole of the Exchangeable Share Provisions and not to any particular article, section, subsection, clause or paragraph thereof.

1.4  Number and Gender

        Words importing the singular number only shall include the plural and vice versa, words importing the use of any gender shall include all genders and words importing persons shall include firms and corporations and vice versa.

2    Dividends

2.1  Ranking

        The Exchangeable Shares shall rank junior to the preferred shares and any other shares of the Company which by their terms rank senior to the Exchangeable Shares and shall rank equally with the common shares and any other shares of the Company which by their terms rank equally with the Exchangeable Shares or the common shares with respect to priority in the payment of dividends.

2.2  Dividends

        Subject to the prior rights of the holders of the preferred shares and any other shares of the Company which by their terms rank senior to the Exchangeable Shares with respect to priority in the payment of dividends, the holders of Exchangeable Shares shall be entitled to receive dividends as and when declared by the board of directors of the Company out of the monies properly applicable to the payment of dividends.

3    Rights on Dissolution, Etc.

3.1  Ranking

        The Exchangeable Shares shall rank junior to the preferred shares and any other shares of the Company which by their terms rank senior to the Exchangeable Shares and shall rank equally with the common shares and any other shares of the Company which by their terms rank equally with the Exchangeable Shares with respect to priority in the distribution of assets of the Company in the event of the liquidation, dissolution, winding-up or other distribution of assets of the Company for the purpose of winding up its affairs, whether voluntary or involuntary.

3.2  Entitlement on Dissolution Etc.

        Subject to the prior rights of the holders of the preferred shares and any other shares ranking senior to the Exchangeable Shares with respect to priority in the distribution of assets of the Company in the event of the liquidation, dissolution, winding-up or other distribution of assets of the Company for the purpose of winding-up its affairs, whether voluntary or involuntary, the holders of Exchangeable Shares shall be entitled to share proportionately with holders of common shares and any other shares of the Company which by their terms rank equally with the Exchangeable Shares or the common shares in the distribution of the remaining assets of the Company in such event.

4    Voting

        Subject to the Act, the holders of the Exchangeable Shares shall be entitled to receive notice of, to attend and vote at all meetings of the shareholders of the Company on the same basis as a holder of common shares.

5    Exchange; Dissent Shares

5.1  Automatic Exchange

        Each Exchangeable Share shall be transferred automatically to Lifeco at the Automatic Exchange Time in exchange for:

  (a)
  where such Exchangeable Share is not a Dissent Share, subject to election and pro ration in accordance with the Transaction Agreement: (i) $44.50 in cash (to an aggregate maximum equal to the Maximum Cash Consideration); or (ii) 1.78 Lifeco Series E Shares (to an aggregate maximum of 24,000,000 Lifeco Series E Shares); or (iii) 1.78 Lifeco Series F Shares (to an aggregate maximum of 8,000,000 Lifeco Series F Shares); or (iv) 1.1849 Lifeco Common Shares (to an aggregate maximum of 55,958,505 Lifeco Common Shares); or (v) any combination of the foregoing; and with respect to Lifeco Shares, as the same may have been adjusted pursuant to section 6 hereof; or
  (b)
  where such Exchangeable Share is a Dissent Share, a right to receive a cash payment determined in accordance with the Dissent Rights Agreement,

in each case without further action by the holders thereof, by the Company or by Lifeco. For greater certainty, in any case where a holder of Exchangeable Shares receives more than one form of consideration for that holder's Exchangeable Shares, such holder shall be considered for all purposes to have disposed of each individual Exchangeable Share for such combined consideration in such a manner that the amount of each form of consideration received for any one Exchangeable Share shall be equal to the amount of such form of consideration received for every other Exchangeable Share previously held by such holder.

5.2  Settlement on Exchange

  (a)
  At the Automatic Exchange Time and upon the occurrence of the Automatic Exchange, certificates for Lifeco Shares and cash deposited with the Depositary by Lifeco in accordance with the Transaction Agreement shall be held by the Depositary for the benefit of the former holders of Exchangeable Shares (other than Dissent Shares) entitled thereto.
  (b)
  At the Automatic Exchange Time, the Company, on behalf of all former holders of Exchangeable Shares, shall issue, or shall cause its transfer agent to issue, to Lifeco a certificate representing all the Exchangeable Shares transferred to Lifeco, and each such former holder is hereby deemed to have authorized the issuance of such certificate on its behalf in respect of its proportionate interest in such certificate.

  (c)
  Any certificate which immediately prior to the Automatic Exchange Time represented outstanding common shares, other than a certificate held by a Dissenting Shareholder who is ultimately entitled to be paid an amount equal to the fair value of the common shares held by such Dissenting Shareholder, but was exchanged pursuant to Section 5.1, that has not been deposited, together with all other instruments reasonably required by the Depositary, with the Depositary on or prior to the fifth anniversary of the Automatic Exchange Time shall cease to represent a claim or interest of any kind or nature to the Elected Consideration or to any Exchangeable Shares. On such date, the Elected Consideration (and any dividends or distributions with respect thereto, including cash in lieu of fractional shares) to which the former holder of the certificate referred to in the preceding sentence was ultimately entitled shall be deemed to have been surrendered for no consideration to Lifeco, together with all entitlements to dividends, distributions, cash and interest in respect thereof held for such former holder. None of the Company, Lifeco or the Depositary shall be liable to any person in respect of any cash payment or Lifeco Shares (or any dividends or distributions with respect thereto, including cash in lieu of fractional shares) delivered to a public official pursuant to and in compliance with any applicable abandoned property, escheat or similar laws.

6    Adjustment of Exchange Ratios

6.1  Lifeco Share Reorganizations

        If Lifeco shall set an effective date or record date that is prior to the Automatic Exchange Time for the:

  (a)
  issue of Lifeco Shares or Lifeco Convertible Securities to all or substantially all the holders of any class or series of the Lifeco Shares as a stock dividend or otherwise;
  (b)
  subdivision of any class or series of outstanding Lifeco Shares into a greater number of shares; or
  (c)
  consolidation of any class or series of outstanding Lifeco Shares into a smaller number of shares,

  (any such event referred to in (a), (b) or (c) being called a "Lifeco Share Reorganization"), the Exchange Ratios shall be adjusted effective immediately after the effective date or record date, as the case may be, on which the holders of Lifeco Shares are determined for the purpose of the Lifeco Share Reorganization by multiplying the applicable Exchange Ratio in effect immediately prior to such effective date or record date by a fraction, the denominator of which shall be the number of Lifeco Shares of the affected class or series outstanding on such effective date or record date before giving effect to such Lifeco Share Reorganization and the numerator of which shall be the number of Lifeco Shares of the affected class or series outstanding immediately after giving effect to such Lifeco Share Reorganization (including, in the case where Lifeco Convertible Securities are distributed, the number of Lifeco Shares of the affected class or series that would have been outstanding had such Lifeco Convertible Securities been exchanged or exercised for or converted into Lifeco Shares of the affected class or series on such effective date or record date).

6.2  Right Offerings

        If Lifeco shall fix a record date that is prior to the Automatic Exchange Time for the issue of rights, options or warrants to all or substantially all of the holders of any class or series of Lifeco Shares under which such holders are entitled, during a specified period (the "Rights Period"), to subscribe for or purchase Lifeco Shares ("Lifeco Rights") or Lifeco Convertible Securities ("Lifeco Convertible Rights") at a price per share to the holder (or at an exchange or conversion price per share during the Rights Period to the holder in the case of Lifeco Convertible Securities issuable pursuant to the exercise of the Lifeco Convertible Rights) of less than 95% of the Current Market Price on the record date for such issue (any of such events being called a "Rights Offering"), the applicable Exchange Ratio shall be adjusted effective immediately after the end of the Rights Period by multiplying the applicable Exchange Ratio in effect immediately prior to the end of the Rights Period by a fraction:

  (a)
  the denominator of which shall be the aggregate of:
  (i)
  the number of Lifeco Shares of the affected class or series outstanding as of the record date for the Rights Offering; and

    (ii)
    a number determined by dividing: (A) either: (I) in the case of Lifeco Rights, the product of the number of Lifeco Shares of the affected class or series issued or subscribed for during the Rights Period upon the exercise of the Lifeco Rights and the price at which such Lifeco Shares of the affected class or series were so issued or subscribed for; or (II) in the case of Lifeco Convertible Rights, the product of the exchange, exercise or conversion price of the Lifeco Convertible Securities during the Rights Period and the number of Lifeco Shares of the affected class or series which would be issued if the Lifeco Convertible Securities issued or subscribed for under the Rights Offering were converted into or exchanged or exercised for Lifeco Shares of the affected class or series during the Rights Period; by (B) the Current Market Price as of the record date for the Rights Offering; and

  (b)
  the numerator of which shall be the aggregate of:
  (i)
  the number of Lifeco Shares of the affected class or series outstanding as of the record date for the Rights Offering; and
  (ii)
  either: (A) in the case of Lifeco Rights, the number of Lifeco Shares of the affected class or series issued or subscribed for during the Rights Period upon the exercise of the Lifeco Rights; or (B) in the case of Lifeco Convertible Rights, the number of Lifeco Shares of the affected class or series which would be issued if the Lifeco Convertible Securities issued or subscribed for under the Rights Offering were converted into or exchanged for Lifeco Shares of the affected class or series during the Rights Period, provided that no adjustment shall be made if the result thereof would be to decrease the Exchange Ratio in effect immediately prior to such record date. For the purposes of this section 6.2, the price at which Lifeco Shares of the affected class or series are issued or subscribed for pursuant to a Lifeco Right shall include any consideration paid or payable to Lifeco to acquire the Lifeco Right and upon the exercise of the Lifeco Right and the exchange, exercise or conversion price of a Lifeco Convertible Security shall include any consideration paid or payable to Lifeco to acquire the Lifeco Convertible Right and upon the exercise of the Lifeco Convertible Right and the Lifeco Convertible Security.

6.3  Special Distributions

        If Lifeco shall fix a record date that is prior to the Automatic Exchange Time for the issue or the distribution to all or substantially all the holders of any class or series of Lifeco Shares of: (a) securities of Lifeco; (b) evidences of Lifeco's indebtedness; or (c) any cash, property or other assets, and if and to the extent that, in any such case, such issuance or distribution does not constitute (i) a Lifeco Share Reorganization, (ii) a Rights Offering, (iii) an issuance or distribution which Lifeco is permitted to make without the consent of the Company pursuant to the terms of the Transaction Agreement, or (iv) an issuance or distribution which Lifeco is permitted to make only with the prior written consent of the Company pursuant to the Transaction Agreement, to which the Company has so consented, and in respect of which the board of directors of the Company has determined that no adjustment under this Section 6.3 is required (any of such non-excluded events being herein called a "Special Distribution"), the applicable Exchange Ratios shall be adjusted effective immediately after such record date by multiplying the applicable Exchange Ratios in effect on such record date by a fraction:

  (a)
  the denominator of which shall be:
  (i)
  the product of the number of Lifeco Shares of the affected class or series outstanding on such record date and the Current Market Price on such record date; less
  (ii)
  the fair market value, as determined by agreement of the Company and Lifeco, to the holders of Lifeco Shares of the affected class or series of such securities, evidences of indebtedness or property or other assets so issued or distributed in the Special Distribution and which shall be net of any consideration paid therefore by the holders of Lifeco Shares of the affected class or series; and

  (b)
  the numerator of which shall be the number of Lifeco Shares of the affected class or series outstanding on such record date multiplied by the Current Market Price on such record date;

provided that no such adjustment shall be made if the result thereof would be to decrease the Exchange Ratio in effect immediately prior to such record date.

6.4  Capital Reorganizations

        If prior to the Automatic Exchange Time there shall be a reclassification of any class or series of Lifeco Shares at any time outstanding or a change of the Lifeco Shares of any class or series into other shares or into other securities (other than a Lifeco Share Reorganization), or a consolidation, amalgamation or merger of Lifeco with or into any other corporation or other entity (other than a consolidation, amalgamation or merger which does not result in any reclassification of the outstanding Lifeco Shares of any class or series or a change of the Lifeco Shares of any class or series into other shares), or a transfer of all or substantially all of the undertaking, property or assets of Lifeco to another corporation or entity (other than a transfer to one or more wholly-owned direct or indirect subsidiaries of Lifeco) (any of such events being herein called a "Capital Reorganization"), each holder of Exchangeable Shares shall be entitled to receive, and shall accept, in lieu of the number of Lifeco Shares (taking into account the consideration maximums, election and proration contemplated in the Transaction Agreement) to which such holder was entitled upon such Automatic Exchange, the aggregate number of shares, other securities or other property which such holder would have been entitled to receive as a result of such Capital Reorganization if, on the effective date thereof, the holder of Exchangeable Shares had been the registered holder of the number of Lifeco Shares to which such holder was therefore entitled upon such Automatic Exchange.

6.5  Rules and Procedures for Adjustment to Exchange Ratios

        The following rules and procedures shall be applicable to the changes or adjustments of the Exchange Ratios made pursuant hereto:

  (a)
  the adjustments in the Exchange Ratios provided for herein are cumulative, and shall be computed to the nearest 1/100th; no adjustment in an Exchange Ratio shall be required unless a change of at least 1% of the then prevailing Exchange Ratios would result; provided, however, that any adjustment which, except for the provisions of this section 6.5(a), would otherwise have been required to be made, shall be carried forward and taken into account in any subsequent adjustment;
  (b)
  in the absence of a resolution of the directors of Lifeco fixing a record date for a Special Distribution or a Rights Offering, Lifeco shall be deemed to have fixed as the record date therefor the date on which the Special Distribution or Rights Offering is effected; and
  (c)
  if Lifeco shall set a record date to determine the holders of the Lifeco Shares of any class or series for the purpose of entitling them to receive any dividend or distribution or any subscription or purchase rights or shall enter into an agreement, arrangement or understanding or make a proposal to issue Lifeco Shares or Lifeco Convertible Securities and shall, thereafter and before the distribution to such shareholders of any such dividend, distribution or subscription or purchase rights or the issuance of such Lifeco Shares or Lifeco Convertible Securities, as the case may be, legally abandon its plan to pay or deliver such dividend, distribution or subscription or purchase rights or to issue such securities, then no adjustment in the Exchange Ratios shall be required by reason of the setting of such record date or the entering into of such agreement, arrangement or understanding of the making of such proposal.

7    Conversion

7.1  Conversion Right

        The Exchangeable Shares shall be convertible into common shares at the option of the holder at any time and from time to time after the occurrence of the Automatic Exchange on the basis of one common share for each Exchangeable Share converted.

7.2  Conversion Procedure

        The conversion right provided for in Section 7.1 may be exercised by notice in writing given to the Company at its registered office (Attention: Secretary) or to Computershare at its principal office in Toronto accompanied by the certificate or certificates representing the Exchangeable Shares in respect of which such conversion right is being exercised. Such notice shall be signed by such holder or his duly authorized attorney or agent and shall specify the number of Exchangeable Shares which the holder desires to have converted. If less than all the Exchangeable Shares represented by a certificate or certificates accompanying any such notice are to be converted, the holder shall be entitled to receive a new certificate representing the Exchangeable Shares represented by the surrendered certificate or certificates which are not to be converted.

SCHEDULE B

BMO NESBITT BURNS FAIRNESS OPINION

Investment & Corporate Banking 1 First Canadian Place 4th Floor, P.O. Box 150 Toronto, Ontario M5X 1H3 (416) 359-4001

February 14, 2003

The Board of Directors
Canada Life Financial Corporation
330 University Avenue
Toronto, Ontario
M5G 1R8

To the Members of the Board of Directors:

        You have requested our opinion with respect to the consideration to be paid to holders of common shares of Canada Life Financial Corporation ("Canada Life"), other than Great-West Lifeco Inc. ("Great-West") (collectively, "Canada Life Shareholders"), pursuant to a transaction agreement (the "Great-West Agreement") entered into by Great-West and Canada Life, dated February 14, 2003. The Great-West Agreement provides that Great-West will acquire all of the issued and outstanding common shares of Canada Life (the "Great-West Transaction") for consideration having a value of $44.50 per share (the "Aggregate Consideration"). Under the terms of the Great-West Agreement, Canada Life Shareholders may elect to receive (a) $44.50 in cash per share (to a maximum of $4,372,161,384); or (b) 1.78 Great-West 4.80% non-cumulative 10-year retractable preferred shares per share (to a maximum of 24,000,000 shares); or (c) 1.78 Great-West 5.90% non-cumulative perpetual preferred shares per share (to a maximum of 8,000,000 shares); or (d) 1.1849 Great-West common shares per share (to a maximum of 55,958,505 shares).

        This opinion is provided pursuant to our retainer to provide Canada Life with financial advice, including our opinion as to the fairness, from a financial point of view, of the Aggregate Consideration under the Great-West Transaction to Canada Life Shareholders.

Credentials of BMO Nesbitt Burns

        BMO Nesbitt Burns Inc. ("BMO Nesbitt Burns") is one of Canada's largest investment banking firms, with operations in all facets of corporate and government finance, mergers and acquisitions, equity and fixed income sales and trading, investment research and investment management. The opinion expressed herein is the opinion of BMO Nesbitt Burns, the form and content of which have been approved for release by a committee of its directors and officers, each of whom is experienced in merger, acquisition, divestiture and valuation matters.

Scope of Review

        In connection with rendering our opinion, we have reviewed and relied upon, or carried out, among other things, the following:

  (i)
  the Great-West Agreement;

  (ii)
  a draft of Canada Life's Notice of Change to Directors' Circular dated February 18, 2003 recommending rejection of the offer made by Manulife Financial Corporation ("Manulife");

  (iii)
  Canada Life's Directors' Circular dated January 9, 2003 recommending rejection of the offer made by Manulife;

  (iv)
  the Manulife offering circular dated December 27, 2002;

  (v)
  annual reports to shareholders of Canada Life for the three years ended December 31, 2001;

  (vi)
  the audited financial statements for Canada Life for the twelve months ended December 31, 2002;

  (vii)
  the embedded value disclosure of Canada Life as of December 31, 2002, published February 5, 2003;

  (viii)
  the proxy circular of Canada Life dated March 15, 2002;

  (ix)
  the prospectus filed in connection with the initial public offering by Canada Life Capital Trust, dated March 7, 2002;

  (x)
  the annual information form of Canada Life dated February 11, 2002;

  (xi)
  the short form base shelf prospectus and the prospectus supplement filed in connection with the new issue of series B preferred shares, dated December 17, 2001;

  (xii)
  certain internal financial information, projections, forecasts and estimates and actuarial information relating to Canada Life prepared by its management;

  (xiii)
  certain other information about the business, operations and assets of Canada Life provided to us by Canada Life;

  (xiv)
  discussions with senior management of Canada Life and members of its board of directors regarding its past and current business, operations, assets and financial condition and its future prospects;

  (xv)
  discussions with senior management of Canada Life concerning potential alternatives to the offer made by Manulife;

  (xvi)
  public information relating to the business, operations, financial performance and stock trading history of Canada Life, Manulife, Great-West and other selected public companies we considered relevant;

  (xvii)
  information with respect to selected precedent transactions we considered relevant;

  (xviii)
  a letter of representation as to certain factual matters dated as of the date hereof, provided to us by senior officers of Canada Life;

  (xix)
  a due diligence session held with senior officers of Great-West on February 14, 2003; and

  (xx)
  such other information, investigations, analyses and discussions as we considered necessary or appropriate in the circumstances.

Assumptions and Limitations

        Our opinion is subject to the assumptions, explanations and limitations set forth below.

        We have not been asked to prepare and have not prepared a valuation of Canada Life or any of its securities or assets and our opinion should not be construed as such.

        We have relied upon, and have assumed the completeness, accuracy and fair presentation of all financial and other information, data, advice, opinions and representations obtained by us from public sources, or provided to us by Canada Life and its advisors, or otherwise obtained pursuant to our engagement, and our opinion is conditional upon such completeness, accuracy and fair presentation. We have not been requested or attempted to verify independently the completeness or accuracy of any such information, data, advice, opinions and representations.

        Senior officers of Canada Life have represented to us, in a certificate delivered as at the date hereof, among other things, that the information, data and other material (the "Information") provided to us by or on behalf of Canada Life is complete, true and accurate at the date the Information was provided to us; that since the date of the Information, there has been no material change, or new material facts, financial or otherwise, relating to the business or affairs of Canada Life or any of its subsidiaries which is of a nature as to render any of the Information untrue or misleading; there is no plan or proposal for any material change in Canada Life or any of its subsidiaries that has not been disclosed to BMO Nesbitt Burns; there are no existing appraisals or valuations in the possession or control of or known to Canada Life relating to Canada Life, its subsidiaries, their material assets or securities, prepared as at a date within the twenty-four months preceding the date hereof; no offers or negotiations for all or a material part of the properties or assets owned by or for the securities of Canada Life or its subsidiaries have been made or have occurred within the twenty-four months preceding the date hereof other than as disclosed to BMO Nesbitt Burns; there are no facts or circumstances regarding Canada Life, its subsidiaries, assets, liabilities, affairs, prospects or condition (financial or otherwise) that have not been disclosed to BMO Nesbitt Burns in writing which could reasonably be expected to materially affect this opinion.

        We have been engaged as financial adviser to Canada Life and will be paid a fee for our services. We will also receive a fee upon delivery of this opinion. In addition, BMO Nesbitt Burns is to be reimbursed for its reasonable out-of-pocket expenses and to be indemnified by Canada Life in certain circumstances.

        BMO Nesbitt Burns acts as a trader and dealer, both as principal and agent, in major financial markets and, as such, may have had and may in the future have positions in the securities of Canada Life, any potential acquirer of Canada Life or any of their associates or affiliates and, from time to time, may have executed or may execute transactions on behalf of such companies or clients for which it received or may receive compensation. In addition, BMO Nesbitt Burns or its controlling shareholder, Bank of Montreal, or its affiliates, may have and may in the future, in the ordinary course of their respective businesses, extend loans or credit, offer financial products or advice or provide other financial services to Canada Life, any potential acquirer of Canada Life, or any of its associates or affiliates. In this regard, Bank of Montreal has committed to provide financing to Great-West or certain of its affiliates in connection with the Great-West Transaction.

        Our opinion is rendered as at the date hereof and on the basis of securities markets, economic and general business and financial conditions prevailing as at the date hereof and the conditions and prospects, financial and otherwise, of Canada Life as they are reflected in the Information and as they were represented to us in our discussions with management of Canada Life. In our analyses and in connection with the preparation of our opinion, we made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Great-West Transaction.

        This opinion is provided to the Board of Directors of Canada Life for its use only and may not be relied upon by any other person. BMO Nesbitt Burns disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the opinion which may come or be brought to the attention of BMO Nesbitt Burns after the date hereof. Without limiting the foregoing, in the event that there is any material change in any fact or matter affecting the opinion after the date hereof, BMO Nesbitt Burns reserves the right to change, modify or withdraw the opinion.

Opinion

        Based upon and subject to the foregoing, it is our opinion, as of the date hereof, that the Aggregate Consideration under the Great-West Transaction is fair, from a financial point of view, to Canada Life Shareholders.

Yours very truly,

BMO NESBITT BURNS INC.

(Signed) BMO Nesbitt Burns Inc.

SCHEDULE C

CSFB FAIRNESS OPINION

CREDIT SUISSE FIRST BOSTON LLC Eleven Madison AvenueTelephone 212 325 2000 New York, NY 10010-3629

As of February 14, 2003

Board of Directors
Canada Life Financial Corporation
330 University Avenue
Toronto, Ontario M5G 1R8

Members of the Board of Directors:

You have asked us to advise you with respect to the fairness from a financial point of view to the holders of common shares ("Company Common Shares") of Canada Life Financial Corporation (the "Company") other than Great-West Lifeco Inc. (the "Acquiror")(the "Common Shareholders") of the Aggregate Consideration (as defined below) to be received by the holders of Company Common Shares pursuant to the terms of the Transaction Agreement, dated February 14, 2003 (the "Transaction Agreement"), between the Company and the Acquiror. The Transaction Agreement provides for, among other things, the acquisition by the Acquiror of all of the outstanding Company Common Shares (the "Transaction") pursuant to which each Company Common Share will be converted into the right to receive, at the election of the holder thereof and subject to certain procedures and limitations set forth in the Transaction Agreement, as to which we express no opinion, either (i) CDN$44.50 in cash (the "Cash Consideration"), (ii) 1.78 4.80% non-cumulative 10-year soft retractable preferred shares with a stated value of CDN$25.00 ("Acquiror Retractable Preferred Shares") of the Acquiror, ("Acquiror Retractable Preferred Consideration"), (iii) 1.78 5.90% non-cumulative perpetual preferred shares with a stated value of CDN$25.00 ("Acquiror Perpetual Preferred Shares") of the Acquiror ("Acquiror Perpetual Preferred Share Consideration"), or (iv) 1.1849 common shares ("Acquiror Common Shares") of the Acquiror (the "Acquiror Common Share Consideration"). The aggregate Cash Consideration, Acquiror Retractable Preferred Share Consideration, Acquiror Perpetual Preferred Consideration and Acquiror Common Share Consideration to be paid or issued pursuant to the Transaction is referred to herein as the "Aggregate Consideration".

In arriving at our opinion, we have reviewed certain publicly available business and financial information relating to the Company and the Acquiror, as well as the Transaction Agreement. We have also reviewed certain other information, including financial forecasts, provided to or discussed with us by the Company and have met with the Company's and the Acquiror's management to discuss the business and prospects of the Company and the Acquiror. We have also considered certain financial and stock market data of the Company and the Acquiror, and we have compared those data with similar data for other publicly held companies in businesses similar to the Company and the Acquiror and we have considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have recently been effected. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on its being complete and accurate in all material respects. With respect to the financial forecasts, we have been advised and have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company's management as to the future financial performance of

C-1

Board of Directors
Canada Life Financial Corporation
As of February 14, 2003

the Company and the Acquiror and as to the cost savings and other potential synergies (including the amount, timing and achievability thereof) anticipated to result from the Transaction. We also have assumed, with your consent, that in the course of obtaining necessary regulatory and third party approvals, consents and agreements for the Transaction, no modification, delay, limitation, restriction or condition will be imposed that will have an adverse effect on the Company or the Acquiror or the contemplated benefits of the Transaction and that the Transaction will be consummated in accordance with the terms of the Transaction Agreement, without waiver, modification or amendment of any material term, condition or agreement therein. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or the Acquiror, nor have we been furnished with any such evaluations or appraisals. Our opinion is necessarily based upon information available to us and financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. We are not expressing any opinion as to the actual value of Acquiror Common Shares, Acquiror Retractable Preferred Shares or Acquiror Perpetual Preferred Shares when issued to the Common Shareholders pursuant to the Transaction or the prices at which such Acquiror Common Shares, Acquiror Retractable Preferred Shares or Acquiror Perpetual Preferred Shares will trade at any time. In connection with our engagement, we approached third parties to solicit indications of interest in a possible acquisition of the Company and held preliminary discussions with certain of these parties prior to the date hereof. Our opinion does not address the relative merits of the Transaction as compared to other transactions or business strategies that might be available to the Company, nor does it address the underlying business decision of the Company to proceed with the Transaction.

We have acted as financial advisor to the Company in connection with the Transaction and will receive a fee for our services, a portion of which is contingent upon the consummation of the Transaction. We will also receive a fee for rendering this opinion.

We and our affiliates have in the past provided financial and investment banking services to the Company, and may in the future provide financial and investment banking services to the Acquiror, for which we have received, and expect to receive, compensation. In the ordinary course of our business, we and our affiliates may actively trade the debt and equity securities of both the Company and the Acquiror and their respective affiliates for our and our affiliates' own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

It is understood that this letter is for the information of the Board of Directors of the Company in connection with its consideration of the Transaction and does not constitute a recommendation to any shareholder of the Company as to the form of consideration such shareholder should elect to receive in the Transaction or how such shareholder should vote or act on any other matter relating to the proposed Transaction.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Aggregate Consideration to be received by the holders of Common Shares in the Transaction is fair to the Common Shareholders from a financial point of view.

Very truly yours,

CREDIT SUISSE FIRST BOSTON LLC

(signed) Credit Suisse First Boston LLC

C-2

SCHEDULE D

UNAUDITED PRO FORMA
CONSOLIDATED FINANCIAL STATEMENTS OF LIFECO

COMPILATION REPORT

The Board of Directors of Great-West Lifeco Inc. and
The Board of Directors of Canada Life Financial Corporation

        We have reviewed, as to compilation only, the accompanying unaudited pro forma consolidated balance sheet of Great-West Lifeco Inc. as at December 31, 2002, and the unaudited pro forma summary of consolidated operations for the year ended December 31, 2002, which have been prepared for inclusion in the Canada Life management proxy circular dated March 22, 2003. In our opinion, the unaudited pro forma consolidated financial statements have been properly compiled to give effect to the proposed transactions and the assumptions described in the notes thereto.

Winnipeg, Manitoba March 22, 2003	(Signed) Deloitte & Touche LLP Chartered Accountants

COMMENTS FOR UNITED STATES READERS ON CANADIAN AND
UNITED STATES REPORTING DIFFERENCES

        The above report, provided solely pursuant to Canadian requirements, is expressed in accordance with standards of reporting generally accepted in Canada. Such standards contemplate the expression of an opinion with respect to the compilation of pro forma financial statements. United States standards do not provide for the expression of an opinion on the compilation of pro forma financial statements. To report in conformity with United States standards on the reasonableness of the pro forma adjustments and their application in the pro forma financial statements requires an examination or review substantially greater in scope than the review we have conducted. Consequently, we are unable to express any opinion in accordance with standards of reporting generally accepted in the United States with respect to the compilation of the accompanying unaudited pro forma financial information.

Winnipeg, Manitoba March 22, 2003	(Signed) Deloitte & Touche LLP Chartered Accountants

GREAT-WEST LIFECO INC.

UNAUDITED PRO FORMA SUMMARY OF CONSOLIDATED OPERATIONS

For the year ended December 31, 2002
(in millions of Canadian dollars)

	Lifeco	CLFC	Adjustments	Note	Total
Income
Premium income	$11,187	$5,915	$—		$17,102
Net investment income	3,638	2,154	(38)	1	5,540
			(137)	2(i)
			(8)	2(f)
			(69)	2(h)
Fee and other income	1,807	529	—		2,336

Total income	16,632	8,598	(252)		24,978

Benefits and Expenses
Paid or credited to policyholders	12,593	6,481	—		19,074
Commissions	718	539	—		1,257
Operating and other expenses	1,786	877	(38)	1	2,620
			20	2(g)
			(25)	2(c)
Premium taxes	109	66	—		175

Net operating income before income taxes	1,426	635	(209)		1,852
Income taxes	430	133	(87)	2(k)	476

Net income before non-controlling interests	996	502	(122)		1,376
Non-controlling interests — participating	10	3			13
— other	24		25	2(c)	49

Net income	$962	$499	$(147)		$1,314

Summary of Net Income
Preferred shareholder dividends	$31	$9	$41	2(j)	$81
Net income — common shareholders	931	490	(188)		1,233

Net income	$962	$499	$(147)		$1,314

Basic earnings per common share	$2.53				$2.75

Weighted average number of common shares	368		56	2(a),3(b)	448
			21	2(a)(iv)(1)
			3	2(a)(iv)(1)

See notes to the unaudited pro forma consolidated financial statements.

GREAT-WEST LIFECO INC.

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

As at December 31, 2002
(in millions of Canadian dollars)

	Lifeco	CLFC	Adjustments	Note	Total
Assets
Bonds	$33,764	$22,317	$1,665	2(b)(i)	$57,746
Mortgage loans	7,850	7,622	795	2(b)(i)	16,267
Stocks	1,581	2,073	(192)	2(b)(i)	3,442
			(20)	2(b)
Real estate	1,267	1,066	130	2(b)(i)	2,463
Loans to policyholders	6,177	1,113	—		7,290
Cash and certificates of deposit	912	1,159	(2,253)	2(a), 2(b)	(182)
Other invested assets	—	1,124	—		1,124
Funds withheld by ceding insurers	4,786	—	—		4,786
Premiums in course of collection	305	157	—		462
Investment income due and accrued	511	435	—		946
Future income taxes	138	303	—		441
Goodwill and intangible assets	1,687	331	3,549	2(b)	5,736
			(331)	2(b)(ii)
			500	2(b)(ii)
Other assets	1,093	491	—		1,584

Total assets	$60,071	$38,191	$3,843		$102,105

Liabilities
Policy liabilities
Actuarial liabilities	$44,508	$29,050	$2,464	2(b)(i)	$77,237
			1,215	2(b)(iii)
Provision for claims	645	692	—		1,337
Provision for policyholder dividends	363	313	—		676
Provision for experience rating refunds	927	54	—		981
Policyholder funds on deposit	1,853	453	—		2,306

	48,296	30,562	3,679		82,537
Commercial paper and other loans	1,012	550	1,100	2(a)(iv)(2)	2,711
			49	2(b)(iv)
Current income taxes	454	92	(109)	2(e)(2)	437
Future income taxes	—	53	81	2(b)(ii)	125
			(9)	2(b)(vi)
Other liabilities	2,081	992	163	2(b)(v)	3,569
			333	2(e)(2)
Repurchase agreements	511	53	—		564
Net deferred gains on portfolio investments sold	958	1,472	(1,472)	2(b)(iii)	958

	53,312	33,774	3,815		90,901
Non-controlling interests — participating	1,490	—	193	2(c)	2,694
— other	561	450	—	2(c)
Capital Stock and Surplus
Participating policyholder	—	48	(48)	2(c)	—
Capital stock	1,982	462	2,902	2(a)	5,784
			800	2(a)(iv)(1)
			100	2(a)(iv)(1)
			(145)	2(c)
			(317)	2(d)
Shareholder surplus	2,382	3,299	(3,299)	2(d)	2,382
Provision for unrealized gain on translation of net investment in foreign operations	344	158	(158)	2(d)	344

	4,708	3,967	(165)		8,510

Liabilities, capital stock and surplus	$60,071	$38,191	$3,843		$102,105

See notes to the unaudited pro forma consolidated financial statements.

GREAT-WEST LIFECO INC.

NOTES TO THE PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

(unaudited, in Canadian dollars)

1.    BASIS OF PRESENTATION

  The accompanying unaudited pro forma consolidated financial statements (the "Statements") give effect to the proposed acquisition by Great-West Lifeco Inc. ("Lifeco") of all of the outstanding common shares (the "CLFC Common Shares") of Canada Life Financial Corporation ("CLFC") not already owned by Lifeco or its subsidiaries as general fund assets (the "Acquisition"), as if it had occurred as at December 31, 2002 for the purposes of the pro forma consolidated balance sheet and as at January 1, 2002 for the purposes of the pro forma summary of consolidated operations. The Statements have been prepared by management in accordance with Canadian generally accepted accounting principles.

  The unaudited pro forma consolidated balance sheet as at December 31, 2002 and the unaudited pro forma summary of consolidated operations for the year ended December 31, 2002 have been prepared using the following information:

  (a)
  Audited consolidated financial statements of Lifeco as at and for the year ended December 31, 2002;

  (b)
  Audited consolidated financial statements of CLFC as at and for the year ended December 31, 2002; and

  (c)
  Such other supplementary information as was considered necessary to reflect the Acquisition in the Statements.

  For the purposes of the Statements, the purchase method of accounting has been used for the Acquisition of CLFC described above. Accordingly, the excess of the purchase price over the estimated fair value of the net assets acquired (including identifiable intangible assets arising from the Acquisition) has been allocated to goodwill.

  The Statements do not include the anticipated financial benefits from such items as cost savings arising from the Acquisition. The Statements include costs to be incurred by CLFC as a result of the Acquisition, which will be capitalized as part of total acquisition costs as described in 2 (e) below, but do not include restructuring and integration costs which will be recorded by Lifeco following the completion of the Acquisition.

  The Statements are not necessarily indicative of the results of operations or the financial position that would have resulted had the Acquisition been effected on the dates indicated, or the results that may be obtained in the future.

  Certain elements of the CLFC consolidated financial statements have been reclassified to conform to the presentation used by Lifeco.

2.    THE ACQUISITION OF CANADA LIFE FINANCIAL CORPORATION

  (a)
  On the Acquisition, Lifeco will acquire all of the outstanding CLFC Common Shares that are currently not beneficially owned by Lifeco or its subsidiaries as general fund assets.

    Under the terms of the transaction agreement made as of February 14, 2003, for each CLFC Common Share held the holder will receive at the option of the holder:

Option 1	$44.50 cash (provided that the maximum cash to be paid will be $4,372 million, subject to adjustment as provided in the transaction agreement); or
Option 2	1.1849 Lifeco Common Shares to be issued by Lifeco from treasury (provided that the maximum number of Lifeco Common Shares to be issued will be approximately 56 million shares); or

Option 3
1.78 Lifeco 4.80% non-cumulative 10-year soft retractable preferred shares ("10-year preferred shares") (provided that the maximum number of Lifeco 10-year preferred shares to be issued will be 24 million shares); or
Option 4
1.78 Lifeco 5.90% non-cumulative perpetual preferred shares ("perpetual preferred shares") (provided that the maximum number of Lifeco perpetual preferred shares to be issued will be 8 million shares); or
Option 5	a combination of the above options subject to the maximums noted, subject to any resultant proration.

    Shareholders may select any Option with respect to all or any part of their CLFC Common Shares and may select other options with respect to the balance of their CLFC Common Shares. However, the amount of cash that will be paid and the number of Lifeco Common Shares, Lifeco 10-year preferred shares and perpetual preferred shares that will be issued are subject to the above noted maximums and cash to be paid and Lifeco shares to be issued to CLFC shareholders will be subject to proration in accordance with the terms of the Acquisition.

    Based on the assumptions as described below, cash will be paid, approximately 56 million Lifeco Common Shares will be issued at an ascribed price of $37.556 per share, and 24 million Lifeco 10-year preferred shares and 8 million Lifeco perpetual preferred shares will be issued at an ascribed price of $25.00 per share. The Statements assume the following:

    (i)
    Lifeco currently owns approximately 600,000 common shares of CLFC acquired at a total cost of approximately $20 million.

    (ii)
    Excluding the CLFC shares that are already owned by Lifeco, the total number of outstanding CLFC Common Shares is approximately 159.8 million as at December 31, 2002. All of these CLFC Common Shares will be acquired by Lifeco under the terms of the Acquisition; and

      Outstanding CLFC options with an ascribed value of approximately $137 million will be converted to Lifeco options and are assumed to be exercised immediately upon close of the transaction for cash proceeds of $125 million.

    (iii)
    For purposes of calculating the purchase consideration used in the Statements, the price of Lifeco Common Shares to be issued is assumed to be $37.556 per share which represents the weighted-average trading price of Lifeco Common Shares on the Toronto Stock Exchange on the last five trading days prior to the execution of the transaction agreement on February 14, 2003.

    (iv)
    The cash component of the Acquisition will be financed as follows:

    (1)
    Lifeco will issue to Power Financial Corporation approximately 21.3 million Lifeco Common Shares in the amount of $800 million and to Investors Group Inc. approximately 2.7 million Lifeco Common Shares in the amount of $100 million by way of private placements,

    (2)
    Lifeco has issued $400 million of 6.67% 30 year debentures and $200 million of 6.14% 15 year debentures and has obtained up to $600 million of term financing, and

    (3)
    The remainder will be paid from existing Lifeco cash and a short term bank facility.

  (b)
  For the purposes of the Statements, the Acquisition is accounted for using the purchase method of accounting.

(in millions)
Total purchase consideration
Cash	$4,346
Lifeco Common Shares	2,102
Lifeco Preferred Shares	800

7,248
Add: Carrying value of CLFC Common Shares already beneficially owned by Lifeco	20
Add: Estimated transaction costs, net of income taxes — Note 2(e)(1)	32

Sub Total	7,300
Net balance sheet assets acquired
Carrying value of CLFC's net balance sheet assets prior to Acquisition	3,774
Proceeds from exercise of options — Note 2(a)(ii)	125
Estimated fair value adjustments — Note 2(b)(i) to (vi)	76

Estimated fair value of net balance sheet assets acquired	3,975
Less capitalized costs — Note 2(e)(2)	224

3,751

Goodwill	$3,549

    The purchase price is allocated to the balance sheet assets (including identifiable intangible assets arising from the purchase) and liabilities acquired based on their estimated fair value. Certain fair value adjustments to the CLFC balance sheet in connection with the Acquisition are described in Notes 2(b) (i) to (vi). The excess of the total purchase consideration over the estimated fair value of the net balance sheet assets acquired, together with capitalized costs, is allocated to goodwill.

    The estimated fair market value of CLFC's invested assets and policy liabilities was based on CLFC's consolidated financial statements as of December 31, 2002. With respect to accounting and actuarial policies or practices, any differences between CLFC and Lifeco have not been reflected in these amounts. The actual adjustments will depend on a number of factors, including the date of the Acquisition and changes in the market value of net balance sheet assets and operating results of CLFC between December 31, 2002 and the acquisition date. Lifeco expects to make such adjustments at the closing of the Acquisition. Such adjustments may affect the value of assets, liabilities or goodwill and any such adjustments may be material.

    The pro forma consolidated balance sheet as at December 31, 2002 incorporates the following adjustments:

    (i)
    Fair value adjustments to CLFC's invested assets reflect the difference between estimated fair market value and carrying value of its invested assets, including an increase of $1,665 million in bond investments, $795 million in mortgage investments and $130 million in real estate investments, as well as a reduction of $192 million in stock investments. These net fair value adjustments amount to an aggregate increase of $2,398 million, of which $2,464 million represents adjustments to CLFC's invested assets backing actuarial liabilities. As a result, CLFC's actuarial liabilities have been increased by a commensurate amount.

    (ii)
    Fair valuation of assets includes the elimination of CLFC's existing goodwill of $331 million and includes the recognition of certain intangible assets arising from the Acquisition, such as CLFC's brand name, distribution network, licensing agreements and contractual rights, totalling approximately $500 million. Of the total intangible assets, approximately $400 million has been assigned as the value of intangible assets that have finite lives and will be amortized over 20 years, their estimated useful lives.

      In addition, future income tax liabilities of $81 million have been recorded with respect to the recognized intangible assets.

    (iii)
    As part of the fair value adjustments, CLFC's deferred realized net gains having a carrying value of $1,472 million have been eliminated. Actuarial liabilities have accordingly been increased by $1,215 million to reflect the estimated portion of the gains attributable to policyholder liabilities. The remaining $257 million of deferred realized gains are attributable to shareholders.

    (iv)
    Estimated fair value of CLFC's subordinated debt is $49 million above its carrying value. This fair value increase will be amortized over the remaining term of the subordinated debt.

    (v)
    Estimated fair value of the prepaid asset for CLFC's employee future benefit plans is $163 million below its carrying value.

    (vi)
    Future income tax liabilities have been decreased by $9 million to reflect the estimated net income tax effects on the fair value adjustments to CLFC's balance sheet assets and liabilities as described above.

  (c)
  CLFC's preferred shares will become an outstanding issue of a subsidiary of Lifeco following the Acquisition. Accordingly, CLFC's preferred shares and dividends have been reclassified to non-controlling interests. As well, to conform to the reporting by Lifeco of participating policyholder equity as non-controlling interests, CLFC's participating policyholder equity and net income (loss) has been reclassified to non-controlling interests.

  (d)
  CLFC's Common Shares and shareholder surplus have been eliminated to reflect the effect of the Acquisition.

  (e)
  (1)   The estimated transaction costs of $32 million (net of taxes) to be incurred by Lifeco will be included in the purchase consideration — see Note 2(b).

  (2)
  As a result of the Acquisition, CLFC will incur estimated costs of $224 million, comprised of estimated integration costs of $189 million and transaction costs of $35 million (net of taxes). These costs will be capitalized as part of total acquisition costs.

  (3)
  Estimated integration costs of $70 million (net of taxes) to be incurred by Lifeco will be recorded as an expense in the consolidated statements of operations of Lifeco following the completion of the Acquisition. The impact of this expense is excluded from these Statements.

    The pro forma summary of consolidated operations for the year ended December 31, 2002 incorporates the following adjustments:

  (f)
  The elimination of the portion of the amortization of unrealized net gains and deferred realized net gains attributable to shareholders in the amount of $8 million as a result of fair market value adjustments to assets and liabilities in connection with the Acquisition — see Note 2(b)(i) and Note 2(b)(iii).

  (g)
  Amortization of identifiable intangible assets of $20 million arising from the Acquisition described in Note 2(b)(ii)

  (h)
  Interest expense of $69 million on the debentures and term financing described in Note 2(a)(iv)(2).

  (i)
  A reduction in investment income of $137 million as a result of the opportunity cost of the cash consideration paid to CLFC shareholders, and additional internal financing transactions.

  (j)
  Increased preferred share dividends of $41 million on the new Lifeco preferred shares described in Note 2(a).

  (k)
  Income tax effect of $87 million as a result of the above adjustments to the pro forma summary of consolidated operations.

3.    EARNINGS PER SHARE

  Pro forma basic earnings per Lifeco Common Share for the year ended December 31, 2002 have been calculated based on the estimated weighted average number of common shares on a pro forma basis, as described below:

  (a)
  The weighted average number of Lifeco Common Shares outstanding was 368 million for the year ended December 31, 2002.

  (b)
  The pro forma weighted average number of Lifeco Common Shares outstanding after giving effect to the acquisition of CLFC is 448 million for the year ended December 31, 2002. The weighted average number of Lifeco Common Shares outstanding reflects the issuance of a maximum of approximately 56 million Lifeco Common Shares to CLFC Common Shareholders and the issuance of an aggregate of 24 million Lifeco Common Shares to Power Financial Corporation and Investors Group Inc., both as described in Note 2(a).

SCHEDULE E

DISSENT RIGHTS AGREEMENT

        THIS AGREEMENT is made as of the 22nd day of March, 2003

AMONG:

      CANADA LIFE FINANCIAL CORPORATION,

      a company incorporated under the Insurance Companies Act (Canada), (hereinafter called "CLFC")

      – and –

      GREAT-WEST LIFECO INC.,

      a company incorporated under the Canada Business Corporations Act, (hereinafter called "Lifeco")

      – and –

      EACH REGISTERED HOLDER OF CLFC COMMON SHARES WHO DISSENTS FROM THE TRANSACTION RESOLUTION.

RECITALS:

A.
WHEREAS under the provisions of the Insurance Companies Act (Canada), CLFC Common Shareholders do not have any right to dissent from the Transaction Resolution;

B.
AND WHEREAS CLFC and Lifeco have agreed to offer to CLFC Common Shareholders, by contract, a right to dissent from the Transaction Resolution;

C.
AND WHEREAS CLFC and Lifeco have entered into this Agreement to give effect to such contractual right of dissent and to set forth the terms and conditions with which CLFC Common Shareholders must comply in order to exercise such right to dissent;

D.
AND WHEREAS each CLFC Common Shareholder who exercises a right to dissent in accordance with the provisions of this Agreement shall be deemed to have accepted and agreed to be bound by the terms and conditions of this Agreement, including the Dissent Procedures.

            NOW THEREFORE in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged) the parties agree as follows.

ARTICLE 1

INTERPRETATION

1.1      Defined Terms.

            In this Agreement and in the recitals hereto, the following terms shall have the following meanings:

  (a)
  "Agreement" means this Dissent Rights Agreement.

  (b)
  "Arbitrator" means a retired judge of the Ontario Superior Court of Justice or Ontario Court of Appeal selected by the Co-ordinator from the panel of arbitrators maintained by ADR Chambers: An Alternative Dispute Resolution Group.

  (c)
  "Arbitration" means the proceeding conducted by the Arbitrator pursuant to the provisions of Article 4 of this Agreement.

  (d)
  "Automatic Exchange Time" has the meaning set forth in the Exchangeable Share Provisions.

  (e)
  "business day" means any day other than a Saturday, Sunday or statutory holiday in the Provinces of Ontario and Manitoba;

  (f)
  "Canada Life" means The Canada Life Assurance Company, a company existing under the Insurance Companies Act (Canada), and a wholly-owned subsidiary of CLFC.

  (g)
  "Certificate" means a share certificate issued by CLFC in the name of a holder of CLFC Common Shares and representing such number of CLFC Common Shares as is set forth on the face thereof.

  (h)
  "Certificated Shareholder" means a CLFC Common Shareholder whose CLFC Common Shares are represented by one or more physical share certificates registered in the name of such Shareholder.

  (i)
  "CLFC Common Shareholder" means a registered holder of CLFC Common Shares (excluding for greater certainty Non-Certificated Shareholders).

  (j)
  "CLFC Common Shares" means common shares in the capital of CLFC.

  (k)
  "CLFC Ownership Statement" means a share ownership statement issued by CLFC as a record of the CLFC Common Shares owned by certain Canada Life policyholders following the demutualization of Canada Life.

  (l)
  "Co-ordinator" means the Co-ordinator of "ADR Chambers: An Alternative Dispute Resolution Group".

  (m)
  "Computershare" means Computershare Trust Company of Canada, the registrar and transfer agent for the CLFC Common Shares.

  (n)
  "Demand for Payment" means the written notice sent by each Dissenting Shareholder to CLFC within the time period and containing the information set forth in section 3.7 hereof.

  (o)
  "Dissent Procedures" means those steps and procedures required to be taken or followed, those notices required to be given and all other matters required to be done pursuant to this Agreement in order to exercise a Dissent Right.

  (p)
  "Dissent Right" means the right of a CLFC Common Shareholder to dissent from the Transaction Resolution, and to be paid in cash an amount equal to the fair value of its CLFC Common Shares, in accordance with and upon the terms and conditions set out in this Agreement.

  (q)
  "Dissenting Shareholder" means a CLFC Common Shareholder who exercises a Dissent Right in accordance with the terms of this Agreement, and who does not thereafter cease to be entitled to exercise a Dissent Right.

  (r)
  "Elected Consideration" has the meaning set forth in the Transaction Agreement.

  (s)
  "Exchangeable Shares" means the new class of exchangeable shares of CLFC having the rights, privileges, restrictions and conditions set forth in the Exchangeable Share Provisions.

  (t)
  "Exchangeable Share Provisions" means the rights, privileges, restrictions and conditions attaching to the Exchangeable Shares as set forth in Schedule 1 to Appendix 1 to Schedule A of the Proxy Circular, together with such additions, deletions or modifications as may be approved by CLFC Common Shareholders at the Special Meeting.

  (u)
  "Non-Certificated Shareholder" means a holder of a CLFC Ownership Statement.

  (v)
  "Non-Registered CLFC Common Share" means a CLFC Common Share held by a Non-Registered Holder.

  (w)
  "Non-Registered Holder" means a beneficial owner of CLFC Common Shares that is neither a registered holder of CLFC Common Shares nor a Non-Certificated Shareholder.

  (x)
  "Notice of Objection" means the written notice of objection to the Transaction Resolution sent to CLFC by a CLFC Common Shareholder pursuant to section 3.3 hereof.

  (y)
  "Notice of Resolution" means the notice sent by CLFC to each Dissenting Shareholder pursuant to section 3.6 hereof confirming that the Transaction Resolution has been adopted.

  (z)
  "Offer to Pay" means the written offer to pay, sent by Lifeco to each Dissenting Shareholder pursuant to section 3.15 hereof, offering to make a cash payment in respect of each Exchangeable Share held by a Dissenting Shareholder at the Automatic Exchange Time, in an amount considered by the directors of Lifeco to be the fair value of a CLFC Common Share on the close of business on the day before the Transaction Resolution was adopted, accompanied by a statement showing how the fair value was determined.

  (aa)
  "Proxy Circular" means the management proxy circular of CLFC dated March 22, 2003 to be sent to CLFC Common Shareholders in connection with the Special Meeting.

  (bb)
  "Special Meeting" means the special meeting of CLFC Common Shareholders to be held on May 5, 2003 at 10:00 a.m. in Toronto, Ontario, and any adjournment or postponement thereof, to consider and, if deemed advisable, to pass, the Transaction Resolution.

  (cc)
  "Transaction" means the change of CLFC Common Shares into Exchangeable Shares and the subsequent exchange of such Exchangeable Shares for the Elected Consideration.

  (dd)
  "Transaction Agreement" means the amended and restated agreement made between CLFC and Lifeco dated as of February 14, 2003, as it may be amended from time to time, pursuant to which CLFC and Lifeco agreed to enter into the Transaction.

  (ee)
  "Transaction Date" means the date on which the Transaction becomes effective.

  (ff)
  "Transaction Resolution" means the resolution of the CLFC Common Shareholders, adopted in accordance with the Insurance Companies Act (Canada), approving certain amendments to the by-laws of CLFC required to implement the Transaction and consenting to the waiver of the application of CLFC's shareholder rights plan to the Transaction, the text of which is annexed as Schedule A to the Proxy Circular.

1.2      Interpretation.

            In this Agreement, unless the context otherwise requires, words importing the singular include the plural and vice versa, and words importing gender include all genders. Where the time limited for the doing of any thing under this Agreement expires or falls on a day which is not a business day, the thing may be done on the next business day following.

1.3      Headings.

            The headings included in this Agreement are for convenience of reference only and are not to be used to interpret, or to define or limit the scope of, any provision of this Agreement.

ARTICLE 2

OFFER OF DISSENT RIGHT AND BINDING AGREEMENT

2.1      Offer of Dissent Right.

            Lifeco and CLFC hereby offer to each CLFC Common Shareholder a Dissent Right, which right may be exercised only upon compliance with the terms and conditions set forth in this Agreement.

2.2      Binding Agreement.

            Each CLFC Common Shareholder shall, upon sending a Notice of Objection to CLFC in accordance with section 3.3 hereof, be deemed to have accepted the offer of a Dissent Right made pursuant to section 2.1, and to have agreed to be bound by the terms and conditions of this Agreement in respect of the exercise of such right, without the necessity of taking any other action or formality of any kind, including the execution of this Agreement or a counterpart thereof or any other agreement, instrument or document evidencing the intention of such CLFC Common Shareholder to be bound by this Agreement.

ARTICLE 3

DISSENT PROCEDURES

3.1      General Rule.

            In order to exercise a Dissent Right, a CLFC Common Shareholder must strictly comply with each and every provision of this Agreement to be observed or performed by it. The failure to comply strictly with any such provisions shall (subject to section 3.10) result in the loss of its Dissent Right.

3.2      Right of Payment.

            A CLFC Common Shareholder who complies with the provisions of this Agreement shall, in addition to any other rights it may have, have the right, on or after the Transaction Date, to be paid by Lifeco in cash an amount equal to the fair value of its CLFC Common Shares. Such fair value shall be determined as of the close of business on the business day before the Transaction Resolution was adopted.

3.3      Notice of Objection.

            In order to exercise a Dissent Right, a CLFC Common Shareholder must send to CLFC a duly authorized and properly completed Notice of Objection, which must be received by CLFC not later than 2:00 p.m. (Toronto time) on the business day before the Special Meeting or the business day before the resumption of any adjourned or postponed Special Meeting.

3.4      No Partial Dissent.

            A CLFC Common Shareholder may only exercise a Dissent Right under this Agreement with respect to all CLFC Common Shares held by it on behalf of itself or, if it is an intermediary, with respect to all CLFC Common Shares held by it on behalf of any one beneficial owner and which are registered in the name of such CLFC Common Shareholder.

3.5      Certificated Shareholder Requirement.

            In order to exercise a Dissent Right, a beneficial owner of CLFC Common Shares must be a Certificated Shareholder. Accordingly, (i) a Non-Certificated Shareholder must take all necessary steps to have a Certificate issued in respect of its CLFC Common Shares; and (ii) a Non-Registered Holder must take all necessary steps to have its CLFC Common Shares, which are registered in the name of a nominee, an investment dealer, a clearing agency or other intermediary, re-registered in the name of the such holder, prior to sending to CLFC the Notice of Objection referred to in section 3.3, and to have a Certificate issued in respect of its CLFC Common Shares, unless such Non-Registered Holder instructs such intermediary to exercise the Dissent Right on such holder's behalf, in which case such intermediary must comply with all of the provisions of this Agreement (including the requirement to be a Certificated Shareholder) in order to exercise the Dissent Right on such Non-Registered Holder's behalf.

3.6      Notice of Resolution.

            CLFC shall, within ten days after adoption of the Transaction Resolution, send a Notice of Resolution to each CLFC Common Shareholder who has filed a Notice of Objection. A Notice of Resolution need not be sent to any CLFC Common Shareholder who voted in favour of the Transaction Resolution or who has withdrawn its Notice of Objection.

3.7      Demand for Payment.

            In order to maintain its status as a Dissenting Shareholder, a Dissenting Shareholder must, within twenty days after receiving a Notice of Resolution or, if the Dissenting Shareholder does not receive such notice, within twenty days after learning that the Transaction Resolution has been adopted, send to CLFC a Demand for Payment containing:

  (a)
  the Dissenting Shareholder's name and address;

  (b)
  the number of CLFC Common Shares in respect of which it dissents; and

  (c)
  a demand for payment in cash of an amount equal to the fair value of such shares.

3.8      Sending of Certificate.

            In order to maintain its status as a Dissenting Shareholder, a Dissenting Shareholder must, within thirty days after sending a Demand for Payment pursuant to section 3.7, send the Certificate(s) representing the CLFC Common Shares in respect of which the Dissenting Shareholder dissents to Computershare.

3.9      Withdrawal.

            A Dissenting Shareholder shall, by sending notice to CLFC, have the right to request the withdrawal of its Demand for Payment until the Automatic Exchange Time. CLFC may, in its sole judgment, accept or reject any such request for withdrawal of a Demand for Payment, and upon CLFC's acceptance thereof, such withdrawal shall become effective.

            A Dissenting Shareholder will cease to be a Dissenting Shareholder immediately upon voting in favour of the Transaction Resolution and shall be deemed to have withdrawn its Notice of Objection as of such time.

3.10  Forfeiture of Dissent Rights.

            A Dissenting Shareholder who, in the sole judgment of CLFC and Lifeco, fails to strictly comply with the terms of this Agreement, forfeits its right to make a claim under this Agreement. CLFC and Lifeco may, in their sole judgment, continue to treat shareholders who fail to comply with the terms of this Agreement as Dissenting Shareholders in which case, payment to each such Dissenting Shareholders shall only be made if Computershare has received all Certificate(s) representing such Dissenting Shareholder's CLFC Common Shares.

3.11  Endorsing Certificate.

            CLFC shall cause Computershare to endorse on any Certificate received under section 3.8 notice that the holder thereof is a Dissenting Shareholder under this Agreement.

3.12  Certificates to be Held by Computershare.

            Any Certificate(s) sent to Computershare in accordance with section 3.8 and endorsed by Computershare in accordance with section 3.11, together with any certificates representing Exchangeable Shares to which a Dissenting Shareholder may otherwise be entitled as a result of the completion of the Transaction, shall be retained by Computershare on behalf of the Dissenting Shareholder until the earliest of:

  (a)
  the date on which the Dissenting Shareholder's request to withdraw its Demand for Payment is accepted in accordance with section 3.9,

  (b)
  the Automatic Exchange Time, and

  (c)
  the date the Transaction is terminated in accordance with the provisions of the Transaction Agreement,

in which event, either:

  (x)
  in the circumstances described in (b), the Certificate(s) representing such shareholder's CLFC Common Shares, together with any certificates representing Exchangeable Shares to which the Dissenting Shareholder may have been entitled as a result of the completion of the Transaction, will be cancelled by Computershare and the shareholder (or any transferee thereof in accordance with the terms of this Agreement, provided that the Dissenting Shareholder provides Computershare with satisfactory evidence of such transfer at least one business day in advance of the delivery of such consideration) shall be entitled to receive the payment in cash in the amount determined in accordance with the terms hereof,

  (y)
  in the circumstances described in (a), the shareholder (or any transferee thereof in accordance with the terms of this Agreement, provided that the Dissenting Shareholder provides Computershare with satisfactory evidence of such transfer at least one business day in advance of the issuance) shall be entitled to participate in the Transaction in accordance with the terms thereof as if such shareholder had not dissented hereunder, or

  (z)
  in the circumstances described in (c), replacement Certificate(s) representing such shareholder's CLFC Common Shares will be issued by Computershare to the shareholder (or to any transferee thereof in accordance with the terms of this Agreement, provided that the Dissenting Shareholder provides Computershare with satisfactory evidence of such transfer at least one business day in advance of the issuance).

3.13  Suspension of CLFC Common Shareholder Rights.

            On sending a Demand for Payment pursuant to section 3.7, a Dissenting Shareholder ceases to have any rights as a shareholder of CLFC, or any rights to become a shareholder of Lifeco as a result of the change of its CLFC Common Shares into Exchangeable Shares and the transfer of such Exchangeable Shares to Lifeco, other than its right to be paid in cash an amount equal to the fair value of such CLFC Common Shares as determined under this Agreement, except where:

  (a)
  the Dissenting Shareholder's request to withdraw its Demand for Payment is accepted in accordance with section 3.9, in which case the Dissenting Shareholder's rights as a CLFC Common Shareholder are reinstated as of the date the Demand for Payment was sent; or

  (b)
  the Transaction is terminated in accordance with the provisions of the Transaction Agreement, in which case the Dissenting Shareholder's rights as a CLFC Common Shareholder are deemed to have been reinstated as of the date the Demand for Payment was sent.

            Without limiting the generality of the foregoing, on sending a Demand for Payment, a Dissenting Shareholder shall not have the right in relation to the CLFC Common Shares or the Exchangeable Shares into which CLFC Common Shares will be changed as a result of the completion of the Transaction:

  (x)
  to vote such shares;

  (y)
  to receive any dividends or other distributions in respect of such shares; or

  (z)
  to transfer such shares, except pursuant to section 3.14 hereof.

3.14  Transfer of Shares.

            A Dissenting Shareholder is not entitled to transfer those CLFC Common Shares in respect of which it has exercised a Dissent Right or the Exchangeable Shares into which such CLFC Common Shares will be changed as a result of the completion of the Transaction, except prior to the Automatic Exchange Time and only to a person who agrees in writing, in a manner satisfactory to CLFC and Lifeco, acting reasonably, to be bound by the provisions of this Agreement.

3.15  Offer to Pay.

            Lifeco shall, not later than seven days after the later of the Transaction Date or the day CLFC received the Demand for Payment, send to each Dissenting Shareholder who has sent such a demand an Offer to Pay. Every Offer to Pay shall be on the same terms. An Offer to Pay may only be expressed as the amount of cash in respect of each Exchangeable Share held by a Dissenting Shareholder at the Automatic Exchange Time, and, for greater certainty, may not be expressed, or be required to be expressed, in any other form of consideration. An Offer to Pay will lapse if Lifeco does not receive an acceptance thereof from the Dissenting Shareholder to which it was made within thirty days after the offer has been made.

3.16  Payment.

            Lifeco shall make payment in respect of Exchangeable Shares held by a Dissenting Shareholder at the Automatic Exchange Time within ten days after an Offer to Pay has been accepted by such shareholder.

3.17  Appointment of Arbitrator.

            If Lifeco fails to make an Offer to Pay, or if a Dissenting Shareholder fails to accept an Offer to Pay, Lifeco may, within fifty days after the Transaction Date apply to the Co-ordinator to appoint an Arbitrator who shall fix in cash the fair value, as of the close of business on the business day before the Transaction Resolution was adopted, of the CLFC Common Shares in respect of which any Dissenting Shareholder has exercised a Dissent Right. If Lifeco fails to apply to the Co-ordinator in accordance with the preceding sentence, a Dissenting Shareholder may so apply for the same purpose within a further period of twenty days.

ARTICLE 4

CONDUCT OF THE ARBITRATION

4.1      Governing Statute.

            The Arbitration conducted under this Agreement shall be governed by, and conducted in accordance with, the provisions of the Arbitrations Act, 1991 (Ontario), unless the Arbitration is "international" as defined in the UNCITRAL Model Law on International Commercial Arbitration, in which event the International Commercial Arbitration Act (Ontario) shall apply.

4.2      Venue.

            The Arbitration shall be conducted in Toronto, Ontario at a place to be determined by the Arbitrator.

4.3      Arbitration Procedures.

            The Arbitrator shall determine the rules and procedures for the conduct of the Arbitration, provided that such rules and procedures are not inconsistent with the provisions of the Arbitrations Act, 1991 (Ontario), and provided further that, to the extent reasonably practicable, the Arbitration is conducted in a manner that is consistent with a proceeding in the Ontario Superior Court of Justice (Commercial List) under section 190 of the Canada Business Corporations Act.

4.4      No Security for Costs.

            Subject to section 4.10, each party to the Arbitration shall bear its own costs of the Arbitration. A Dissenting Shareholder is not required to give security for costs in connection with the appointment of the Arbitrator made pursuant to section 3.17.

4.5      Parties to Arbitration.

            Upon the appointment of an Arbitrator pursuant to section 3.17,

  (a)
  all Dissenting Shareholders who have not accepted an Offer to Pay shall be joined as parties and shall be bound by the decision of the Arbitrator; and

  (b)
  Lifeco shall notify each affected Dissenting Shareholder of the date, place and consequences of the application and of its right to appear and be heard in person or by counsel.

4.6      Powers of Arbitrator.

            The Arbitrator may determine whether any other person is a Dissenting Shareholder who should be joined as a party to the Arbitration, and the Arbitrator shall then fix the fair value in cash of the Dissenting Shareholders' CLFC Common Shares in accordance with section 3.17.

4.7      Appraisers.

            The Arbitrator may in its discretion appoint one or more appraisers to assist the Arbitrator in fixing the fair value in cash of the Dissenting Shareholders' CLFC Common Shares.

4.8      Final Order.

            The final order of the Arbitrator shall be rendered against Lifeco in favour of each Dissenting Shareholder who is a party to the Arbitration and shall be expressed as an amount of cash in respect of each affected Exchangeable Share which cash amount shall be determined on the basis of the fair value of each affected CLFC Common Share as of the close of business on the business day before the Transaction Resolution was adopted. The making of the final order by the Arbitrator shall constitute a deemed offer by Lifeco to pay each Dissenting Shareholder who is a party to the Arbitration the Arbitrator's awarded cash amount (including amounts permitted under section 4.9) and such Dissenting Shareholder's deemed acceptance thereof.

4.9      Additional Amount.

            In addition to fixing the amount in section 4.8, the Arbitrator may, in its discretion, allow a reasonable rate of interest to be paid on the amount payable to Dissenting Shareholders party to the Arbitration to take into account the time between the Transaction Date and the date of payment.

4.10  Miscellaneous

            The final order of the Arbitrator made pursuant to section 4.8 shall be final and binding on all parties and shall not be subject to appeal on any issue of fact or law by any party.

            The Arbitrator may award the costs of the Arbitration having regard to the factors enumerated in Rule 57.01 of the Ontario Rules of Civil Procedure. The costs of the Arbitration shall consist of the parties' legal expenses, the fees and expense of the Arbitration and any other expenses related to the Arbitration. If (i) a party to the Arbitration makes an offer to another party to settle the dispute (which offer takes the form of an offer to pay or accept an amount of cash), (ii) the offer is not accepted and (iii) the Arbitrator's award is not more favourable to the second-named party than was the offer, then the Arbitrator may take such facts into account in awarding costs in respect of the period from the making of the offer to the making of the award.

ARTICLE 5

GENERAL PROVISIONS

5.1      Nature of Consideration.

            Notwithstanding anything to the contrary contained in this Agreement, a Dissenting Shareholder shall only be entitled to receive cash as payment in respect of its Exchangeable Shares.

5.2      Notices.

            Any notice, communication, application or demand (a "Notice") required or permitted to be given or made hereunder shall be sufficiently given or made for all purposes if (i) delivered personally to the person to whom the Notice is directed, (ii) sent by registered mail, postage prepaid, or (iii) transmitted by facsimile, in each case to the addresses set out below:

if to CLFC:

    Canada Life Financial Corporation
    330 University Avenue
    Toronto, Ontario
    M5G 1R8

    Attention:    Senior Vice President and General Counsel
    Telephone:  416.597.1440
    Facsimile:   416.597.1940

with a copy to:

    McCarthy Tétrault LLP
    Suite 4700
    Toronto Dominion Tower
    Toronto-Dominion Centre
    Toronto, Ontario
    M5R 1E6

    Attention:    Garth M. Girvan
    Telephone:  416.362.1812
    Facsimile:   416.868.0673

if to Lifeco:

    Great-West Lifeco Inc.
    100 Osborne Street North
    Winnipeg, Manitoba
    R3C 3A5

    Attention:    Vice President, Counsel and Secretary, Canada
    Telephone:  204.946.1190
    Facsimile:   204.946.4129

with a copy to:

    Blake, Cassels & Graydon LLP
    Box 25, Commerce Court West
    199 Bay Street
    Toronto, Ontario
    M5L 1A9

    Attention:    J. David A. Jackson
    Telephone:  416.863.2400
    Facsimile:   416.863.2653

if to a Dissenting Shareholder, to the most recent address of such CLFC Common Shareholder as is maintained in the books and records of Computershare;

if to Computershare:

    Computershare Trust Company of Canada
    100 University Avenue
    11th Floor
    Toronto, Ontario
    M5J 2Y1

    Attention:    Investor Services
    Facsimile:   416.981.9800

if to the Arbitrator:

    c/o Co-ordinator
    ADR Chambers: An Alternative Dispute Resolution Group
    48 Yonge Street
    Suite 1100
    Toronto, Ontario
    M5E IG6

    Facsimile:   416.362.8825

            All such Notices shall be deemed to have been received on the date when delivered personally or when transmitted by facsimile or electronic means, or, if sent by prepaid registered mail, three business days following the date that the Notice is mailed. Notice of a change of address will also be governed by this section 5.2.

5.3      Severability.

            Each of the provisions of this Agreement is distinct and severable, and, accordingly, if any provision of this Agreement is determined to be invalid, void or unenforceable in whole or in part, such determination shall not affect, or be deemed to affect, the validity or enforceability of any other provision of this Agreement.

5.4      Entire Agreement.

            This Agreement constitutes the entire agreement between the parties respecting the subject matter hereof. There are no representations, warranties, covenants or agreements with respect to the subject matter hereof except as expressly set forth in this Agreement.

5.5      Waiver.

            No waiver of any provision of this Agreement will constitute a waiver of any other provision, nor will any such waiver constitute a continuing waiver.

5.6      No Assignment.

            This Agreement, including the rights and benefits hereunder, may not be assigned in whole or in part by the parties hereto to any other person, except as expressly permitted in respect of a Dissenting Shareholder pursuant to section 3.14.

5.7      Enurement.

            This Agreement shall enure to the benefit of and shall be binding on the parties hereto and their respective successors, heirs, executors or personal representatives.

5.8      Time of Essence.

            Time is of the essence in this Agreement.

5.9      Governing Law.

            This Agreement shall be governed in all respects by the laws of the Province of Ontario and the federal laws of Canada applicable therein.

            IN WITNESS WHEREOF CLFC and Lifeco have executed this Agreement as of the date above written.

CANADA LIFE FINANCIAL CORPORATION
by:	"David A. Nield"
Name: David A. Nield Title: Chairman and Chief Executive Officer
by:	"Andrew D. Brands"
Name: Andrew D. Brands Title: Senior Vice-President and General Counsel
GREAT-WEST LIFECO INC.
by:	"Raymond L. McFeetors"
Name: Raymond L. McFeetors Title: Co-President and Chief Executive Officer
by:	"Sheila Wagar"
Name: Sheila Wagar Title: Vice-President, Counsel & Secretary, Canada

QuickLinks

NOTICE TO UNITED STATES SHAREHOLDERS
DOCUMENTS FILED AS PART OF THE U.S. REGISTRATION STATEMENT
APPROVAL BY UK AUTHORIZED INVESTMENT BANK
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TABLE OF CONTENTS
CANADA LIFE MANAGEMENT PROXY CIRCULAR
REPORTING CURRENCY AND FINANCIAL INFORMATION
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
INFORMATION CONTAINED IN THIS CIRCULAR
SUMMARY OF PROXY CIRCULAR
The Companies
The Transaction
Recommendation of the Special Committee and the Board
BMO Nesbitt Burns and CSFB Fairness Opinions
Reasons for the Transaction
Lifeco and Canada Life After the Transaction
Selected Unaudited Pro Forma Consolidated Financial Information of Lifeco
Special Meeting of Shareholders
Conditions to the Transaction Becoming Effective
Closing
Election Date and Process for Electing Consideration
Procedure for Exchange of Share Certificates and Canada Life Ownership Statements
Currency of Cash Payments
Dissenting Shareholders' Rights
Stock Exchange Listings
Tax Considerations for Canada Life Shareholders
Selected Historical Consolidated Financial Information of Lifeco
GLOSSARY OF TERMS
THE TRANSACTION
OTHER TERMS OF THE TRANSACTION AGREEMENT
LIFECO AND CANADA LIFE AFTER THE TRANSACTION
REGULATORY MATTERS
DISSENTING SHAREHOLDERS' RIGHTS
INFORMATION CONCERNING CANADA LIFE
Summary Compensation Table
Options Granted During the Most Recently Completed Financial Year
Aggregated Option Exercises During the Most Recently Completed Financial Year and Financial Year End Option Values
Comparison of Total Common Shareholders' Return
Canada Life Financial Corporation Selected Historical Consolidated Financial Information
INFORMATION CONCERNING LIFECO
Lifeco Premium Income Analysis
INVESTMENT CONSIDERATIONS RELATING TO LIFECO SHARES
TAX CONSIDERATIONS FOR CANADA LIFE SHAREHOLDERS
GENERAL PROXY INFORMATION
LEGAL MATTERS
APPROVAL OF CANADA LIFE
SCHEDULE A TRANSACTION RESOLUTION
APPENDIX 1 AMENDMENT TO CANADA LIFE FINANCIAL CORPORATION BY-LAWS BY-LAW NO. 2
SCHEDULE 1 EXCHANGEABLE SHARES
SCHEDULE B BMO NESBITT BURNS FAIRNESS OPINION
SCHEDULE C CSFB FAIRNESS OPINION
SCHEDULE D UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS OF LIFECO
COMPILATION REPORT
COMMENTS FOR UNITED STATES READERS ON CANADIAN AND UNITED STATES REPORTING DIFFERENCES
GREAT-WEST LIFECO INC. UNAUDITED PRO FORMA SUMMARY OF CONSOLIDATED OPERATIONS For the year ended December 31, 2002 (in millions of Canadian dollars)
GREAT-WEST LIFECO INC. UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET As at December 31, 2002 (in millions of Canadian dollars)
GREAT-WEST LIFECO INC. NOTES TO THE PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS (unaudited, in Canadian dollars)
SCHEDULE E DISSENT RIGHTS AGREEMENT
ARTICLE 1 INTERPRETATION
ARTICLE 2 OFFER OF DISSENT RIGHT AND BINDING AGREEMENT
ARTICLE 3 DISSENT PROCEDURES
ARTICLE 4 CONDUCT OF THE ARBITRATION
ARTICLE 5 GENERAL PROVISIONS